Exhibit 10.1

Execution Copy

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of September 14, 2023 (the “Effective Date”), by and between CORE SCIENTIFIC OPERATING COMPANY, a Delaware corporation (f/k/a Core Scientific, Inc.) (“Seller”), and CELSIUS MINING LLC, a Delaware limited liability company (“Purchaser”; Seller and Purchaser are also collectively referred to in this Agreement as the “Parties” and individually referred to in this Agreement as a “Party”). Seller and Purchaser agree as follows:

WHEREAS, Seller and certain of its Affiliates are debtors-in-possession under title 11 of the United States Code, 11 U.S.C. § 101 et seq. (the “Bankruptcy Code”) and, on December 21, 2022, filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas (the “Seller Bankruptcy Court”; and, such cases, the “Seller Bankruptcy Cases”).

WHEREAS, Purchaser and certain of its Affiliates are debtors-in-possession under title 11 of the Bankruptcy Code, and on July 13, 2022, filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the “Purchaser Bankruptcy Court”; and, such cases, the “Purchaser Bankruptcy Cases”).

WHEREAS, Seller is the fee simple owner of those certain parcels of real property lying and being situated in the County of Ward, State of Texas, as more particularly described on Exhibit A attached hereto and made a part hereof (the “Land”). The Land, together with all improvements located on the Land, and all rights and appurtenances pertaining to the Land (collectively, the “Improvements”), are sometimes collectively called the “Property”.

WHEREAS, Seller is the sole owner of the Interests (as hereinafter defined) in Cedarvale Meter Holding Company, LLC, a Delaware limited liability company (“Meter Holding”).

WHEREAS, in exchange for payment of the Purchase Price (as hereinafter defined) and subject to the terms and conditions hereinafter set forth, on the Closing Date (as hereinafter defined), Seller has agreed to sell and Purchaser has agreed to acquire, Seller’s interest in the Property, Meter Holding, and the Purchased Assets (as hereinafter defined), subject, in all respects, to such matters as are described or provided herein.

WHEREAS, (i) each of Seller’s board of directors and Purchaser’s board of directors have approved the Transactions; (ii) the requisite DIP Lenders (as defined in the Seller’s chapter 11 plan) have consented to the Transactions, and (iii) the official committee of unsecured creditors of the Purchaser Bankruptcy Cases (the “Committee”) has approved the Transactions.

WHEREAS, Purchaser acknowledges that the Property and the Purchased Assets are being sold on an “as is” “where is” and “with all faults” basis, subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the representations, warranties, covenants, and agreements set forth herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. PURCHASE AND SALE; BANKRUPTCY COURT FILINGS.

(a) Purchase and Sale. Upon the terms and conditions hereinafter set forth, at the Closing, Seller shall sell, assign and convey to Purchaser, and Purchaser shall purchase and accept from Seller, the following (the “Purchased Assets”), free and clear of any lien (as defined in Section 101(37) of the Bankruptcy Code), encumbrance, claim (as defined in Section 101(5) of the Bankruptcy Code), license, charge, mortgage, deed of trust, option, pledge, security interest, restriction or similar interests, title defects, hypothecations, easements, rights of way, encroachments, orders, conditional sale or other title retention agreements and other similar impositions, imperfections or defects of title or restrictions on transfer or use or other encumbrance of any kind (“Encumbrance”), except, solely in the case of the Property, for Permitted Title Exceptions (and deemed Permitted Title Exceptions), and in accordance with the terms of this Agreement:

(i) All right, title and interest of Seller and its Affiliates in and to (A) the Property, (B) the rights, privileges, grants and easements appurtenant to the Land, if any, including development rights and all of Seller’s right, title and interest, if any, in and to all easements, licenses, covenants, and other rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the Land, and (C) any guarantees, licenses (other than with respect to Intellectual Property (as hereinafter defined)), approvals, certificates, consents, authorizations, variances, and warranties relating to the Property and permits and any documents or other materials submitted in connection therewith;

(ii) To the maximum extent permitted by the Bankruptcy Code and applicable laws, all right, title, interest and obligations of Seller in and to the agreements described in Exhibit B attached hereto and made a part hereof (collectively, the “Transferred Contracts”); provided that (A) Purchaser shall be solely responsible for the performance of the obligations of Seller under the Transferred Contracts that become due from and after the Closing, solely to the extent relating to facts, occurrences or other circumstances first arising after, Closing (and Purchaser shall assume no other liabilities or obligations of any type whatsoever, including any tax liabilities) and (B) Seller and its Affiliates shall be solely responsible for the payment of any and all Cure Costs in connection with the assumption of the Transferred Contracts. As used herein, “Cure Costs” means, with respect to any Transferred Contract, any and all monetary amounts, costs or expenses that must be paid or satisfied pursuant to Section 365(b)(1) of the Bankruptcy Code to effectuate the assumption and assignment to Purchaser of such Transferred Contract, as determined by a final order of the Seller Bankruptcy Court or agreed to by Seller and the applicable counterparty to the applicable Transferred Contract;

(iii) All right, title and interest of Seller and its Affiliates in and to the following: (A) all fixtures, materials, equipment, inventory and property relating to the Property that (1) are described in Exhibit C-1 attached hereto and made a part hereof and were located on the Property as of July 10, 2023 (the “Visit Date”) or

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(2) are otherwise described in Exhibit C-2 and currently in the possession of Coonrod Electric Co., LLC (a sub-subcontractor of Huband-Mantor Construction, Inc.) to the extent such goods are allocable to the Property ((1) and (2), collectively, the “Transferred Personal Property”), and (B) all manufacturer or other express warranties relating to such Transferred Personal Property, including all rights against third parties (including suppliers, vendors, merchants, distributors, manufacturers and counterparties to leases, licensees, and licensors arising under or related to any Transferred Contract or other Purchased Asset), including causes of action, claims, counterclaims, defenses, credits, rebates (including any vendor or supplier rebates), demands, allowances, refunds, Actions, rights of set off, rights of recovery, rights of subrogation, rights of recoupment, rights under or with respect to express or implied guarantees, warranties, representations, covenants or indemnities made by such third parties or other similar rights, in each case with respect to, or arising from the purchase, use, ownership, possession, or operation of, any Purchased Assets, but excluding any of the foregoing to the extent relating to any Intellectual Property (as hereinafter defined) in the Excluded Assets;

(iv) All claims under Sections 502, 510, 542, 544, 545, or 547 through 553 of the Bankruptcy Code or under similar or related state or federal statutes and common law relating to the Purchased Assets; and

(v) The Interests.

(b) Bankruptcy Court Filings. Seller and Purchaser acknowledge that this Agreement and the transactions contemplated by this Agreement (the “Transactions”) are subject to the approval of the Seller Bankruptcy Court and the Purchaser Bankruptcy Court. Seller shall use reasonable best efforts to obtain entry of the Settlement and Sale Order (as hereinafter defined) substantially in the form attached hereto as Exhibit D-1 (together with any technical changes, any changes required by the Seller Bankruptcy Court that are reasonably acceptable to Purchaser and the Committee, and any other changes that are acceptable to Purchaser and the Committee, the “Settlement and Sale Order”) and such other relief from the Seller Bankruptcy Court as may be necessary or appropriate in connection with this Agreement and the consummation of the Transactions. Purchaser shall use reasonable best efforts to obtain entry of an order or orders of the Purchaser Bankruptcy Court approving this Agreement and the Transactions and authorizing Purchaser to consummate the Transactions substantially in the form attached hereto as Exhibit D-2 (together with any technical changes, any changes required by the Purchaser Bankruptcy Court that are reasonably acceptable to Seller, and any other changes that are acceptable to Seller, the “Settlement and Purchase Order”) and such other relief from the Purchaser Bankruptcy Court as may be necessary or appropriate in connection with this Agreement and the consummation of the Transactions at or promptly following its currently scheduled hearing before the Purchaser Bankruptcy Court on October 5, 2023, subject to Section 12(a)(iii) herein.

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EACH OF THE PARTIES EXPRESSLY ACKNOWLEDGES AND AGREES THAT ALL OBLIGATIONS OF THE OTHER PARTY SET FORTH IN THIS AGREEMENT ARE SUBJECT TO THE ENTRY OF THE SETTLEMENT AND SALE ORDER AND THE SETTLEMENT AND PURCHASE ORDER, AS APPLICABLE, AND THE TERMS CONTAINED THEREIN.

2. EXCLUDED ASSETS. Notwithstanding anything to the contrary contained in this Agreement, Seller shall retain all of its right, title and interest in and to, and shall not sell, transfer, assign, convey or deliver to Purchaser, its right, title and interest in and to, any assets and interests of Seller not expressly included in the Purchased Assets (the “Excluded Assets”). For avoidance of doubt, the Excluded Assets include all of Seller’s right, title, and interest in and to that certain VTC 138/34.5 KV, 150/200/250MVA liquid power transformer and such transformer’s one (1) 138kva circuit breaker and three (3) 34.5kva distribution breakers (collectively, the “Excluded Equipment”) which is located on the Property and not part of the Transferred Personal Property and (ii) any and all Intellectual Property owned, purported to be owned, or controlled by Seller or any of its Affiliates used in the Seller’s business, or in connection with the Transferred Personal Property, the Property, or any Improvements or Purchased Assets located at or on the Property (or the operation of any of the foregoing), including all plans, drawings, specifications, specialized configurations, designs, software, and technology relating to any of the foregoing (collectively the “Excluded Intellectual Property”). As used in this Agreement, “Intellectual Property” means all proprietary or intellectual property rights in any jurisdiction throughout the world including the following: (a) all patents, patent applications and patent invention disclosures together with all reissuances, continuations, continuations-in-part, divisionals, revisions, extensions and re-examinations thereof; (b) software, databases, and compilations, all works of authorship, other copyrightable works, all registered and unregistered copyrights in both published and unpublished works, moral rights of authors, and all other rights of authorship recognized by statute or otherwise and all applications, registrations and renewals in connection therewith; (c) all trade secrets, confidential or proprietary business information, inventions (whether or not patentable or reduced to practice), source code, know-how, methods, processes, specifications, product designs, and blue prints; (d) all ancillary rights related to the foregoing, including any and all claims and causes of action with respect to any of the foregoing, all rights to and claims for damages, restitution, and injunctive and other legal and equitable relief for past, present, and future infringement, dilution, misappropriation, violation, misuse, breach, or default, with the right but not the obligation to sue for such legal and equitable relief and to collect, or otherwise recover, any such damages; and (e) all other intellectual property, proprietary, moral, or industrial property rights of any kind or nature, together with all tangible embodiments of any of the foregoing.

3. PURCHASE PRICE; PAYMENT OF PURCHASE PRICE.

(a) Purchase Price. The purchase price (the “Purchase Price”) for the Purchased Assets and the release of the Released Core Claims (as hereinafter defined), as reflected in the Settlement and Sale Order (as defined below) shall be FORTY-FIVE MILLION AND No/100 DOLLARS ($45,000,000.00) United States currency, subject to adjustments as specified herein; provided, however, that the Purchase Price shall not be binding upon the Parties for any other purposes, including any claim arising under Section 361 of the Bankruptcy Code.

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(b) Payment of the Purchase Price. The Purchase Price shall be paid by Purchaser as follows:

(i) Closing Payment. On the Closing Date, Purchaser shall pay the sum of Fourteen Million and No/100 Dollars ($14,000,000.00) United States currency, as adjusted pursuant to Section 5 (the amount being paid under this Section 3(b)(i) being called the “Closing Payment”), by wire transfer of immediately available federal funds to an account or accounts designated in writing by Seller.

(ii) Released Celsius Claims. On or prior to the Closing Date, the Purchase Price, less the Closing Payment (as adjusted pursuant to Section 5), shall be deemed to be paid upon the full and final release, satisfaction in full and expungement of all Released Celsius Claims (as hereinafter defined) pursuant to the Settlement and Purchase Order and the Settlement and Sale Order, which shall occur and be deemed to have occurred, automatically, upon the consummation of the Closing in accordance herewith.

(iii) Withholding. Purchaser and any other applicable withholding agent or any affiliate of the foregoing shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld under the United States Internal Revenue Code of 1986, as amended, or any state, local, or foreign tax Law (“Tax Law”), with respect to the making of such payment, and Seller and any other applicable withholding agent or any affiliate of the foregoing shall be entitled to deduct and withhold with respect to the transfer of the Purchased Assets and the release of the Released Core Claims (i.e., the consideration for the release of the Released Celsius Claims) pursuant to this Agreement such amounts as are required to be deducted and withheld under the Tax Law; provided that no such amounts shall be deducted or withheld with respect to income taxes by Purchaser or Seller, respectively, if the recipient of the payment has provided a properly completed and duly executed IRS Form W-9 in accordance with Section 7(b)(ii) or Section 7(c)(ii), as applicable. To the extent that amounts are withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made and timely paid over to the applicable governmental authority.

4. NO CONTINGENCIES; TITLE AND SURVEY REVIEW.

(a) Financing. Purchaser expressly agrees and acknowledges that Purchaser’s obligations to consummate the Transactions are not in any way conditioned on or qualified by Purchaser’s ability to obtain financing of any type or nature whatsoever (i.e., whether by way of debt financing, equity investment or otherwise).

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(b) Due Diligence Completed. Prior to the Effective Date, Purchaser has concluded its review of all information and documents relating to Seller, the Purchased Assets, the operation thereof or the sale thereof, including the Transferred Contracts, all data from inspections of the Purchased Assets, in each case, to the extent the foregoing has been provided by Seller to Purchaser, and all data from Purchaser’s own inspections of the Purchased Assets.

(c) Title Commitment and Survey.

(i) Purchaser has received a title commitment for an ALTA Standard Form of Owner Policy of Title Insurance, issued August 7, 2023 with an effective date as of July 25, 2023 (the “Title Commitment”), from Chicago Title Insurance Company (“Title Company”).

(ii) Prior to or after the Effective Date, Purchaser may have ordered or may order a survey of the Property (the “Survey”).

(d) Permitted Title Exceptions. The following (and any exception therefor contained in any Title Commitment, Supplemental Title Commitment, or Title Policy) shall be deemed Permitted Title Exceptions: (1) restrictive covenants common to the platted subdivision in which the Property is located, (2) standby fees, taxes and assessments and rollback taxes, (3) utility easements created by the dedication deed or plat of the subdivision in which the Property is located or any other easements, rights of way, servitudes, encroachments, apparent servitudes, permits, surface leases or other similar rights, (4) exception as to waters, tidelands, beaches, streams, and related matters, (5) discrepancies, conflicts, shortages in area or boundary lines, encroachments or protrusions, or overlapping improvements (Purchaser, at Purchaser’s expense, may have any related title exception amended to read, “shortages in area”), (6) all matters set forth in the Title Commitment and the Supplemental Title Commitment(s) (defined below), if any, and approved by Purchaser or deemed approved by Purchaser as herein provided, (7) any title exception or encumbrance created directly by any act or omission of Purchaser, any of Purchaser, and its employees, agents, consultants and contractors (collectively, the “Purchaser Entities”), or any party acting on behalf of Purchaser, (8) matters shown on the Survey or any updates to the Survey or as would be disclosed by a current and accurate survey or an inspection of the Property (other than any Supplemental Unpermitted Exceptions which Seller is obligated to remove pursuant to Section 4(f)), (9) all encumbrances or matters approved in writing by Purchaser, and (10) all applicable laws, ordinances, rules and governmental regulations affecting the development, use, occupancy and/or enjoyment of the Property, or any portion thereof (collectively, the “Permitted Title Exceptions”). On the Closing Date, Purchaser may cause the Title Company to issue, at Purchaser’s sole cost and expense, a title policy in the amount of the Purchase Price insuring fee simple title to the Property in Purchaser as of the Closing Date, subject to the Permitted Title Exceptions (and deemed Permitted Title Exceptions) (the “Title Policy”). It shall be the responsibility of Purchaser to seek any such endorsements it may desire and to satisfy any conditions to the issuance of said endorsements on or before the Closing Date. A failure by Purchaser to satisfy any condition to, or undertake any action necessary to, obtain any endorsement or the issuance of a requested endorsement, shall not excuse Purchaser from its obligations hereunder.

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(e) Acceptance of Title. Purchaser acknowledges and agrees that Purchaser has approved the state of title to the Property as reflected in the Title Commitment and as would be disclosed by a current and accurate survey or an inspection of the Property as of the date hereof in all respects and waives any objections thereto.

(f) Survey, Supplemental Title Commitments, Supplemental Title Review Period. In the event that any new title matter is first raised in the Survey or by the Title Company in the Title Commitment or a supplement to the Title Commitment (each, a “Supplemental Title Commitment”) after the Effective Date, and such new title matter is not a Permitted Title Exception (or deemed to be a Permitted Title Exception) (a “Supplemental Unpermitted Exception(s)”), then Purchaser shall promptly provide Seller with a copy of such Survey, Title Commitment or Supplemental Title Commitment (together with copies of all documents relating to any new title matters set forth in such Title Commitment or Supplemental Title Commitment). If Purchaser fails to give written notice to Seller within five (5) business days after Purchaser becomes aware of any Supplemental Unpermitted Exceptions shown on the Survey, the Title Commitment or any Supplemental Title Commitment, Purchaser shall be deemed to have approved such Supplemental Unpermitted Exceptions and such matters shall be deemed to be Permitted Title Exceptions. If Purchaser has given the required written notice described above identifying Supplemental Unpermitted Exceptions together with Purchaser’s written basis for Purchaser’s belief that such Supplemental Unpermitted Exceptions are not otherwise Permitted Title Exceptions (or deemed to be Permitted Title Exceptions), Seller may, at its option, (i) have such Supplemental Unpermitted Exceptions removed from the Survey, the Title Commitment or any Supplemental Title Commitment, (ii) commit to having such Supplemental Unpermitted Exceptions removed from the Survey or the Title Policy when issued, (iii) have Title Company commit to insure over such Supplemental Unpermitted Exceptions and provide evidence thereof acceptable to Purchaser, or (iv) if such Supplemental Unpermitted Exception cannot be discharged or satisfied by the payment of money, and is not reasonably likely to materially and adversely affect the value of the Property from and after the Effective Date (it being understood that the fact that a Supplemental Unpermitted Exception may have arisen, been discovered, or come into existence prior to the Effective Date, or may otherwise relate to a period prior to the Effective Date, shall not preclude such Supplemental Unpermitted Exception from affecting the value from and after the Effective Date) or the ability to develop or use the Property, in each case, as a cryptocurrency mining facility, decline to take any action with respect to such Supplemental Unpermitted Exceptions, in which case Purchaser shall accept title to the Property subject to such Supplemental Unpermitted Exception and remain obligated to close the Transactions in accordance with the terms hereof without any credit, setoff or abatement.

(g) No Obligation of Seller to Remove Exceptions. An order or orders of the Seller Bankruptcy Court approving this Agreement and the Transactions and authorizing Seller to consummate the Transactions, which may be the Settlement and Sale Order, shall provide that, to the fullest extent permitted under Section 363(f) of the Bankruptcy Code, this sale is free and clear of all liens, claims and encumbrances other than, solely in the

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case of the Property, Permitted Title Exceptions (or deemed Permitted Title Exceptions). Notwithstanding anything to the contrary contained in this Agreement, Seller shall have no affirmative obligation hereunder to expend any funds or incur any liabilities in order to cause any title exceptions to be removed from the Title Commitment or insured over by Title Company.

5. PRORATIONS AND EXPENSES.

(a) Prorations. The prorations in this Section 5 shall be made as of 12:01 a.m. on the Closing Date, it being agreed between the Parties that the Closing Date shall be an income and expense day for Purchaser, and the net result of such prorations, as set forth in the Closing Statement pursuant to Section 7(d), taking into account the Party that is responsible (pursuant to this Section 5 or otherwise) for making the actual payment of amounts that are pro rated pursuant to this Section 5, shall be applied to reduce or increase the Purchase Price and the Closing Payment, without duplication:

(i) Taxes. All general real estate taxes, personal property taxes, and other similar items (including special and other assessments) with respect to the Property or Transferred Personal Property not due and payable as of the Closing Date, shall be prorated as of the Closing Date based on the most recent ascertainable tax information for tax parcel number(s) that is attributable to the Property or Transferred Personal Property, as applicable. Any installments of special or other assessments affecting the Property or Transferred Personal Property that are due and payable for the period prior to the Closing Date shall be paid by Seller at Closing, and any installments of special or other assessments affecting the Property or Transferred Personal Property which are due and payable for the period subsequent to the Closing Date shall be paid by Purchaser.

(ii) Payments. All of the following: (A) utilities and (B) water and sewer charges, shall be prorated at the Closing in accordance with the first paragraph of this Section 5(a). All prorations established pursuant to Section 7(d) shall be final.

(iii) Miscellaneous. In the event that prior to the Closing, current bills are not available or any amount to be pro rated in accordance with this Section 5(a) is not yet ascertainable, the Parties shall prorate in accordance with this Section 5(a) in good faith on the best available information. All prorations established pursuant to Section 7(d) shall be final.

(b) Closing-Related Costs. At Closing, Purchaser shall pay (i) the cost of Title Company for the Closing Escrow; (ii) the cost of the Title Policy (including both standard and any extended coverage) and any endorsements to the Title Policy; (iii) all Purchaser financing related fees; (iv) all recording charges for the Deed and all documents pertaining to any Purchaser financing; and (v) all Transfer Taxes (as hereinafter defined). All closing costs other than as specified above, or as may be specifically allocated elsewhere in this Agreement, will be payable by the Party that incurred such costs. Except as otherwise provided for in this Agreement, the Parties shall each be solely responsible for the fees and disbursements of their respective counsel and other professional advisors.

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(c) Transfer Taxes. Purchaser shall bear any and all stamp, sales or transfer tax or other similar fees and amounts (including any interest, penalties or additions thereto) imposed in connection with the purchase and sale by Seller to Purchaser of the Purchased Assets hereunder (collectively, “Transfer Taxes”), whether payable at the Closing or upon a subsequent Transfer Tax audit or examination by a governmental authority, including those imposed by any municipality, any county ordinance (in the county which the Property is located (the “County”)), or the state in which the Property is located (the “State”), and the Party required by applicable law to file any related tax returns and pay such amounts to the applicable taxing authority will timely do so and provide the other Party with evidence satisfactory to such other Party that all such Transfer Taxes have been paid. Any Transfer Taxes which the Seller has the legal obligation to pay or collect shall, to the extent that such Transfer Taxes have been agreed upon by the Parties in accordance with Section 7(d), be paid by Purchaser to Seller at the Closing. The Parties shall reasonably cooperate to reduce or eliminate any Transfer Taxes, including through the provision of forms.

6. CONDITIONS TO CLOSING.

(a) Conditions to Seller’s Obligation to Close. In addition to any other conditions and/or contingencies set forth in this Agreement, Seller’s obligation to sell the Purchased Assets to Purchaser is subject to each and all of the following conditions precedent (or express written waiver thereof by Seller):

(i) All of Purchaser’s representations and warranties contained in this Agreement shall be true and correct as of the Closing in all material respects, other than the representations and warranties set forth in Section 10(g)(i), Section 10(g)(ii), and Section 10(g)(iv), which shall be true and correct in all non-de minimis respects;

(ii) All obligations of Purchaser in this Agreement that were to have been performed on or before the Closing Date have been timely and duly performed in all material respects, and Seller shall have received a certificate in the form attached hereto as Exhibit J from an officer of Purchaser to the effect of Section 6(a)(i) and Section 6(a)(ii);

(iii) Purchaser shall have delivered or caused to be delivered to Chicago Title Insurance Company, having an address at 711 Third Avenue, Suite 500, New York, New York 10017, Attention: Michelle Bingham (“Escrow Agent”) the Closing Payment pursuant to Section 7(c)(i);

(iv) The Purchaser Bankruptcy Court shall have entered the Settlement and Purchase Order and the Settlement and Purchase Order shall not be subject to any stay and shall not have been vacated or modified; and

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(v) The Seller Bankruptcy Court shall have entered the Settlement and Sale Order and the Settlement and Sale Order shall not be subject to any stay and shall not have been vacated or modified.

(b) Conditions to Purchaser’s Obligation to Close. In addition to any other conditions and/or contingencies set forth in this Agreement, Purchaser’s obligation to close the purchase of the Purchased Assets is subject to each and all of the following conditions precedent (or express written waiver thereof by Purchaser):

(i) All of Seller’s representations and warranties contained in this Agreement shall be true and correct as of the Closing in all material respects, other than the representations and warranties set forth in Section 10(a)(i), Section 10(a)(ii), Section 10(a)(iv), Section 10(a)(viii)(1), and Section 10(a)(xi), which shall be true and correct in all non-de minimis respects;

(ii) All obligations of Seller in this Agreement that were to have been performed on or before the Closing Date have been timely and duly performed in all material respects, and Purchaser shall have received a certificate in the form attached hereto as Exhibit J from an officer of Seller (the “Seller Certificate”) to the effect of Section 6(b)(i) and Section 6(b)(ii) and certifying that no Material Casualty has occurred prior to the Closing Date that is not reasonably capable of remedy by the date that is three (3) months after the Outside Date;

(iii) The Seller Bankruptcy Court shall have entered the Settlement and Sale Order and the Settlement and Sale Order shall not be subject to any stay and shall not have been vacated or modified;

(iv) The Purchaser Bankruptcy Court shall have entered the Settlement and Purchase Order and the Settlement and Purchase Order shall not be subject to any stay and shall not have been vacated or modified;

(v) The Title Company shall be prepared to issue the Title Policy at the Closing; and

(vi) No condemnation, eminent domain or similar proceeding (collectively, a “Taking”) shall have been commenced against (A) any material portion of the Property (it being agreed that, for purposes of this Section 6(b)(vi) only, any Taking of the substation, any building or foundation, or lines distributing power to any building or foundation, or any of the Land on which any of the foregoing is situated shall be deemed to be “material”, without limiting what else may constitute “material”, for these purposes) or (B) any portion of the Property which, after giving effect to such Taking, shall be reasonably likely to materially and adversely affect the value of the Property from and after the Effective Date (it being understood that the fact that a Taking may have arisen, been discovered, or come into existence prior to the Effective Date, or may otherwise relate to a period prior to the Effective Date, shall not preclude such Taking from affecting the value of the Property from and after the Effective Date) or the ability to develop or use the Property, in each case, as a cryptocurrency mining facility.

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7. CLOSING.

(a) Closing Date. Provided that all conditions and/or contingencies to Closing described in this Agreement have been fulfilled or waived, the closing (the “Closing”) shall take place in person at Weil, Gotshal & Manges LLP, having an address at 700 Louisiana Street, Suite 1700, Houston, Texas 77002 (“Weil Office”) or as otherwise mutually agreed by the Parties on the date that is three (3) business days following the later to occur of the date on which the Settlement and Sale Order has been entered and the date on which the Settlement and Purchase Order has been entered and, in each case, any stay relating thereto has been lifted or expired (such date, the “Closing Date”).

(b) Seller Closing Deliverables. No later than 12:00 pm New York time on the Closing Date, Seller shall deliver or cause to be delivered to Purchaser the following:

(i) A deed without warranty in proper form for recording in the form attached hereto as Exhibit E (the “Deed”), duly executed by Seller;

(ii) A properly completed and duly executed IRS Form W-9 by Seller;

(iii) If Purchaser elects to purchase an owner’s policy of title insurance, an Owner’s Affidavit of Title for the benefit of the Title Company in the form attached hereto as Exhibit F (or such other form as reasonably approved by Seller and the Title Company), duly executed by Seller;

(iv) A bill of sale in the form attached hereto as Exhibit G (the “Bill of Sale”), duly executed by Seller;

(v) An assignment and assumption of contracts in the form attached hereto as Exhibit H (the “Assignment of Contracts”), duly executed by Seller;

(vi) An assignment and assumption of the membership interests in Meter Holding in the form attached hereto as Exhibit I (the “Assignment of Membership Interests”, and, together with the Deed, the Bill of Sale, and the Assignment of Contracts, collectively, the “Closing Documents”), duly executed by Seller;

(vii) The Amended TNMP Contract, duly executed by Seller and TNMP;

(viii) A reasonable number of copies of the plans, drawings, specifications, specialized configurations, diagrams, designs or other existing materials and documents set forth on Exhibit K that in each case are included in the Licensed Materials and in Seller’s possession and solely in the form or medium in which Seller currently maintains such Licensed Materials (delivery of which may be by e-mail);

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(ix) Copies of all material manufacturer or other express warranties relating to the Transferred Personal Property that are in Seller’s possession and solely in the form or medium in which Seller currently maintains such warranties (delivery of which may be by e-mail);

(x) Evidence of authority, good standing (if applicable) and due authorization of Seller to enter into the Transactions and to perform all of its obligations hereunder as reasonably requested by the Title Company, including the execution and delivery of all of the Closing Documents required by this Agreement, and setting forth such additional facts, if any, as may be needed to show that the Transactions are duly authorized and are in conformity with Seller’s organizational documents and applicable laws;

(xi) Such other documents, certificates, instruments, affidavits and transfer tax returns as are customarily executed by a seller of real property in the City, County and State; and

(xii) A file-stamped copy of the Settlement and Sale Order.

For the avoidance of doubt, the delivery of such copies of Licensed Materials pursuant to Section 7(b)(viii) above shall not itself convey any ownership right to any such Licensed Materials, or other right, title or interest in or to any Licensed Materials, and any use by Purchaser of such Licensed Materials shall be for the limited purposes described in, and subject to, Section 14(b).

(c) Purchaser Closing Deliverables. No later than 12:00 pm New York time on the Closing Date, Purchaser shall deliver or cause to be delivered to Seller the following:

(i) The Closing Payment and all amounts payable by Purchaser pursuant to Section 5(b) in immediately available federal funds wire transferred to Escrow Agent’s account, together with instructions to Escrow Agent to immediately release the full amount of the Closing Payment and Transfer Taxes to Seller;

(ii) A properly completed and duly executed IRS Form W-9 by Purchaser;

(iii) Evidence of authority, good standing (if applicable) and due authorization of Purchaser to enter into the Transactions and to perform all of its obligations hereunder as reasonably requested by the Title Company, including the execution and delivery of all of the Closing Documents required by this Agreement, and setting forth such additional facts, if any, as may be needed to show that the Transactions are duly authorized and are in conformity with Purchaser’s organizational documents and applicable laws;

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(iv) The Bill of Sale, duly executed by Purchaser;

(v) The Assignment of Contracts, duly executed by Purchaser;

(vi) The Assignment of Membership Interests, duly executed by Purchaser;

(vii) Such other documents, certificates, instruments, affidavits and transfer tax returns as are customarily executed by a purchaser of real property in the City, County and State; and

(viii) A file-stamped copy of the Settlement and Purchase Order.

(d) On or before the Closing Date, Seller and Purchaser shall jointly execute and deliver or cause to be executed and delivered a closing statement in accordance with Section 5 (the “Closing Statement”), in each case duly approved by Seller and Purchaser, which approval by both parties shall not be unreasonably withheld or conditioned.

8. CLOSING ESCROW. The Closing shall take place in person at the Weil Office and pursuant to a money escrow at the Title Company in accordance with the standard document and money escrow agreement utilized by the Title Company (“Closing Escrow”) to be opened with the Title Company on or before the Closing Date, with such special provisions inserted in the Closing Escrow as may be required to conform to this Agreement; provided, however, that in the event of a conflict between the terms of this Agreement and the Closing Escrow, the terms of this Agreement shall control. All Closing Documents required to be provided by Purchaser and Seller pursuant to this Agreement and otherwise appropriate to consummate the Transactions shall be delivered to the Title Company, as closing agent, on or before Closing. Notwithstanding the foregoing, the Parties agree that the Closing may take place remotely and/or in a manner so that the Parties and their respective attorneys, or any of them, need not be physically present and may deliver all necessary documents by overnight mail or other means, in which event the Parties agree to complete all arrangements for Closing not later than the Closing Date so that all requirements, with the exception of the Purchase Price, for Closing are in place by the scheduled time for the Closing.

9. DUE DILIGENCE.

In the event this Agreement is terminated prior to Closing, all materials provided by or on behalf of Seller to Purchaser (the “Due Diligence Materials”) shall be promptly returned by Purchaser to Seller at no cost to Seller. OTHER THAN AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, THE SELLER CERTIFICATE OR THE DEED, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, REGARDING (i) THE TRUTH, ACCURACY OR COMPLETENESS OF ANY OF THE DUE DILIGENCE MATERIALS, (ii) THE QUALIFICATIONS OF THE PERSONS PREPARING THE SAME, (iii) ANY DATA OR INFORMATION DELIVERED BY SELLER OR THE SOURCES THEREOF, (iv) WHETHER ANY OF THE DUE DILIGENCE MATERIALS REPRESENT ALL OF THE NECESSARY OR RELEVANT INFORMATION RELATING TO THE PURCHASED

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ASSETS, OR (v) THE ENFORCEABILITY OR VALIDITY OF ANY OF THE DUE DILIGENCE MATERIALS. PURCHASER ACKNOWLEDGES AND AGREES THAT THE DUE DILIGENCE MATERIALS ARE PROVIDED TO PURCHASER AS A CONVENIENCE ONLY AND THAT ANY RELIANCE ON OR USE OF THE DUE DILIGENCE MATERIALS SHALL BE AT THE SOLE RISK OF PURCHASER AND WITHOUT ANY REPRESENTATIONS, WARRANTIES, OR GUARANTIES OF SELLER, AND PURCHASER IS NOT RELYING ON, NOR SHALL IT HAVE ANY RIGHT TO RELY ON AND EXPRESSLY HEREBY DISCLAIMS RELIANCE ON, ANY SUCH DUE DILIGENCE MATERIALS AND ANY REPRESENTATIONS, WARRANTIES, OR GUARANTIES OF SELLER OTHER THAN AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE SELLER CERTIFICATE OR THE DEED. NEITHER SELLER, NOR ANY AGENT, ADVISOR, REPRESENTATIVE, AFFILIATE, EMPLOYEE, DIRECTOR, PARTNER, MEMBER, BENEFICIARY, INVESTOR, SERVANT, SHAREHOLDER, TRUSTEE OR OTHER PERSON OR ENTITY ACTING ON SELLER’S BEHALF OR OTHERWISE RELATED TO OR AFFILIATED WITH SELLER (COLLECTIVELY, “SELLER RELATED PARTIES”), NOR THE PERSON OR ENTITY WHICH PREPARED ANY OF THE DUE DILIGENCE MATERIALS SHALL HAVE ANY LIABILITY TO PURCHASER FOR ANY INACCURACY, OR OMISSION, IN ANY OF THE DUE DILIGENCE MATERIALS. THE FAILURE TO DELIVER ANY REPORT, FINDINGS, RESULTS, FACTS, INFORMATION, OR DUE DILIGENCE MATERIALS SHALL NOT BE ACTIONABLE BY PURCHASER AND SELLER SHALL HAVE NO LIABILITY IN CONNECTION THEREWITH OTHER THAN AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE SELLER CERTIFICATE OR THE DEED. PURCHASER ACKNOWLEDGES THAT THE DUE DILIGENCE MATERIALS PROVIDED BY SELLER MAY NOT NECESSARILY REPRESENT ALL OF THE DOCUMENTATION AND INFORMATION IN EXISTENCE (OR IN SELLER’S POSSESSION OR CONTROL) WITH RESPECT TO THE PURCHASED ASSETS, BUT, RATHER, REPRESENTS DOCUMENTATION MADE AVAILABLE BY SELLER AS A CONVENIENCE FOR PURCHASER. PURCHASER ACKNOWLEDGES AND AGREES THAT THE DUE DILIGENCE MATERIALS MAY HAVE BEEN OBTAINED BY SELLER FROM A VARIETY OF SOURCES, AND THAT SELLER HAS NOT MADE (AND IS UNDER NO DUTY TO MAKE) ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF ANY DUE DILIGENCE MATERIALS OTHER THAN AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE SELLER CERTIFICATE OR THE DEED. PURCHASER WAIVES, RELEASES AND FORFEITS ANY AND ALL CLAIMS OF ANY KIND WHATSOEVER, WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE, AGAINST SELLER OR THIRD PARTIES ARISING OUT OF PURCHASER’S USE OF THE DUE DILIGENCE MATERIALS. AS USED HEREIN, (1) “AFFILIATE(S)” SHALL MEAN, WITH RESPECT TO ANY PERSON (AS DEFINED BELOW), ANY OTHER PERSON THAT, DIRECTLY OR INDIRECTLY, CURRENT OR FUTURE, THROUGH ONE OR MORE INTERMEDIARIES, CONTROLS OR IS CONTROLLED BY, OR IS UNDER COMMON CONTROL WITH, SUCH PERSON, BUT ONLY FOR SO LONG AS SUCH CONTROL EXISTS, AND THE TERM “CONTROL” (INCLUDING THE TERMS “CONTROLLED BY” AND “UNDER COMMON CONTROL WITH”) MEANS THE POSSESSION, DIRECTLY OR INDIRECTLY, OF THE POWER TO DIRECT OR CAUSE THE DIRECTION OF THE MANAGEMENT AND POLICIES OF SUCH PERSON, WHETHER THROUGH OWNERSHIP

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OF VOTING SECURITIES, BY CONTRACT OR OTHERWISE; AND (2) “PERSON” SHALL MEAN, ANY INDIVIDUAL, CORPORATION, PARTNERSHIP, LIMITED LIABILITY COMPANY, JOINT VENTURE, ASSOCIATION, JOINT-STOCK COMPANY, TRUST, UNINCORPORATED ORGANIZATION, OR OTHER ENTITY. THIS SECTION 9 SHALL SURVIVE THE CLOSING OR EARLIER TERMINATION OF THIS AGREEMENT.

10. REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS.

(a) Seller Representations. Seller represents to Purchaser that as of the Effective Date and as of the Closing Date:

(i) Organization and Qualification. Seller is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware. Meter Holding is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware.

(ii) Authorization. Subject to the entry of the Settlement and Sale Order, and the Settlement and Sale Order not being subject to any stay, Seller has full capacity, right, power and authority to execute, deliver and perform this Agreement and all documents to be executed by Seller pursuant hereto, and all required action and approvals therefor have been duly taken and obtained. The individuals signing this Agreement and all other documents executed or to be executed pursuant hereto on behalf of Seller are and shall be duly authorized to sign the same on Seller’s behalf and to bind Seller thereto, in each case, subject to the terms of the Settlement and Sale Order.

(iii) No Default. Seller is not in default under any agreement or instrument where the liability thereunder might adversely affect Seller’s ability to perform its obligations under this Agreement.

(iv) Enforceability. Subject to the entry of the Settlement and Sale Order, and the Settlement and Sale Order not being subject to any stay, this Agreement and all documents required hereby to be executed by Seller hereunder are and shall be valid, legally binding obligations of and enforceable against Seller in accordance with their terms.

(v) Copies of Transferred Contracts and Engie Agreement. Seller has provided Purchaser a true, correct and complete copy of each of the Transferred Contracts and the Engie Agreement and all schedules, annexes, and exhibits thereto and all amendments, waivers, supplements, or other modifications thereof.

(vi) Transferred Contracts. Subject to requisite Seller Bankruptcy Court approvals, and assumption by the Seller of the applicable Contract in accordance with applicable Law (including satisfaction by Seller of any applicable Cure Costs) and except as a result of the commencement of the Seller Bankruptcy Cases, (A) each Transferred Contract is valid and binding on Seller and, to the knowledge

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of Seller, each other party thereto and is in full force and effect, (B) Seller, and, to the knowledge of Seller, any other party thereto, have performed all obligations required to be performed by it under each Transferred Contract as of the Closing, (C) Seller has received no written notice of the existence of any breach or default on the part of Seller under any Transferred Contract, and (D) there are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute a default on the part of Seller, or to the knowledge of Seller, any counterparty under such Transferred Contract, except, in the case of (B), (C), and (D), for such matters as will be resolved by payment of the Cure Costs or otherwise cured by Seller in connection with the assumption of such Transferred Contracts.

(vii) No Conflicts. Assuming that requisite Seller Bankruptcy Court approvals are obtained, neither the execution and delivery by Seller of this Agreement or the other documents contemplated hereby, nor the consummation by Seller of the transactions contemplated hereby or thereby, nor performance or compliance by Seller with any of the terms or provisions hereof or thereof, will (A) conflict with or violate any provision of a Seller’s certificate of incorporation or bylaws, certificate of formation or limited liability company agreement, certificate of limited partnership, partnership agreement or other governing documents, as applicable (B) violate or constitute a breach of or default (with or without notice or lapse of time, or both) under or give rise to a right of termination, modification, or cancelation of any obligation or to the loss of any benefit, any of the terms or provisions of any Transferred Contract or accelerate any of Seller’s obligations under any such Transferred Contract, or (C) result in the creation of any Encumbrance on any Purchased Assets (other than, solely in the case of the Property, Permitted Title Exceptions).

(viii) Title to Purchased Assets.

(1) Subject to requisite Seller Bankruptcy Court approvals, and assumption by the Seller of the each Transferred Contract in accordance with applicable Law (including satisfaction of any applicable Cure Costs) and except as a result of the commencement of the Seller Bankruptcy Cases, Seller holds good title to, the right to use, or a valid leasehold interest in, all of the Purchased Assets, free and clear of all Encumbrances, other than (A) Encumbrances as of the date hereof that will be removed by operation of the Settlement and Sale Order and (B) solely in the case of the Property, Permitted Title Exceptions (or deemed Permitted Title Exceptions).

(2) None of the Transferred Personal Property described in clause (1) of the definition thereof has been removed from the Property since the Visit Date.

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(ix) Tax Matters. In each case solely to the extent that the failure of the following such representation to be true and correct would result in an Encumbrance for taxes on any of the Purchased Assets following the Closing:

(1) All material tax returns required to be filed by Meter Holding or with respect to the Purchased Assets have been duly and timely filed (taking into account all applicable extensions of time to file), all such tax returns are true, correct, and complete in all material respects, and all material taxes owed by Seller with respect to the Purchased Assets that are or have become due have been paid in full (whether or not shown on any tax return);

(2) There are no material Encumbrances for taxes on any of the Purchased Assets, other than Encumbrances for taxes that are not yet due and payable (which taxes are, for the avoidance of doubt, subject to allocation pursuant to Section 5);

(3) Seller has not received or requested a ruling from any taxing authority or signed any agreement with any taxing authority with respect to the Purchased Assets, in each case, that is still in effect;

(4) No federal, state, local or foreign audits or other tax proceedings are presently pending or threatened in writing with regard to any material taxes or material tax returns of Seller relating to the Purchased Assets;

(5) No deficiency or proposed adjustment which has not been settled or otherwise resolved for any material amount of tax has been proposed, asserted or assessed by any taxing authority against Seller with respect to the Purchased Assets;

(6) Seller has not waived any statute of limitations in respect of material taxes relating to the Purchased Assets; agreed to any extension of time for filing any material tax return relating to the Purchased Assets that has not been filed (other than extensions of time to file a tax return obtained in the ordinary course of business); or agreed to any extension of time with respect to a material tax assessment or deficiency relating to the Purchased Assets; and no such request to waive or extend is outstanding;

(7) Seller, with respect to the Purchased Assets, has deducted, withheld and timely paid to the appropriate taxing authority all material taxes required by law to be deducted, withheld or paid by it in connection with amounts paid or owing to, or allocated to, any employee, independent contractor, creditor, owner, equityholder, member or other third party;

(x) Licensed Materials.

(1) To the knowledge of Seller, (i) Seller solely owns all right, title and interest in and to the Licensed Materials, and (ii) Seller has all rights necessary to grant the licenses and rights granted by it under Section 14. For clarity, nothing in this Agreement shall be deemed, construed or interpreted to constitute a representation of non-infringement of any Intellectual Property.

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(2) To the knowledge of Seller, there are no other agreements or other arrangements by which Seller or the Licensed Materials are bound that, directly or indirectly, conflict with or adversely affect the terms or exercise of the licenses and other rights granted by it under Section 14.

(xi) Meter Holding.

(1) Seller has provided Purchaser a true, correct and complete copy of that certain Limited Liability Company Agreement of Meter Holding, dated as of August 4, 2023 but effective as of July 24, 2023, by Seller, as the sole member of Meter Holding (the “Meter Holding LLCA”). The Meter Holding LLCA has not been amended, restated, supplemented or otherwise modified.

(2) Meter Holding has not filed an election to be classified as an association taxable as a corporation for U.S. federal income tax purposes.

(3) The authorized and outstanding share capital or other equity interests of Meter Holding consists exclusively of common interests (the “Interests”) as described in the Meter Holding LLCA, and Seller is the sole record and beneficial owner of the Interests, free and clear of all Encumbrances. The Interests have been validly issued. Except for the Interests, there are no outstanding options, warrants, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, rights to subscribe to, purchase rights, calls or commitments made by Meter Holding relating to the issuance, purchase, sale or repurchase of any share capital or other equity interests of Meter Holding.

(4) Except for obligations related to the 4CP application, the Property’s transmission substation meter and pursuant to that certain Master Electric Energy Sales Agreement, by and between, ENGIE Resources LLC, a Delaware corporation, and Meter Holding, dated as of July 25, 2023 (the “Engie Agreement”), Meter Holding has no assets or debts, assessments, costs, expenses, losses, charges, fees, penalties, fines, contributions, liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, accrued or unaccrued, matured or unmatured, absolute or contingent, direct or indirect, liquidated or unliquidated, or due or to become due, and regardless of when sustained, incurred or asserted or when the relevant events occurred or circumstances existed or otherwise (“Liabilities”).

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(b) Seller Covenants. Except as required by applicable Law or order of the Seller Bankruptcy Court or expressly required by this Agreement, during the period from the Effective Date until the Closing, unless Purchaser otherwise consents in writing Seller shall not, and shall cause its applicable Affiliates not to, do or take any of the following actions with respect to the Purchased Assets:

(i) sell, divest, distribute, assign, license, mortgage, pledge, encumber (or permit any Encumbrance (except, solely in the case of the Property, for Permitted Title Exceptions (and deemed Permitted Title Exceptions)) on), transfer, lease or sublease to any Person, or otherwise dispose of, in a single transaction or series of related transactions, any of the Purchased Assets;

(ii) terminate, amend, supplement, modify or waive any provision of, fail to timely exercise any reserved right under, or accelerate any rights, benefits or obligations under, any Transferred Contract; provided, however, that the TNMP Contract may be amended in accordance with Section 10(d)(i);

(iii) sell, transfer, license, lease, sublease, pledge or otherwise encumber any Intellectual Property included in the Licensed Materials in any manner that would adversely affect Seller’s ability to grant the license rights in accordance with Section 14;

(iv) amend in any material respect, cancel or permit to terminate (in each case, without replacement coverage containing substantially the same terms and providing substantially the same coverage) any material insurance policy covering the Purchased Assets and naming the Seller or any of its Affiliates as an insured, a beneficiary or a loss payable payee;

(v) make, revoke or change any material tax election that would affect the Purchased Assets or settle and/or compromise any tax liability with respect to the Purchased Assets, grant or request a waiver or extension of any limitation on the period for audit and examination or assessment and collection of tax with respect to the Purchased Assets, prepare any tax returns with respect to the Purchased Assets in a manner that is not materially consistent with the past practices of the Seller, file an amended tax return or a claim for refund of a material amount of taxes with respect to the Purchased Assets; or

(vi) authorize any of, or commit, agree or promise, in writing or otherwise, to take any of, the foregoing actions.

(c) Access to Information. Seller will, and will cause its Affiliates and representatives to, provide Purchaser and its representatives with reasonable access (not to exceed three (3) times during the period from the Effective Date through the Closing Date, without the consent of Seller, not to be unreasonably withheld, conditioned, or delayed) and upon reasonable advance notice and during regular business hours to the Purchased Assets, which access shall be supervised by Seller, as is reasonably necessary in order to

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prepare for and consummate the Transactions or otherwise as reasonably requested by Purchaser in connection with Purchaser’s investigation of the Purchased Assets, completion and operation of the Improvements, and commission of the Survey; provided that Purchaser shall reimburse Seller for all reasonable out of pocket third party expenses (including travel costs) incurred by Seller in connection with one individual designated by Seller supervising any such access, other than the first two (2) Purchaser visits to the Property under this Section 10(c). Purchaser hereby agrees to indemnify, defend, and hold Seller, and its Affiliates and its and their respective officers, directors, and other representatives harmless from and against any and all Liabilities arising from any act of Purchaser or any of its representatives in connection with such access; provided that Purchaser’s indemnity under this Section 10(c) shall not include any Liabilities resulting from the gross negligence or willful misconduct of Seller or any of its Affiliates or its or their respective representatives.

(d) Power Matters.

(i) Prior to the Closing, Purchaser and Seller shall negotiate in good faith with Texas New Mexico Power Company (“TNMP”) to amend or restate that certain Transmission/Substation Facility Extension Agreement, between Seller and TNMP, dated August 20, 2021 (the “TNMP Contract”) or reject the TNMP Contract and enter into a replacement TNMP Contract (such amended, restated or replacement TNMP Contract, the “Amended TNMP Contract”), in either case, which shall be on TNMP’s standard form and shall not, without Purchaser’s reasonable approval, modify any term of the TNMP Contract except to provide that the Property shall be allocated at least 215 megawatts of electric capacity deliverable to the substation at the Property at the Closing and that Purchaser shall be entitled to any and all future electric capacity, if any, allocated to the Property or the substation at the Property.

(ii) Seller shall use commercially reasonable efforts to cause Meter Holding to qualify for “4CP” (the “4CP Program”) and not take any action that would reasonably be expected to disqualify Meter Holding, the Property or the Improvements from such program.

(iii) Purchaser shall provide Seller reasonable access, which access shall be supervised by Purchaser, to the Property in the six (6) months following the Closing Date in order for Seller (at sole cost and expense of Seller) to (I) remove the Excluded Equipment (and all parts and accessory components related thereto) and (II) move the two (2) substation breakers included in the Transferred Personal Property and install them at the “T4” location identified in the Customer One-Line portion of Exhibit B to the TNMP Contract or the Amended TNMP Contract, upon reasonable prior written notice, during normal business hours, and without material disruption to Purchaser operations or construction. Seller hereby agrees to indemnify, defend, and hold Purchaser and its Affiliates and its and their respective officers, directors and other representatives harmless from and against any and all Liabilities arising from any act of Seller or any of its representatives in connection

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with such access; provided that Seller’s indemnity under this Section 10(d)(iii) shall not include any Liabilities resulting from the gross negligence or willful misconduct of Purchaser or any of its affiliates or its or their respective representatives. Seller (A) shall remove the Excluded Equipment (and all parts and accessory components related thereto) from the Property as promptly as practicable, (B) acknowledges that Purchaser will be undertaking significant construction activities at the Property during such time, and (C) agrees that Purchaser will not be responsible for maintaining the Excluded Equipment (and all parts and accessory components related thereto) or for any damage or other Liabilities relating to the Excluded Equipment (and all parts and accessory components related thereto) or their removal, absent gross negligence or willful misconduct of Purchaser, and Purchaser will in no event be responsible for any weather, earthquake, other nature disaster or any other force majeure.

(iv) Seller will, within six (6) months following the Closing Date, move the two (2) substation breakers included in the Transferred Personal Property and install them at the “T4” location identified in the Customer One-Line portion of Exhibit B to the TNMP Contract or the Amended TNMP Contract.

(v) On or prior to September 19, 2023, Purchaser may elect to have the substation located on the Property energized on or prior to the Closing by (A) delivering written notice (which may be by e-mail) to Seller of its election and (B) providing to Seller a deposit in an amount equal to One Hundred Sixty Thousand and No/100 Dollars ($160,000.00) (which deposit shall (1) not be refundable to Purchaser under any circumstance, including in the event Closing does not occur and (2) not reduce the amount of the Closing Payment to be made by Purchaser on the Closing Date) by wire transfer pursuant to instructions attached hereto as Exhibit L. If Purchaser elects to energize the substation located on the Property prior to Closing, (Y) Seller shall (I) engage Priority Power Management, LLC to perform the work to energize the substation located on the Property prior to Closing, the cost of which shall be paid by Seller from the deposit made by Purchaser to Seller pursuant to clause (B) of the prior sentence and (II) cause Priority Power Management, LLC to complete the work to energize the substation located on the Property prior to Closing, provided, that Seller shall have the right to extend the Closing Date one or more times to the Outside Date or such earlier date designated by Seller in order to permit Seller to cause Priority Power Management, LLC to complete the work to energize the substation located on the Property prior to Closing; and (Z) in the event that the substation is so energized and the Closing does not occur thereafter, Seller may engage Priority Power Management, LLC to perform work to subsequently de-energize the substation located on the Property, and Purchaser shall promptly (within five (5) days of demand therefor) reimburse Seller for all reasonable and documented out-of-pocket costs and expenses up to Fifty Thousand and No/100 Dollars ($50,000.00) in connection with Priority Power Management, LLC de-energizing the substation located on the Property.

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(e) Certain Insurance Matters. From and after the Closing and without duplication of any proceeds to which Purchaser or Seller is entitled pursuant to Section 30(a), Purchaser shall have the right, at Purchaser’s sole cost and expense, to make claims and the right to any proceeds with respect to any matter solely to the extent related to the Purchased Assets under any insurance policies for occurrence-based claims inuring to the benefit of Seller or any of its Affiliates for periods prior to the Closing, and Seller shall, and shall cause its Affiliates to, use reasonable efforts to seek recovery or allow Purchaser to seek recovery under such insurance policies, and Seller shall cooperate with Purchaser’s reasonable requests if it seeks recovery, with respect to such matters and shall remit (or, at Purchaser’s request, direct any such insurer to pay directly to Purchaser) any insurance proceeds actually obtained therefrom (net of Seller’s reasonable and documented out-of-pocket costs and expenses of seeking such recovery, to the extent not otherwise paid or reimbursed by Purchaser) to Purchaser or its designee.

(f) Cooperation. The Parties shall take all further action as shall be necessary or desirable to fully carry out the terms of this Agreement and to consummate and effectuate the Transactions, including Seller introducing Purchaser to Trilogy and other existing suppliers of materials and services to the Property, Texas New Mexico Power, and Huband-Mantor Construction and, promptly following the Effective Date on an ongoing basis through Closing, making available to Purchaser such information related to the Purchased Assets or Licensed Materials (including geotechnical reports, Antbox layouts and substation and medium voltage information and similar information) as may be reasonably related to Purchaser’s preparation for Closing and preparation for commencing construction as promptly as practicable following the Closing (e.g., in connection with Purchaser bidding out such construction work to potential contractors); provided nothing that Seller makes available shall (and this Section 10(f) is not intended to) expand the Purchased Assets or the scope of the Licensed Materials or the License.

(g) Purchaser Representations. Purchaser represents and warrants to Seller that as of the Effective Date and as of the Closing Date:

(i) Purchaser is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware.

(ii) Subject to the entry of the Settlement and Purchase Order, and the Settlement and Purchase Order not being subject to any stay, Purchaser has, or will have by the Closing Date, full capacity, right, power and authority to execute, deliver and perform this Agreement and all documents to be executed by Purchaser pursuant hereto, and all required action and approvals therefor have been duly taken and obtained. The individuals signing this Agreement and all other documents executed or to be executed pursuant hereto on behalf of Purchaser are and shall be duly authorized to sign the same on Purchaser’s behalf and to bind Purchaser thereto, in each case, subject to the terms of the Settlement and Purchase Order.

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(iii) Purchaser is not in default under any agreement or instrument where the liability thereunder might adversely affect Purchaser’s ability to perform its obligations under this Agreement.

(iv) Subject to the entry of the Settlement and Purchase Order, and the Settlement and Purchase Order not being subject to any stay, this Agreement and all documents required hereby to be executed by Purchaser hereunder are and shall be valid, legally binding obligations of and enforceable against Purchaser in accordance with their terms.

(v) Prior to the Closing Date, Purchaser will not create any easements, liens, mortgages or other encumbrances with respect to the Purchased Assets.

(vi) Purchaser has, and will have at the Closing, (A) sufficient immediately available funds and the financial ability to pay the Purchase Price and any costs expenses incurred by Purchaser pursuant to, or in connection with the negotiation, execution or performance of this Agreement and the Closing Documents and (B) the resources and capabilities (financial and otherwise) to perform its obligations under this Agreement and the Closing Documents. Purchaser has not incurred, and is not contemplating or aware of, any obligation, commitment, restriction or other liability of any kind, in each case that would impair or adversely affect such resources, funds or capabilities. The obligations of Purchaser under this Agreement are not contingent on the availability of the financing or investments.

(vii) Assuming that requisite Seller Bankruptcy Court approvals are obtained, neither the execution and delivery by Purchaser of this Agreement or the other documents contemplated hereby, nor the consummation by Purchaser of the transactions contemplated hereby or thereby, nor performance or compliance by Purchaser with any of the terms or provisions hereof or thereof, will conflict with or violate any provision of a Purchaser’s certificate of incorporation or bylaws, certificate of formation or limited liability company agreement, certificate of limited partnership, partnership agreement or other governing documents, as applicable.

The continued validity in all material respects of all representations and warranties of Seller and all representations and warranties of Purchaser set forth in this Agreement shall be conditions precedent to the performance of Seller’s and Purchaser’s respective obligations hereunder. All representations and warranties of Seller and all representations and warranties of Purchaser set forth in this Agreement shall be continuing and shall be true and correct on and as of the Closing Date in all material respects with the same force and effect as if made at that time. Further, all representations and warranties of Seller and all representations and warranties of Purchaser set forth in this Section 10 shall merge with the transfer of title and shall not survive Closing. If the Closing takes place, Seller shall have no liability with respect to any claim which Purchaser may have against Seller for a breach of any such representation or warranty, whether such breach is known or unknown; provided that nothing in this Agreement shall limit Purchaser’s claims for

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Fraud. “Fraud” means common law fraud under Delaware Law, for the avoidance of doubt, taking into account the terms and conditions of this Agreement, but does not include any fraud claim based on constructive knowledge, negligent misrepresentation, recklessness or a similar theory, equitable fraud, promissory fraud or any other fraud or torts based on recklessness or negligence.

11. AS IS/NO WARRANTIES.

(a) As-Is Condition. Purchaser expressly acknowledges that Purchaser is buying the Purchased Assets in an “AS IS” “WHERE IS” “WITH ALL FAULTS CONDITION” with regard to all aspects of the Purchased Assets without warranty or representation of any kind by Seller or any Seller Related Party or any of their managers, members, officers, directors, employees, partners, agents, representatives, beneficiaries, attorneys, subsidiaries, Affiliates, contractors, subcontractors, successors and assigns (the “Seller Parties”), including any warranty or representation as to the presence or absence of any Hazardous Materials, except as otherwise provided for in the representations and warranties in Section 10, the Seller Certificate or the Deed. As used in this Agreement, the term “Hazardous Material(s)” shall mean asbestos, petroleum, polychlorinated biphenyl and any other materials defined as a hazardous substance, hazardous waste, hazardous constituents or solid waste in (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §9601 et seq., and any amendments thereto and regulations thereunder, (ii) the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., and any amendments thereto and regulations thereunder, (iii) Section 311 of the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq. (33 U.S.C. §1321), and (iv) any federal, state or local law, statute, ordinance or regulation. Purchaser hereby agrees to release, defend, hold harmless and indemnify Seller and the Seller Parties with regard to any demand, claim, liability, loss or damage, including reasonable attorneys’ fees and costs, arising from (x) any Hazardous Materials currently located or which come to be located upon the Property or the release of any Hazardous Materials into, from or through the Property (except to the extent the presence or release thereof was directly caused by the affirmative acts of Seller, its employees, agents or contractors from and after the Effective Date) or (y) any Hazardous Materials which have migrated, leached, or traveled onto or off of the Property, from any source.

(b) No Warranties, Representations. Purchaser warrants, acknowledges to, and agrees with Seller that Purchaser is purchasing the Purchased Assets in “AS IS” “WHERE IS” “WITH ALL FAULTS CONDITION”, and specifically and expressly without any warranties, representations or guarantees, either express or implied, of any kind, nature, or type whatsoever from, or on behalf of, Seller, except as otherwise provided for in the representations and warranties in Section 10, the Seller Certificate or the Deed. Purchaser acknowledges that Purchaser’s agreement hereunder to purchase the Purchased Assets in its “AS IS” “WHERE IS” “WITH ALL FAULTS CONDITION” was bargained for in the Purchase Price. Without in any way limiting the generality of the immediately preceding sentences, Purchaser and Seller further acknowledge and agree that in entering into this Agreement and closing the Transactions, except as otherwise provided for in the representations and warranties in Section 10, the Seller Certificate or the Deed:

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(i) Seller expressly disclaims, has not made, will not, and does not, make, any warranties or representations, express or implied, with respect to the Purchased Assets, the physical condition, existence or repair or disrepair thereof, the value, profitability or marketability thereof, or of any of the appurtenances, facilities or equipment thereon;

(ii) Seller expressly disclaims, has not made, will not, and does not, make, any warranties, express or implied, of merchantability, habitability or fitness for a particular use;

(iii) Upon the Closing, Purchaser shall be deemed to have made such legal, factual and other inquiries and investigations as Purchaser deems necessary, desirable or appropriate with respect to the Purchased Assets, the value and marketability thereof, and of the appurtenances, facilities and equipment thereof. Such inquiries and investigations of Purchaser shall be deemed to include, but shall not be limited to, the physical components of all portions of the Property, the environmental condition of the Property, the condition of repair of the Property, such state of facts as an accurate survey would show, and the present and future zoning, ordinances, resolutions and regulations of the City, County, and State; and

(iv) Purchaser shall acquire the Purchased Assets in an “AS IS” “WHERE IS” “WITH ALL FAULTS CONDITION.”

(c) WAIVER/RELEASE OF PURCHASER CLAIMS. WITHOUT IN ANY WAY LIMITING THE GENERALITY OF THE PRECEDING SUBSECTIONS 11(A) and 11(B), PURCHASER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT IT HEREBY WAIVES, RELEASES AND DISCHARGES ANY CLAIM IT HAS, MIGHT HAVE HAD, OR MAY HAVE, AGAINST THE SELLER AND THE SELLER PARTIES, WHETHER KNOWN OR UNKNOWN, ACTUAL OR CONTINGENT, FORESEEN OR UNFORESEEN, RELATING TO, ARISING OUT OF OR WITH RESPECT TO (i) THE CONDITION OF THE PURCHASED ASSETS, EITHER PATENT OR LATENT, (ii) PURCHASER’S ABILITY, OR INABILITY, TO OBTAIN OR MAINTAIN TEMPORARY OR FINAL CERTIFICATES OF OCCUPANCY, PERMITS OR OTHER LICENSES FOR THE USE OR OPERATION OF THE PROPERTY, AND/OR CERTIFICATES OF COMPLIANCE FOR THE PROPERTY, (iii) THE ACTUAL OR POTENTIAL INCOME, OR PROFITS, TO BE DERIVED FROM THE PURCHASED ASSETS, (iv) THE REAL ESTATE, OR OTHER, TAXES OR SPECIAL ASSESSMENTS, NOW OR HEREAFTER PAYABLE ON ACCOUNT OF, OR WITH RESPECT TO, THE PROPERTY, (v) PURCHASER’S ABILITY OR INABILITY TO DEMOLISH THE IMPROVEMENTS OR OTHERWISE DEVELOP THE LAND, OR (vi) ANY OTHER MATTER RELATING TO THE PURCHASED ASSETS; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL RELEASE PURCHASER’S RIGHTS PURSUANT TO THIS AGREEMENT OR CLAIMS FOR FRAUD.

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(d) No Representations as to Condition/Full Investigation. Except as expressly set forth in this Agreement, the Seller Certificate or the Deed, no representations or warranties have been made or are made, and no responsibility has been or is assumed, by Seller or any of the Seller Parties as to the condition or repair of the Purchased Assets or the value, expense of operation, or income potential thereof or as to any other fact or condition which has or might affect the Purchased Assets or the condition, repair, value, expense of operation or income potential of the Purchased Assets or any portion thereof. The Parties agree that all understandings and contracts heretofore made between them or their respective agents or representatives are merged in this Agreement and the Exhibits hereto annexed, which alone fully and completely express their agreement, and that this Agreement has been entered into after full investigation, or with the Parties satisfied with the opportunity afforded for investigation, neither Party relying upon any statement or representation by the other unless such statement or representation is specifically embodied in this Agreement or the Exhibits annexed hereto. Purchaser acknowledges that Seller has requested that Purchaser inspect the Purchased Assets fully and carefully and investigate all matters relevant thereto and that Purchaser rely solely upon the results of Purchaser’s own inspections or other information obtained or otherwise available to Purchaser, rather than any information that may have been provided by Seller to Purchaser, except for any statement or representation specifically embodied in this Agreement or the Exhibits annexed hereto, the Seller Certificate or the Deed.

12. BANKRUPTCY PROVISIONS.

(a) Bankruptcy Court Filings.

(i) As soon as reasonably practicable (and no later than one (1) business day) following the execution of this Agreement, Seller shall file with the Seller Bankruptcy Court the motion of Seller (in form and substance reasonably acceptable to Purchaser and the Committee) seeking approval and entry, on or prior to the date that is four weeks after the Effective Date, of the Settlement and Sale Order in the form attached hereto as Exhibit D-1 with only such changes as reasonably consented to by Purchaser and the Committee.

(ii) Purchaser agrees that it will promptly take such actions as are reasonably requested by Seller to assist in obtaining entry of the Settlement and Sale Order and a finding of adequate assurance of future performance by Purchaser, including furnishing affidavits or other documents or information for filing with the Seller Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Purchaser under the Transferred Contracts and demonstrating that Purchaser is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code.

(iii) On the Effective Date, Purchaser shall file with the Purchaser Bankruptcy Court the motion of Purchaser (in form and substance reasonably acceptable to Seller) seeking approval and entry, at or promptly following its currently scheduled hearing before the Purchaser Bankruptcy Court on October 5, 2023, of the Settlement and Purchase Order in the form attached hereto as Exhibit D-2 with only such changes as reasonably consented to by Seller.

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(iv) Purchaser shall use reasonable best efforts to obtain entry of the Settlement and Purchase Order, in each case, on or prior to the date that is four weeks after the Effective Date.

(b) Additional Bankruptcy Matters.

(i) The Parties shall reasonably cooperate with each other in obtaining the entry of the Settlement and Sale Order, the Settlement and Purchase Order, and any other order of the Seller Bankruptcy Court or Purchaser Bankruptcy Court, as applicable, that is reasonably necessary in connection with the Transactions, including furnishing affidavits, non-confidential financial information, or other documents or information for filing with the Seller Bankruptcy Court or Purchaser Bankruptcy Court, as applicable, and making such advisors and other representatives of such Party available to testify before the Seller Bankruptcy Court or Purchaser Bankruptcy Court.

(ii) Each Party shall appear formally or informally in the Seller Bankruptcy Court or Purchaser Bankruptcy Court, as applicable, if reasonably requested by the other Party or required by such court in connection with the Transactions and keep the other reasonably apprised of the status of material matters related to this Agreement, including, upon reasonable request, promptly furnishing the other with copies of notices or other communications received by such Party or any of its Affiliates or representatives from any such court or any third party and/or any governmental authority with respect to the Transactions.

(iii) From the Effective Date until the Closing, each Party shall provide drafts as is reasonably practical to the other Party and consult with the other Party regarding (A) any material pleadings, motions, notices, statements, applications, schedules, reports, or other papers to be filed or submitted by such Party in connection with or related to this Agreement, (B) any discovery taken in connection with the Settlement and Sale Order or Settlement and Purchase Order, as applicable (including any depositions), and (C) any hearing relating to the Settlement and Sale Order or Settlement and Purchase Order, as applicable, including the submission of any evidence, including witnesses testimony, in connection with such hearing.

(iv) Seller acknowledges and agrees, and the Settlement and Sale Order shall provide that, on the Closing Date and concurrently with the Closing, all then existing or thereafter arising obligations, liabilities and Encumbrances of, against or created by Seller or any of its Affiliates or their bankruptcy estate, to the fullest extent permitted by Section 363(f) of the Bankruptcy Code, shall be fully released from and with respect to the Purchased Assets, except, solely in the case of the Property, for Permitted Title Exceptions (and deemed Permitted Title Exceptions). On the Closing Date, the Purchased Assets shall be transferred to Purchaser free and clear of all obligations, liabilities and Encumbrances, except, solely in the case of the Property, for Permitted Title Exceptions (and deemed Permitted Title Exceptions), to the fullest extent permitted by Section 363(f) of the Bankruptcy Code.

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(c) Transferred Contracts. Seller shall provide timely and proper written notice of the motion seeking entry of the Settlement and Sale Order to all parties to any executory Contracts that are Transferred Contracts and take all other actions necessary or otherwise required to cause such Transferred Contracts to be assumed by Seller and assigned to Purchaser pursuant to Section 365 of the Bankruptcy Code to the extent that such Contracts are Transferred Contracts as of the Closing (including taking, as promptly as practicable, all actions reasonably requested by Purchaser to facilitate any negotiations with the counterparties to such Transferred Contracts and to have the Settlement and Sale Order include, or obtain another order of the Seller Bankruptcy Court that includes, a finding that the proposed assumption and assignment of the Transferred Contracts to Purchaser satisfies all applicable requirements of Section 365 of the Bankruptcy Code). The Settlement and Sale Order shall provide that as of and conditioned on the occurrence of the Closing, Seller shall assign or cause to be assigned to Purchaser the Transferred Contracts, each of which shall be identified by the name or appropriate description and date of the Transferred Contract, the other party to the Transferred Contract and the address of such party for notice purposes, all included on an exhibit attached to either a notice filed in connection with the motion for approval of the Settlement and Sale Order or a separate motion for authority to assume and assign such Transferred Contracts. Such exhibit shall also set forth Seller’s good faith estimate of the Cure Costs under each of the Transferred Contracts. At the Closing, Seller shall, pursuant to the Settlement and Sale Order, and the Assignment of Contracts, assume and assign to Purchaser (the consideration for which is included in the Purchase Price), all Transferred Contracts. At the Closing, Seller shall pay all Cure Costs.

(d) No Successor Liability. The Parties intend that, to the fullest extent permitted by applicable Law (including under Section 363 of the Bankruptcy Code), upon the closing, Purchaser shall be deemed not to: (i) be the successor of Seller or any of its Affiliates, (ii) have, de facto or otherwise, merged with or into Seller or any of its Affiliates, (iii) be a mere continuation or substantial continuation of Seller or any of its Affiliates or any of their enterprise(s) or (iv) be liable or have any liability for any acts or omissions of Seller or any of its Affiliates in the conduct of their businesses or arising under or related to the Purchased Assets. The Parties agree that the Settlement and Sale Order shall contain provisions substantially in the form set forth in this Section 12(d).

13. BREACH; TERMINATION.

(a) Termination. A Party that is entitled to terminate this Agreement in accordance with this Section 13 may so terminate by written notice to the other Party and such termination shall be effective upon delivery of such notice in accordance with Section 16. In the event of termination of this Agreement pursuant to this Section 13, this Agreement shall forthwith become void and no Party or any of its partners, officers,

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directors, managers or equityholders will have any liability under this Agreement; provided that this Section 13, the last sentence of Section 10(c), and Sections 10(d)(v), 16, 17, 18, 22, 23, 24, 25, 26, 31, 32, 33, 34, 35, and 37 survive any such termination; provided further that no termination will relieve any Party from any Action related to or arising out of Fraud.

(b) Termination by Either Seller or Purchaser. Either Seller or Purchaser may terminate this Agreement if (i) a governmental authority issues a final, non-appealable ruling or order permanently prohibiting the Transactions, (ii) the Seller Bankruptcy Court enters an order denying the motion of Seller to enter the Settlement and Sale Order or (iii) the Purchaser Bankruptcy Court enters an order denying the motion of Purchaser to enter the Settlement and Purchase Order; provided, however, that the right to terminate this Agreement pursuant to this Section 13(a) shall not be available to any party whose breach of any of its representations, warranties, covenants or agreements contained herein results in such ruling or order.

(c) Breach by Seller. If Seller fails or refuses to perform its covenants or agreements hereunder on or before the Closing Date, or if any of Seller’s representations and warranties set forth in this Agreement shall not be true and correct in all material respects as of the Effective Date or as of the Closing Date and such failure, refusal, or inaccuracy is either incapable of being cured or has not been cured by Seller within the earlier of (i) thirty (30) days following Seller’s receipt of written notice of such breach from Purchaser and (ii) the Outside Date, then Purchaser may (x) terminate this Agreement upon written notice to Seller, (y) pursue a remedy for specific performance of Seller’s obligation to sell the Purchased Assets to Purchaser or to otherwise perform actions required of Seller hereunder, or (z) waive such default or breach and proceed to the Closing. There shall be no other damages, including consequential damages.

(d) Breach by Purchaser. If Purchaser fails or refuses to perform any of the covenants or agreements hereunder on or before the Closing Date, or if any of Purchaser’s representations and warranties set forth in this Agreement shall not be true and correct in all material respects as of the Effective Date or as of the Closing Date and such failure, refusal, or inaccuracy is either incapable of being cured or has not been cured by Purchaser within the earlier of (i) thirty (30) days following Purchaser’s receipt of written notice of such breach from Seller and (ii) the Outside Date, then, then Seller may (x) terminate this Agreement, upon written notice to Purchaser, (ii) pursue a remedy for specific performance of Purchaser’s obligation to require Purchaser to purchase the Purchased Assets or to otherwise perform actions required of Purchaser hereunder, or (iii) waive such default or breach and proceed to the Closing. There shall be no other damages, including consequential damages.

(e) Outside Date. Either Purchaser or Seller may terminate this Agreement if the Closing shall not have occurred on or before the date that is fifty (50) calendar days after the date on which Purchaser files with the Purchaser Bankruptcy Court the motion of Purchaser seeking approval and entry of the Settlement and Purchase Order, in accordance with Section 12 herein (such date, the “Outside Date”); provided that a Party shall not be permitted to terminate this Agreement pursuant to this Section 13(e) if the failure of the

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Closing to have occurred by the Outside Date was caused by such Party’s failure or refusal to perform its covenants or agreements hereunder on or before the Closing Date, or if any of such Party’s representations and warranties set forth in this Agreement shall not be true and correct in all material respects as of the Effective Date or as of the Closing Date.

14. LICENSE GRANT.

(a) Licensed Materials. “Licensed Materials” means the Excluded Assets set forth on Exhibit K, and all Excluded Intellectual Property solely to the extent claiming or covering or necessary for the use of the Excluded Assets set forth on Exhibit K.

(b) License Grant. Effective as of the Closing Date, Seller hereby grants to Purchaser a perpetual, non-transferable (except as described in this Section 14), non-exclusive limited license to use the Licensed Materials solely as and to the extent necessary to (i) finish constructing and developing the Improvements located on the Property and other mining facilities similar to the Improvements on the Property, (ii) develop and construct mining facilities similar to the Improvements on other properties owned or leased by Purchaser and its Licensed Affiliates, and (iii) operate all of the foregoing. The foregoing license shall be royalty-free and fully paid-up with respect to (w) the Improvements located on the Property as of the Closing Date, (x) mining facilities similar to the Improvements constructed or finished on the Property after the Closing Date, (y) the construction or development of mining facilities similar to the Improvements on other properties owned or leased by Purchaser and its Licensed Affiliates, and (z) the operation of any of the Property, facilities or Improvements set forth in clauses (w) through (y) by a transferee of the Property or such facility or Improvement in accordance with Section 14(e). Purchaser may grant sublicenses under the foregoing licenses solely to its Licensed Affiliates and subcontractors, in each case, for the sole and limited purpose of, and solely to the extent necessary for, performing any such development, construction, operation, or management services on Purchaser’s or a Licensed Affiliate’s behalf at the Property or such other facilities, but shall not otherwise sublicense the rights granted to Purchaser herein without the prior written consent of Seller; provided that any such sublicense shall terminate automatically (and without requiring any further act by either Party) effective as of the date any such sublicensee ceases to be an Affiliate or subcontractor (as applicable) of Purchaser. Purchaser acknowledges and agrees that the Licensed Materials and the foregoing license do not include any rights to any other Excluded Assets, including any software, technology, or other Excluded Intellectual Property used to operate the Improvements or that do not constitute Licensed Materials and Purchaser’s license shall be limited to solely the Licensed Materials for the purpose described above.

(c) Licensed Affiliate. For the purposes of this Section 14, “Licensed Affiliate” means any Affiliate of Purchaser where, and only so long as, Purchaser or the topmost public entity formed or to be formed pursuant to, and in existence at the effective date of, Purchaser’s plan of reorganization on file in the Purchaser Bankruptcy Case as of the date hereof (“Parent”), directly or indirectly, owns more than fifty percent (50%) of the equity interests of such Affiliate.

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(d) Obligations Run with the Licensed Materials. The licenses, covenants, and other rights granted by Seller under this Section 14 (including Purchaser’s right to grant sublicenses, and all permitted sublicenses granted by the Purchaser) (the “License”) will run with the Licensed Materials. Seller will not enter into any agreement or other arrangement that conflicts with or adversely affects the terms or exercise of the licenses and other rights granted to Purchaser under this Section 14.

(e) Assignment or Transfer of License. The license granted under this Section 14 shall be assignable and transferable without Seller’s consent solely (i) in connection with the transfer of assets of Purchaser or its Affiliates pursuant to transactions in Purchaser’s plan of reorganization in the Purchaser Bankruptcy Case substantially consistent with the transactions described in Purchaser’s plan of reorganization and disclosure statement on file in the Purchaser Bankruptcy Case as of the date hereof, (ii) to a Licensed Affiliate; provided that if any such entity ceases to be a Licensed Affiliate, then the License assigned to such former Licensed Affiliate shall automatically terminate, other than to permit such former Licensed Affiliate to finish constructing any mining facility (and any Improvements thereon) that is substantially complete (i.e., subject only to “punch list” items), and to operate any mining facilities constructed by Purchaser or such Licensed Affiliate, prior to the time such entity ceased to be a Licensed Affiliate covered by the License and located on properties owned or leased by such former Licensed Affiliate, and to transfer such remaining limited license in connection with the transfer of any such facility, (iii) to a purchaser of (A) all or substantially all of the assets of Purchaser (including the Property) or (B) the whole of the mining business(es) of Purchaser and its Affiliates (including the Property); and (iv) to a transferee in connection with any transfer of (A) the Property or (B) any facility that was constructed by Purchaser or a Licensed Affiliate and (1) is complete or substantially complete (i.e., subject only to “punch list” items), (2) is covered by the License, and (3) located on such transferred Property or facilities, but, in each case of (A) and (B), solely to the extent to permit such transferee to complete and operate such mining facilities (and any Improvements thereon) covered by the License; provided that in each case of (i), (ii) (iii) and (iv): (x) any such assignee or transferee, as the case may be, executes an assumption of the License granted in this Section 14, agreeing to the terms of this Section 14, among other things, if requested by, and in form and substance reasonably acceptable to, Seller; and (y) written notice of such assignment or transfer is delivered to Seller at least thirty (30) days prior to consummation of such transaction (other than in the case of clause (i), which shall require notice reasonably prior to and in any event no later than same-day as such assignment).

(f) Change of Control. If (i) Purchaser undergoes a Change of Control pursuant to which Parent ceases to own more than fifty percent (50%) of the equity interests of Purchaser, the License will, automatically upon such Change of Control, terminate as to Parent and entities controlled by Parent, subject to the same rights described in Section 14(e)(ii) above with respect to Licensed Affiliates that have ceased to be Licensed Affiliates; or (ii) Parent undergoes a Change of Control pursuant to which Parent retains ownership of more than fifty percent (50%) of the equity interests of Purchaser, no entity that existed prior to that Change of Control that was not a Licensed Affiliate prior to the

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Change of Control will be considered a Licensed Affiliate following such Change of Control. Purchaser shall notify Seller of any such Change of Control (and whether it falls within (i) or (ii) above) within five (5) business days following such Change of Control. For these purposes, “Change of Control” means with respect to a Person (1) the acquisition by a third party, in one transaction or a series of related transactions, of direct or indirect beneficial ownership of more than fifty percent (50%) of the outstanding voting equity securities of such Person; (2) a merger or consolidation involving such Person, as a result of which a third party acquires direct or indirect beneficial ownership of more than fifty percent (50%) of the voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (3) a sale of all or substantially all of the assets of such Person in one transaction or a series of related transactions to a third party.

(g) DISCLAIMER OF WARRANTIES; LIABILITY. ALL LICENSED MATERIALS ARE PROVIDED AND LICENSED ON AN “AS IS” BASIS WITH ALL FAULTS AND WITHOUT WARRANTY OF ANY KIND (WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE), AND SELLER HEREBY EXPRESSLY AND SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY, NON-INFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED FOR IN THE REPRESENTATIONS AND WARRANTIES IN SECTION 10, THE SELLER CERTIFICATE. Seller shall have no responsibility for losses incurred by Purchaser or its Affiliates or subcontractors (and their respective officers, directors, employees and agents), arising out of, resulting from, or relating to, Purchaser’s use of the Licensed Materials, including any such losses resulting from any claims by third parties. In addition to, and without limiting, any and all other remedies available to Seller under applicable law and under this Agreement, from and after the Closing, Purchaser shall indemnify, defend and hold harmless Seller and its Affiliates and their respective officers, directors, employees and agents from and against any and all losses resulting from third party claims that may arise out of use of use of the Licensed Materials by or on behalf of Purchaser or any of its Affiliates, except to the extent arising from Fraud.

(h) Purchaser Intellectual Property. Any and all improvements to the Licensed Materials (whether or not patentable) or any Improvements, in each case, made solely by or on behalf of Purchaser, including any Intellectual Property rights therein or thereto, shall be the sole and exclusive property of Purchaser (the “Purchaser Improvements”). Seller hereby expressly disclaims all interest in all Intellectual Property rights in and to the Purchaser Improvements unless and to the extent independently developed or acquired by Seller.

(i) No Implied License; Retained Rights. For clarity, neither the license grant in this Section 14, nor the provision of copies of Licensed Materials pursuant to Section 7(b)(viii), shall convey or be implied to convey any ownership right to any Licensed Materials, or other right, title or interest in or to any Licensed Materials or Excluded Assets, or any rights, licenses or covenants under any patents or other intellectual

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property rights, in each case, other than as expressly described in this Section 14 (whether by implication, estoppel or otherwise), and Purchaser acknowledges and agrees that Seller and its Affiliates shall own and retain all right, title, and interest in and to the Licensed Materials and shall be free to use and exploit such Licensed Materials for any and all purposes. Nothing in this Agreement shall be deemed to grant either Party or any third party acting on behalf of either Party any implied license or right under any Licensed Materials, Excluded Assets, Excluded Intellectual Property or any other Intellectual Property rights controlled by the other Party except as expressly set forth in this Section 14. No right to grant covenants, rights or sublicenses is granted under any of the rights or licenses set forth in this Agreement, except as otherwise expressly set forth in this Agreement. Notwithstanding anything to the contrary in this Agreement, the entirety of this Section 14 shall survive the Closing.

15. RELEASED CLAIMS.

(a) Released Celsius Claims. Upon the Closing of the Transactions, Purchaser unequivocally, fully, irrevocably and forever releases Seller and its Affiliates of all Claims (as defined in the Bankruptcy Code) that Purchaser has asserted, or may assert, against Seller or its Affiliates (except for the Excluded Claims (as hereinafter defined)), including (i) any and all Claims set forth in those certain Proofs of Claims Nos. 425 and 497 filed in the Seller Bankruptcy Cases and (ii) all claims asserted in the motion for payment on administrative claims filed at Docket No. 801 in the Seller Bankruptcy Cases. All such Claims that have been asserted, or may be asserted, in the Seller Bankruptcy Cases or in the Purchaser Bankruptcy Cases shall be deemed expunged, dismissed, disallowed and/or withdrawn with prejudice (the “Released Celsius Claims”). For clarity, the Released Celsius Claims do not include the right to enforce this Agreement. As used herein, “Excluded Claims” means (1) the Claims filed by Purchaser and its Affiliates set forth in those certain Proofs of Claims Nos. 428, 434, 436, 439, 469, 494, 495 and 496 filed in the Seller Bankruptcy Cases and (2) the Claims filed by U.S. Bank National Association and asserted on behalf of Purchaser set forth in those certain Proofs of Claims Nos. 379 and 526 filed in the Seller Bankruptcy Cases.

(b) Released Core Claims. Upon the Closing of the Transactions, Seller unequivocally, fully, irrevocably and forever releases Purchaser and its Affiliates of all Claims that Seller has asserted, or may assert, against Purchaser or its Affiliates, including (i) any and all Claims set forth in those certain Proofs of Claims Nos. 17273 and 23022 filed by Seller in the Purchaser Bankruptcy Cases and (ii) any and all Claims by Seller in connection with PPT (as hereinafter defined) which arose pursuant to certain Master Services Agreements between the Parties (which Master Services Agreements Purchaser acknowledges contractually entitled Seller to pass through increased power costs (“PPT”) to Purchaser as “tariffs” when Seller incurred higher power costs to host Purchaser’s miners). All such Claims that have been asserted, or may be asserted, in the Seller Bankruptcy Cases or in the Purchaser Bankruptcy Cases shall be deemed expunged, dismissed, disallowed and/or withdrawn with prejudice (collectively, the “Released Core Claims”). For clarity, the Released Core Claims do not include the right to enforce this Agreement or the right to assert defenses against the Excluded Claims, unless and to the extent such defenses are based on the Released Core Claims.

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16. NOTICES. Any notice which either Party desires or is required to give hereunder shall be in writing and effective and deemed properly served when (a) hand delivered; provided that the addressee of such notices signs an acknowledgement of receipt of such notice, (b) deposited with the United States Postal Service, as registered or certified mail, return receipt requested, bearing adequate postage, (c) deposited with a reputable overnight courier service for guaranteed next day delivery with required signature acknowledgement of receipt to the Parties, or (d) sent by e-mail transmission; provided that in the case of this clause (d) confirmation of receipt is received by sender, in each case of clause (b) through (d), so long as such notice is sent to the following addresses:

To Seller:

c/o Core Scientific Operating Company

210 Barton Springs Road

Suite 300

Austin, Texas 78704

Attention: Todd DuChene, Esq.

E-mail: tduchene@corescientific.com

with copies to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention: Ray C. Schrock, Esq.

Phone: (212) 310-8210

E-mail: Ray.Schrock@weil.com

and

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention: Ronit J. Berkovich, Esq.

Phone: (212) 310-8534

E-mail: Ronit.Berkovich@weil.com

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and

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention: Avelina Burbridge, Esq.

Phone: (212) 310-8053

E-mail: Avelina.Burbridge@weil.com

To Purchaser:

Celsius Network LLC

50 Harrison Street, Suite 209F

Hoboken, New Jersey 07030

Attention: Ron Deutsch

E-mail address: ron.deutsch@celsius.network

With copies to (which shall not constitute notice):

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, IL 60654

Attention:    Patrick J. Nash, P.C.

Ross M. Kwasteniet, P.C.

Steve Toth

Christopher S. Koenig

E-mail:         patrick.nash@kirkland.com

ross.kwasteniet@kirkland.com;

steve.toth@kirkland.com

chris.koenig@kirkland.com

and

White & Case LLP

Southeast Financial Center

200 South Biscayne Blvd., Suite 4900

Miami, Florida 33131

Attention:   Keith H. Wofford

Email:        kwofford@whitecase.com

and

609 Main Street, Suite 2900

Houston, TX 77002

Attention:   Charlie Ofner

Email:         charlie.ofner@whitecase.com

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Notice of change of address for receipt of notices shall be sent in the manner set forth in this Section 16.

17. ENTIRE AGREEMENT, AMENDMENTS AND WAIVERS. This Agreement contains the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations, understandings, and representations and warranties, whether oral or written, with respect to such matters. This Agreement may not be amended, modified or discharged, nor may any of its terms be waived, except by an instrument in writing signed by the Party to be bound thereby.

18. FURTHER ASSURANCES. The Parties each agree to do, execute, acknowledge and deliver all such further acts, instruments and assurances and to take all such further action before or after the Closing as shall be necessary or desirable to fully carry out this Agreement and to fully consummate and effect the Transactions.

19. SURVIVAL. Each of the representations and warranties and the covenants and agreements (to the extent such covenant or agreement contemplates or requires performance by such Party prior to the Closing) of the Parties set forth in this Agreement or in any other document contemplated hereby, or in any certificate delivered hereunder or thereunder, will terminate effective immediately as of the Closing such that no claim for breach of any such representation, warranty, covenant or agreement, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought with respect thereto after the Closing. Each covenant and agreement that explicitly contemplates performance after the Closing, will, in each case and to such extent, expressly survive the Closing in accordance with its terms, and if no term is specified, then for five years following the Closing Date, and nothing in this Section 19 will be deemed to limit any rights or remedies of any Person for breach of any such surviving covenant or agreement or Fraud.

20. CONFIDENTIALITY.

(a) Without limiting the terms of any other confidentiality agreements entered into by or between Purchaser and Seller (or any Seller Related Party), if any, Purchaser agrees that (i) the results of all inspections, analyses, studies, and similar reports relating to the Purchased Assets prepared by, for, or on behalf of Purchaser on, after or before the Effective Date, in each case, to the extent containing or based in whole or in part on other Confidential Information, (ii) any prior drafts of this Agreement, if any, and all documents and instruments executed in connection herewith that are not otherwise filed with the Purchaser Bankruptcy Court or the Seller Bankruptcy Court, and (iii) all confidential information or materials provided to or obtained (from or on behalf of Seller) by Purchaser on, after or before the Effective Date but prior to the Closing, whether written or oral, in any way related to or pertaining to Seller, Seller Related Parties, and/or the Purchased Assets, including the Due Diligence Materials (as defined above) and any other electronic files and other documents in Seller’s electronic online data room (collectively, the “Confidential Information”) is strictly confidential, shall remain confidential and shall not be disclosed to any Person by Purchaser or the Purchaser Entities without the prior written consent of Seller, which consent may be withheld, conditioned, or delayed in

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Seller’s sole and absolute discretion, including any federal, state and/or local governmental entity, except that Purchaser may disclose the Confidential Information without Seller’s prior written consent to (x) Purchaser’s Affiliates and its and their respective officers, employees, consultants, advisors and other representatives (and Priority Power Management, LLC, the Committee, Fahrenheit LLC and U.S. Data Mining Group, Inc., attorneys, accountants, consultants and financial advisors) and (y) Purchaser’s permitted sublicensees (and their respective officers, employees, consultants, advisors and other representatives) pursuant to the terms of Section 14(b) (collectively, the “Permitted Parties”) so long as Purchaser informs the Permitted Parties of the confidential nature of the Confidential Information and directs the Permitted Parties to treat the Confidential Information confidentially in accordance with the terms of this Section 20. Without limiting the foregoing, Purchaser agrees and acknowledges that no copies, summaries, abstracts or other reproductions of the Confidential Information, as applicable, shall be provided or disclosed by Purchaser, the Purchaser Entities, or the Permitted Parties to any Person not subject to the same confidentiality obligation as Purchaser, the Purchaser Entities, or the Permitted Parties. If Purchaser, the Purchaser Entities, or the Permitted Parties breach (or threaten the breach of) the terms of this Section 20, Purchaser acknowledges and agrees that (A) Purchaser shall be liable and responsible for any breach of this Agreement by any of the Purchaser Entities or Permitted Parties, and (B) Seller will be irreparably harmed, but that Seller’s damages are difficult to calculate and, therefore, Seller shall be entitled to pursue an action for equitable relief, including temporary or permanent injunctions, against any actual or threatened breach of the terms of this Section 20, in addition to all other rights and remedies available at law or in equity. Notwithstanding the foregoing, the Parties agree that the term “Confidential Information” shall not include any material or information that (1) is or becomes generally available to the public other than as a direct or indirect result of a disclosure of any such information by Purchaser, the Purchaser Entities, or the Permitted Parties in breach of this Section 20, (2) becomes available to Purchaser, the Purchaser Entities, or the Permitted Parties on a non-confidential basis from a source other than Seller or any of its Affiliates and the source of such information was not bound by any contractual or other obligation of confidentiality to Seller or any of its Affiliates, (3) any information that the Seller made available to the official committee of unsecured creditors, the requisite DIP Lenders (as defined in the Seller’s chapter 11 plan) or the requisite holders of the April Secured Notes and August Secured Notes (each as defined in the Seller’s chapter 11 plan) of the Seller Bankruptcy Cases, and (4) any information that is developed by or on behalf of Purchaser independently of the disclosure of Confidential Information and without reference to or use of the Confidential Information. Purchaser acknowledges that Seller may file this Agreement and any related matters with the Seller Bankruptcy Court and thus make this Agreement publicly available. Seller acknowledges that Purchaser may file this Agreement and any related matters with the Purchaser Bankruptcy Court and thus make this Agreement publicly available. The terms of this Section 20 shall survive termination of this Agreement for a period of two (2) years, except with respect to the Licensed Materials, for which the terms of this Section 20 shall survive any termination of this Agreement in perpetuity.

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(b) If Purchaser or any Permitted Party is requested, required or compelled by law, regulation, legal, administrative or judicial process, or audit or inquiries by a regulator, bank examiner or self-regulatory organization, or in the Purchaser Bankruptcy Cases (collectively, “Authority”) to disclose any of the Confidential Information, Purchaser or such Permitted Party shall provide Purchaser, to the extent permissible by Authority and to the extent reasonably practicable, with prompt notice of such requirement so that Seller may seek (at its sole expense) a protective order or other appropriate remedy. Purchaser and the Permitted Parties may disclose without liability hereunder that portion of the Confidential Information that Purchaser or such Permitted Party is advised by counsel (including internal counsel) is required by Authority to be disclosed and shall take reasonable steps (at the Seller’s sole expense) to request confidential treatment of the Confidential Information. Notwithstanding anything herein to the contrary, Purchaser and the Permitted Parties may disclose such information, and need not comply with the preceding provisions set forth in this paragraph, if such disclosure is made in the ordinary course to a governmental or regulatory authority with jurisdiction over Purchaser or such Permitted Party in connection with an examination or proceeding that is not specifically directed at Seller, the Confidential Information or the Transactions.

(c) Nothing in this Section 20 shall take effect until the occurrence of the Closing, and until the Closing, each of the Parties shall continue to comply with their confidentiality agreements as in existence as of the Effective Date (or as may be subsequently modified in accordance with their terms).

21. BROKERAGE. Each Party represents and warrants to the other Party that it has dealt with no brokers or finders in connection with the Transactions. Seller and Purchaser each hereby indemnify, protect and defend and hold the other harmless from and against all losses, claims, costs, expenses, damages (including attorneys’ fees of counsel selected by the indemnified party) resulting from the claims of any broker, finder, or other such party claiming by, through or under the acts or agreements of the indemnifying party. Any commission or other compensation due the Broker shall be the responsibility of the Purchaser and same shall be paid to the Broker at the Closing in accordance with separate agreements between Broker and Purchaser.

22. ASSIGNMENT.

(a) Purchaser may not assign or transfer its rights or obligations under this Agreement without Seller’s prior written consent, the granting or denial of which consent shall be in the sole discretion of Seller; provided, however, that Purchaser shall have the right to assign this Agreement without Seller’s consent in connection with a tax-deferred exchange or to an entity in which Purchaser has sole ownership interest; provided that (i) written notice of such assignment is delivered to Seller at least five (5) days prior to Closing and (ii) any such assignee executes an assumption of this Agreement, if requested by and in form and substance reasonably acceptable to Seller. No transfer or assignment by Purchaser shall relieve Purchaser of its obligations hereunder except to the extent actually satisfied by such transferee or assignee. No such transfer or assignment in violation of the provisions hereof shall be valid or enforceable.

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(b) At any time prior to the Closing, and notwithstanding anything contained herein to the contrary, but effective as of the Closing, Purchaser shall be entitled to designate, by written notice to Seller, one or more Persons to purchase or receive all or any portion of the Purchased Assets (including specified Transferred Contracts) and/or pay the corresponding Purchase Price amount, as applicable; provided that not such designation shall relieve Purchaser of its obligations hereunder except to the extent actually satisfied by such designee. References herein to “Purchaser” shall include any such designee(s).

23. NO THIRD PARTY BENEFITS; NON-RECOURSE PARTIES.

(a) This Agreement is for the sole and exclusive benefit of the Parties hereto and their respective successors and permitted assigns and, except for any of the Seller Parties, the Seller Related Parties, the Non-Recourse Parties, and (for the limited purpose of Section 1(b) and Section 12(a)(i)) the Committee, each of which is an intended third party beneficiary hereof and entitled to enforce the provisions applicable to such Person as if a party hereto, no third party is intended to or shall have any rights hereunder. This Agreement is binding upon and inures to the benefit of the successors and assigns of the Parties.

(b) This Agreement may only be enforced against, and any Action based upon, arising out of or related to this Agreement may only be brought against, the Persons that are expressly named as parties to this Agreement. Except to the extent named as a party to this Agreement, and then only to the extent of the specific obligations of such parties set forth in this Agreement, no past, present or future shareholder, member, partner, manager, director, officer, employee, Affiliate, agent or representative of any Party (collectively, the “Non-Recourse Parties”) will have any liability (whether in contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or liabilities of any of the parties to this Agreement or for any Transaction Dispute. For the avoidance of doubt, the foregoing provisions of this paragraph shall not limit any Transaction Dispute arising out of or relating to any Fraud. The Non-Recourse Parties are intended third party beneficiaries of this Section 23(b) and shall be entitled to enforce this Section 23(b) as if a party hereto.

(c) “Action” means any action, claim (including a counterclaim, cross-claim, or defense), complaint, grievance, summons, suit, litigation, arbitration, mediation, audit, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation, of any kind whatsoever, regardless of the legal theory under which liability, if any, or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, commenced, brought, conducted or heard by or before, or otherwise involving, any governmental authority.

24. SEVERABILITY. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision in this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained in the Agreement.

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25. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall constitute one and the same instrument, and any Party hereto may execute this Agreement by signing any such counterpart delivery of an executed signature page of this Agreement by any Party hereto by facsimile or ..pdf transmission; and such facsimile or .pdf shall be binding on the delivering Party as if the original had been delivered.

26. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Parties to this Agreement, including any trustee or estate representative appointed in the Seller Bankruptcy Case or the Purchaser Bankruptcy Case or any successor Chapter 7 cases; provided, however, that Purchaser may only assign this Agreement, or rights and obligations hereunder, in accordance with and only to the extent set forth in the provisions of Section 14 and Section 22 of this Agreement and references to Purchaser in this Agreement shall be deemed to include any such permitted assignee or transferee, but only to the extent of such assignment and only to the extent such assignment is in accordance with such provisions.

27. NO RECORDING. Purchaser agrees not to record this Agreement or any memorandum or short form of this Agreement.

28. TIME FOR PERFORMANCE. All references in this Agreement to “days” shall mean calendar days. Notwithstanding the foregoing, whenever any expiration of a time limit or specific date provided in this Agreement falls on a Saturday, Sunday, or other day on which national banks in the State are authorized or required to be closed, then that date is extended to the next day that is not a Saturday, Sunday, or other day on which national banks in the State are authorized or required to be closed. The term “business day” as used in this Agreement means any day that is not a Saturday, Sunday, or other day on which national banks in the State are authorized or required to be closed.

29. TIME OF THE ESSENCE. TIME IS OF THE ESSENCE with respect to Purchaser’s obligations to close the Transactions.

30. CASUALTY.

(a) If the Property or the Purchased Assets suffers material loss or damage after the Visit Date prior to the Closing Date (i) as to which the cost of repair or restoration would reasonably be expected to equal or exceed Ten Million and No/100 Dollars ($10,000,000.00) or (ii) to the substation located at the Property (including that such substation is not operational in a manner substantially consistent with its condition as of the Effective Date or that, following such time after the Effective Date and prior to the Closing if such substation becomes fully energized, it is not fully energized) (collectively, a “Material Casualty”), then, promptly thereafter Seller shall give Purchaser written notice (the “Damage Notice”) thereof. In the event of any (i) Material Casualty that is not reasonably capable of remedy prior to the date that is three (3) months after the Outside

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Date (provided that, if such remedy is so capable, Seller shall be responsible for all costs and expenses of such remedying), Purchaser shall have the right to terminate this Agreement by notice to Seller given within twenty (20) days after the Damage Notice. Unless Purchaser exercises its right to terminate this Agreement pursuant to this Section 30(a), Purchaser shall remain obligated to purchase the Purchased Assets with no reduction in the Purchase Price, subject to the other terms and conditions hereof. In the event of (i) other loss or damage to the Property or Purchased Assets that is not a Material Casualty but subject to the proceeds of insurance (including any proceeds of business interruption insurance for loss from and after the date of Closing) or (ii) a Material Casualty for which Purchaser does not timely exercise its right to terminate this Agreement pursuant to this Section 30(a), Seller shall assign to Purchaser at Closing all interest of Seller in and to any insurance proceeds or claims on account of such casualty or Material Casualty (including any proceeds of business interruption insurance for the period after the date of the Closing Date), less reasonable and documented out of pocket third party costs and expenses incurred by Seller prior to the Closing Date for the direct cost of the repair of any of the damage undertaken by Seller with respect to such loss or damage.

(b) PURCHASER WAIVES ANY AND ALL RIGHTS IT MAY HAVE UNDER TEXAS PROPERTY CODE SECTION 5.007, THE VENDOR AND PURCHASER RISK ACT, TO THE MAXIMUM EXTENT PERMITTED BY LAW.

31. SECTION HEADINGS. The section headings contained in this Agreement are for convenience only and shall in no way enlarge or limit the scope or meaning of the various and several sections hereof.

32. INTERPRETATION.

(a) Whenever used in this Agreement, the singular number shall include the plural, the plural the singular, and the use of any gender shall include all genders.

(b) The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. Section, clause, schedule and exhibit references contained in this Agreement are references to sections, clauses, schedules and exhibits in or to this Agreement, unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Where the context permits, the use of the term “or” will be equivalent to the use of the term “and/or.”

(d) The words “to the extent” shall mean “the degree by which” and not “if.”

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(e) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. If the last day of such period is a day other than a business day, the period in question will end at 11:59 p.m. Texas time on the next succeeding business day.

(f) The word “will” will be construed to have the same meaning and effect as the word “shall”. The words “shall,” “will,” or “agree(s)” are mandatory, and “may” is permissive.

(g) All references to “$” and dollars will be deemed to refer to United States currency.

(h) All references to a day or days will be deemed to refer to a calendar day or calendar days, as applicable.

(i) Any document or item will be deemed “delivered,” “provided” or “made available” by Seller, within the meaning of this Agreement, if such document or item is included in the “Project: Sooner” virtual datasite maintained on behalf of Seller by Datasite and accessible by Purchaser and its representatives with access to such datasite by 5:00 p.m. New York time on the date that is two (2) business days prior to and through the date of this Agreement.

(j) Any reference to any agreement, contract or instrument will be a reference to such agreement, contract or instrument, as amended, modified, supplemented or waived in accordance with its terms and, if applicable, the terms hereof.

(k) Any reference to any particular code section or any Law will be interpreted to include any amendment to, revision of or successor to that section or Law regardless of how it is numbered or classified; provided that, for the purposes of the representations and warranties set forth herein, with respect to any violation of or non-compliance with, or alleged violation of or non-compliance, with any code section or Law, the reference to such code section or Law means such code section or Law as in effect at the time of determining whether such violation or non-compliance or alleged violation or non-compliance has occurred.

(l) References to “written” or “in writing” include in electronic form.

(m) The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Party.

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33. GOVERNING LAW, JURISDICTION & VENUE.

(a) Governing Law. This Agreement, and any action, claim, suit, charge, complaint, audit, arbitration, investigation, inquiry or proceeding that may be based upon, arise out of or relate or be incidental to the Transactions, this Agreement, the negotiation, execution, performance or consummation of the foregoing or the inducement of any Party to enter into the foregoing, whether for breach of contract, tortious conduct or otherwise, and whether now existing or hereafter arising (each, a “Transaction Dispute”), will be exclusively governed by and construed and enforced in accordance with the internal laws of the State of Texas, without giving effect to any law or rule that would cause the laws of any jurisdiction other than the State of Texas to be applied.

(b) Jurisdiction and Venue. Without limiting any Party’s right to appeal any order of the Seller Bankruptcy Court or the Purchaser Bankruptcy Court, as applicable, (y) the Seller Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any Transaction Dispute which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the Transactions, and (z) any and all proceedings related to the foregoing shall be filed and maintained only in the Seller Bankruptcy Court, and the Parties hereby consent to and submit to the jurisdiction and venue of the Seller Bankruptcy Court and shall receive notices at such locations as indicated in Section 16; provided, however, upon the closing of the Seller Bankruptcy Cases, the Parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the U.S. District Court for the Southern District of Texas sitting in Harris County or the District Court in the State of Texas sitting in Harris County and any appellate court from any thereof, for the resolution of any such Transaction Dispute. In that context, and without limiting the generality of the foregoing, each Party irrevocably and unconditionally:

(i) submits for itself and its property to the exclusive jurisdiction of such courts with respect to any Transaction Dispute and for recognition and enforcement of any judgment in respect thereof, and agrees that all claims in respect of any Transaction Dispute shall be heard and determined in such courts;

(ii) agrees that venue would be proper in such courts, and waives any objection that it may now or hereafter have that any such court is an improper or inconvenient forum for the resolution of any Transaction Dispute; and

(iii) agrees that the mailing by certified or registered mail, return receipt requested, to the Persons listed in Section 16 of any process required by any such court, will be effective service of process; provided, however, that nothing herein will be deemed to prevent a Party from making service of process by any means authorized by the laws of the State of Texas.

The foregoing consent to jurisdiction will not constitute submission to jurisdiction or general consent to service of process in the State of Texas for any purpose except with respect to any Transaction Dispute.

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(c) Waiver of Jury Trial. To the maximum extent permitted by Law, each Party irrevocably and unconditionally waives any right to trial by jury in any forum in respect of any Transaction Dispute and covenants that neither it nor any of its Affiliates will assert (whether as plaintiff, defendant or otherwise) any right to such trial by jury. Each Party certifies and acknowledges that (i) such Party has considered the implications of this waiver, (ii) such Party makes this waiver voluntarily and (iii) such waiver constitutes a material inducement upon which such Party is relying and will rely in entering into the this Agreement. Each Party may file an original counterpart or a copy of this Section 33 with any court as written evidence of the consent of each Party to the waiver of its right to trial by jury.

(d) Admissibility into Evidence. All offers of compromise or settlement among the Parties or their Affiliates or their respective representatives in connection with the attempted resolution of any Transaction Dispute (i) shall be deemed to have been delivered in furtherance of a Transaction Dispute settlement, (ii) shall be exempt from discovery and production and (iii) shall not be admissible into evidence (whether as an admission or otherwise) in any proceeding for the resolution of the Transaction Dispute.

34. AMENDMENTS. No agreement, amendment, modification, understanding or waiver of or with respect to this Agreement or any term, provision, covenant or condition hereof, nor any approval or consent given under or with respect to this Agreement, shall be effective for any purpose unless contained in writing and executed by each Party hereto. However, such amendments and/or supplements may be executed in counterparts, all of which shall be deemed to constitute one document.

35. ENTIRE AGREEMENT. The Parties acknowledge and agree that at all times they have intended that none of the preliminary negotiations concerning this transaction would be binding on either Party, and that they would be bound to each other only by a single, formal, comprehensive document containing this Section 35 and all of the agreements of the Parties, in final form, which has been executed and delivered by Purchaser and Seller. The Parties acknowledge that none of the prior oral agreements between them (and none of the representations on which either of them has relied) relating to the subject matter of this Agreement shall have any force or effect whatever, except as and to the extent that such agreements and representations have been incorporated in this Agreement.

36. PATRIOT ACT. Purchaser certifies that its name is Celsius Mining LLC, a Delaware limited liability company and Purchaser is not (i) in violation of any laws relating to terrorism or money laundering, or (ii) among the individuals or entities identified on any list compiled pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists or on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control. Seller certifies that its name is Core Scientific Operating Company, a Delaware corporation, and to Seller’s knowledge, neither Seller nor affiliated entities are (i) in violation of any laws relating to terrorism or money laundering, or (ii) among the individuals or entities identified on any list compiled pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists or on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control.

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37. EXCULPATION; LIMITATION OF LIABILITY. Notwithstanding anything to the contrary contained in this Agreement, no officer, director, shareholder, employee, agent, manager, member or partner of Seller or Purchaser shall have any personal liability with respect to any of the obligations contained in this Agreement. Under no circumstances shall Seller or Purchaser be responsible for consequential, special or punitive damages, and Seller and Purchaser hereby waive any and all such claims against the other for such consequential, special or punitive damages. The provisions of this Section 37 shall survive the expiration of the term or any earlier termination of this Agreement.

38. PRESS RELEASES. Neither Seller nor Purchaser shall issue any press release or public announcement concerning this Agreement or the Transactions without obtaining the prior written approval of the other Party, which approval will not be unreasonably conditioned, withheld or delayed, unless, in the reasonable judgment of Purchaser or Seller, as applicable, disclosure is otherwise required by applicable Law or by the Seller Bankruptcy Court or the Purchaser Bankruptcy Court with respect to filings to be made with the Seller Bankruptcy Court or the Purchaser Bankruptcy Court in connection with this Agreement; provided that the Party intending to make such release shall use its reasonable best efforts consistent with such applicable Law or court requirement to consult with the other Party with respect to the text thereof; provided further that the restrictions set forth herein shall not apply to the extent the information contained therein substantially reiterates (or is substantially consistent with) previous releases, public disclosures or public statements made in compliance with this Section 38.

[Remainder of Page Intentionally Left Blank; Signature Page Follows.]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SELLER:

CORE SCIENTIFIC OPERATING COMPANY, a Delaware corporation (f/k/a Core Scientific, Inc.)

By:	/s/ Todd DuChene
Name:	Todd DuChene
Its:	Director Secretary

PURCHASER:

CELSIUS MINING LLC, a Delaware limited liability company

By:	/s/ Chris Ferraro
Name:	Chris Ferraro
Its:	Authorized Signatory

[Signature page to Core / Celsius PSA]

EXHIBITS

Exhibit A:	Land Legal Description

Exhibit B:	Transferred Contracts

Exhibit C-1:	Transferred Personal Property (at Property)

Exhibit C-2:	Transferred Personal Property (Coonrod)

Exhibit D-1:	Form of Settlement and Sale Order

Exhibit D-2:	Form of Settlement and Purchase Order

Exhibit E:	Form of Deed

Exhibit F:	Form of Owner’s Affidavit of Title

Exhibit G:	Form of Bill of Sale

Exhibit H:	Form of Assignment of Contracts

Exhibit I:	Form of Assignment of Membership Interests

Exhibit J:	Form of Closing Certificate

Exhibit K:	Licensed Materials

Exhibit L:	Seller Wire Instructions

EXHIBIT A

LEGAL DESCRIPTION OF PROPERTY

TRACT ONE:

Being the surface only of a 43.41 acre, more or less, tract of land out of Section 229, Block 34, H & TC RR CO. Survey, A292, Ward County, Texas, more particularly described by metes and bounds as follows:

BEGINNING at a 1/2” capped iron rod stamped “TRANSGLOBAL SERVICES” set for the Southeast corner of said 43.41 acre tract, from said corner a 1/2” capped iron rod found for the Southeast corner of said Section 229 bears S 07° 25’ 59” W, a distance of 2359.13 feet (TIE). Said set 1/2” capped iron rod stamped “TRANSGLOBAL SERVICES” being called THE POINT OF BEGINNING and having a Texas Coordinate System of 1983, Central Zone (4203), State Plane Coordinate of N: 10528546.63, E: 1326591.79 feet, for reference.

THENCE N 59° 29’ 33” W, a distance of 567.34 feet to a 1/2” capped iron rod stamped “TRANSGLOBAL SERVICES” set for the Southwest corner of said 43.41 acre tract from which a found 1” iron rod bears S 42° 12’ 20” W, a distance of 1840.32 feet (TIE).

THENCE N 42° 42’ 20” E, a distance of 3483.15 feet to a 1/2” capped iron rod stamped “TRANSGLOBAL SERVICES” set for the Northwest corner of said 43.41 acre tract, from which a found 60D nail bears S 30° 18’ 49” E, a distance of 70.14 feet (TIE).

THENCE S 47° 19’ 55” E, a distance of 550.09 feet to a 1/2” capped iron rod stamped “TRANSGLOBAL SERVICES” set for the Northeast corner of said 43.41 acre tract, from which a monument found for the Northeast corner of said Section 229 bears S 47° 19’ 55” E, a distance of 1443.13 feet (TIE).

THENCE S 42° 37’ 48” W, a distance of 3363.64 feet to the POINT OF BEGINNING, containing 43.41 acres or 1,890,906 square feet of land, more or less.

TRACT TWO:

Being the surface only of a 42.46 acre, more or less, tract of land out of Section 229, Block 34, H & TC RR CO. Survey, A292, Ward County, Texas, more particularly described by metes and bounds as follows:

BEING A 42.46 ACRE TRACT OF LAND SITUATED IN SECTION 229, BLOCK 34, H. & T.C. RR. CO. SURVEY, ABSTRACT NO. 292, WARD COUNTY, TEXAS, AND BEING PART OF A TRACT OF LAND CONVEYED TO THERESA WALKER & BOBIE AVARY, AS RECORDED IN VOLUME 511, PAGE 348, OFFICIAL PUBLIC RECORDS, WARD COUNTY, TEXAS. SAID 42.46 ACRE TRACT BEING MORE PARTICULARLY DESCRIBED BY METES AND BOUNDS AS FOLLOWS:

BEGINNING AT A 1/2” CAPPED IRON ROD STAMPED “TRANSGLOBAL SERVICES” SET FOR THE SOUTHEAST CORNER OF SAID 42.46 ACRE TRACT, FROM SAID CORNER A 1/2” CAPPED IRON ROD FOUND FOR THE SOUTHEAST CORNER OF SAID SECTION 229 BEARS S 21°04’28” E, A DISTANCE OF 2233.72 FEET (TIE). SAID SET 1/2” CAPPED IRON ROD STAMPED “TRANSGLOBAL SERVICES” BEING CALLED THE POINT OF BEGINNING AND HAVING A TEXAS COORDINATE SYSTEM OF 1983, CENTRAL ZONE (4203), STATE PLANE COORDINATE OF N: 10528255.94, E: 1327085.14 FEET, FOR REFERENCE.

THENCE N 59°29’33” W, A DISTANCE OF 572.62 FEET TO A 1/2” CAPPED IRON ROD STAMPED “TRANSGLOBAL SERVICES” SET FOR THE SOUTHWEST CORNER OF SAID 42.46 ACRE TRACT FROM WHICH A FOUND 1” IRON ROD BEARS S 58°30’06” W, A DISTANCE OF 2037.12 FEET (TIE);

THENCE N 42°37’48” E, A DISTANCE OF 3363.64 FEET TO A 1/2” CAPPED IRON ROD STAMPED “TRANSGLOBAL SERVICES” SET FOR THE NORTHWEST CORNER OF SAID 42.46 ACRE TRACT, FROM WHICH A FOUND 60D NAIL BEARS N 49°45’55” W, A DISTANCE OF 483.46 FEET (TIE);

THENCE S 47°19’55” E, A DISTANCE OF 564.14 FEET TO A 1/2” CAPPED IRON ROD STAMPED “TRANSGLOBAL SERVICES” SET FOR THE NORTHEAST CORNER OF SAID 42.46 ACRE TRACT, FROM WHICH A MONUMENT FOUND FOR THE NORTHEAST CORNER OF SAID SECTION 229 BEARS S 47°19’55” E, A DISTANCE OF 879.00 FEET (TIE);

THENCE S 42°42’20” W, A DISTANCE OF 3243.02 FEET TO THE POINT OF BEGINNING, CONTAINING 42.46 ACRES OR 1,856,325 SQUARE FEET OF LAND, MORE OR LESS.

EXHIBIT B

TRANSFERRED CONTRACTS

A.	Transmission/Substation Facility Extension Agreement, between Core Scientific, Inc. and TNMP, dated August 20, 2021, as amended, restated or replaced by the Amended TNMP Agreement;

B.	Electric Facilities Extension Agreement, between Core Scientific, Inc. and Texas New Mexico Power Company, for Ward County, Texas, dated August 20, 2021;

C.	Business Service Provider Agreement, between Core Scientific, Inc. and Resound Networks LLC, dated September 16, 2022; and

D.

Kinetic Business by Windstream Service Terms and Conditions located at https://www.windstream.com/about/legal/kinetic-business-terms-and-conditions, as amended by the Amendment to Windstream Agreement, between Core Scientific, Inc. and Windstream, dated November 4, 2021.

EXHIBIT C-1

TRANSFERRED PERSONAL PROPERTY (AT PROPERTY)

The following equipment and fixtures:

1.	Bigbee Data Center Building (2 units)

2.	Bigbee Tech Building

3.	Guard Shack

4.	Water Well

5.	Utility RTAC and Infrastructure

6.	Substation

7.	Control Building (1 unit)

8.	Steel Package (incl. bus/struc/grdg/switches)

9.	Relay Panels (avg. cost, incl. TNMP panel) (3 units)

10.	SCADA Package/Security/Comm Link

11.	Batteries & Dual Chargers

12.	138kV 2000A CBs (SF6)

13.	Intentionally Deleted

14.	34.5kV—38kV Dist. Breakers (2000A) (5 units)

15.	Oil Containment (4 units)

16.	Medium Density Fiberboard Shelter

17.	Resound Networks Communications Tower, including all related, in place fixtures

18.	VTC Transformers (2500 KVA)(34.5KV) (2 units)

19.	SunValley Switchgears (4000 amps) (20 units)

20.	JCL Transformer (3000KVA)(24.9KV) (9 units)

21.	138:34.5kV 150/200/250 w/LTC (incl deliv/dress) (1 unit)

22. 36 Bitmain Antbox N5 V2s, including all wiring, related parts, and original materials

EXHIBIT C-2

TRANSFERRED PERSONAL PROPERTY (COONROD)

The following equipment and fixtures:

Description	Unit Quantity

750MCM 2 hole lugs	5300
1/2” X 2 1/2” SiBr bolt	10600
1/2” SiBr flat washer	21198
1/2” SiBr lock washer	10599
1/2” SiBr nut	10599
Penatrox (case)	5
750 Aluminum cable (spool) (duplicate)	60
12” X 12’ quicksplice 4” CT	520
24” X 12’ quicksplice 4” CT	835
36” X 12’ quicksplice 4” CT	605
36” X 24” Horizontal TEE	360
24” X 12” Horizontal TEE	120
36” Cable Tray box connector	240
24” Vertical outside 90	360
24” X 12” reducer	360
Expansion splice plate	240
bonding jumper	480
cable tray clamp/guide	5320
1 5/8” X 1 5/8” X 10’ unistrut	360
1/2” X 10’ Allthread	360
1/2” buzz nut	720
Wall Mount Fixture	210
Wall Mount Fixture with battery backup	30
27W Industrial Linear Strip	820
27W Industrial Linear Strip with battery backup	295
40W Industrial Linear Strip	180
40W Industrial Linear Strip with battery backup	60
Exit sign	135
2’X4’ Recessed Light fixture	61
2’X4’ Recessed Light fixture with battery backup	8
LED High Bay suspended fixture	25
LED High Bay suspended fixture with batter backup	4
6” recessed down light	4

Wall mount Fixture	5
Exit sign	3
2/0 Aluminum cable color and paralleled (spool) (duplicate)	40
#4 Aluminum Green (spool) (duplicate)	40
30kVA Dry type transformer	120
208/120V Panels	120

EXHIBIT D-1

FORM OF SETTLEMENT AND SALE ORDER

[See attached.]

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

In re:	§	Chapter 11
§
CORE SCIENTIFIC, INC., et al.,	§	Case No. 22-90341 (DRJ)
§
	§	(Jointly Administered)
Debtors.[1]	§
§

EMERGENCY ORDER APPROVING (I) GLOBAL SETTLEMENT BETWEEN

DEBTORS AND CELSIUS, (II) SALE OF CEDARVALE FACILITY

AND RELATED ASSETS, (III) ASSUMPTION AND ASSIGNMENT

OF TRANSFERRED CONTRACTS AND (IV) GRANTING RELATED RELIEF

Upon the emergency motion, dated September [•], 2023 (the “Motion”),2 of Core Scientific Operating Company f/k/a Core Scientific, Inc. (“Core”) and its debtor affiliates, as debtors and debtors in possession (collectively, the “Debtors”), seeking approval of (i) the global settlement of all disputes and claims (except for the Excluded Claims, as defined in the Motion) between the Debtors and Celsius Mining LLC and certain of its affiliates (collectively, “Celsius”) (together with the Debtors, the “Parties”, and such settlement, the “Celsius Settlement”3), on the terms set forth in that certain Purchase and Sale Agreement, dated as of September [•], 2023 (the “PSA”, and together with all other agreements, documents, instruments, deliverable thereunder or

[1]

The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are as follows: Core Scientific Mining LLC (6971); Core Scientific, Inc. (3837); Core Scientific Acquired Mining LLC (6074); Core Scientific Operating Company (5526); Radar Relay, Inc. (0496); Core Scientific Specialty Mining (Oklahoma) LLC (4327); American Property Acquisition, LLC (0825); Starboard Capital LLC (6677); RADAR LLC (5106); American Property Acquisitions I, LLC (9717); and American Property Acquisitions, VII, LLC (3198). The Debtors’ corporate headquarters and service address is 210 Barton Springs Road, Suite 300, Austin, Texas 78704.

[2]	Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Motion, the PSA, or the Plan.
[3]

For the avoidance of doubt, all terms of the PSA are incorporated as part of the Celsius Settlement; any reference to the Celsius Settlement also includes the transactions contemplated under the PSA and the terms thereof.

attached thereto or referenced therein, and as may be amended, modified, and supplemented, the “Transaction Documents”) attached to the Motion as Exhibit 2 and the other Transaction Documents, (ii) the sale of the Purchased Assets4 to Celsius free and clear of all liens, claims, and encumbrances (other than Permitted Title Exceptions5), (iii) in accordance with the terms of the Transaction Documents, the Debtors granting Celsius the License to use the Licensed Materials6, (iv) the Debtors’ entry into the Amended TNMP Contract and assumption and assignment of certain executory contracts and agreements identified in Exhibit B of the PSA (collectively, the “Transferred Contracts”), and (v) granting related relief, as more fully set forth in the Motion; and upon consideration of the Declaration of Adam Sullivan in Support of Debtors’ Emergency Motion for Order Approving (I) Global Settlement Between Debtors and Celsius, (II) Sale of Cedarvale Facility and Related Assets, (III) Entry into the Amended TNMP Contract and Assumption and Assignment of Transferred Contracts, and (IV) Granting Related Relief (the “Sullivan Declaration”) and the Declaration of Michael Bros in Support of Debtors’ Emergency Motion for Order Approving (I) Global Settlement Between Debtors and Celsius, (II) Sale of Cedarvale Facility and Related Assets, (III) Entry into the Amended TNMP Contract and Assumption and Assignment of Transferred Contracts, and (IV) Granting Related Relief (the “Bros Declaration”); and the Court having jurisdiction to consider the Motion and the relief requested therein pursuant to 28 U.S.C. §1334; and consideration of the Motion and the requested relief being a core proceeding pursuant to 28 U.S.C. § 157(b)(2) and that this Court may enter a final order consistent with Article III of the United States Constitution; and it appearing that venue

[4]	As defined in the PSA.
[5]	As defined in the PSA and in accordance with section 4(d) of the PSA.
[6]	Each as defined in the Motion.

is proper before this Court pursuant to 28 U.S.C. §§ 1408 and 1409; and due and proper notice of the Motion having been provided, and it appearing that no other or further notice need be provided; and upon the Debtors and Celsius having agreed to the terms of the Transaction Documents with respect to the sale of the Purchased Assets; and the Court having reviewed the Motion and its Exhibits; and all objections, if any, to the Motion having been withdrawn, resolved, or overruled on the merits; and the Court having determined that the legal and factual bases set forth in the Motion establish just cause for the relief granted herein; and the Court having found that the relief requested in the Motion is in the best interests of the Debtors and their respective estates and creditors; and upon all of the proceedings had before the Court and after due deliberation and sufficient cause appearing; and the Court having found that proper and adequate notice of the Motion and hearing thereon has been given and that no other or further notice is necessary; it is HEREBY FOUND AND DETERMINED THAT:

A. Findings and Conclusions. The findings and conclusions set forth herein constitute the Court’s findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding pursuant to Bankruptcy Rule 9014. To the extent any of the following findings of fact constitute conclusions of law, they are adopted as such. To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

B. Jurisdiction. The Court has jurisdiction to hear and determine the Motion and to grant the relief requested in the Motion pursuant to 28 U.S.C. § 1334. Without limiting the generality of the foregoing, (i) this Court has nonexclusive jurisdiction to approve the Celsius Settlement, (ii) this Court has exclusive jurisdiction to enforce the terms of the Celsius Settlement and to decide any dispute which may arise or result from, or be connected with, the Celsius Settlement and any breach or default hereunder; and (iii) this Court has exclusive in rem jurisdiction over the Purchased Assets pursuant to 28 U.S.C. § 1334(e), as such Purchased Assets are property of the Debtors’ chapter 11 estates, and, as a result of such jurisdiction, this Court has all necessary power and authority to grant the relief contained herein. This is a core proceeding within the meaning of 28 U.S.C. § 157(b), and as such, this Court has the authority to enter a final order.

C. Venue. Venue of these chapter 11 cases and the Motion in this district is proper under 28 U.S.C. §§ 1408 and 1409.

D. Statutory Predicates. The statutory and legal predicates for the relief requested in the Motion are sections 105, 363, and 365 of the Bankruptcy Code and Rules 2002, 4001, 6004, 6006, 9006, 9007, 9008, 9013, 9014, and 9019 of the Bankruptcy Rules.

E. Notice and Opportunity to Object. As evidenced by the affidavits of service, supplemental affidavits of service, and/or certificates of publication previously filed with the Court (Docket Nos. [•]), proper, timely, adequate, and sufficient notice of the Motion, the contracts to be potentially assumed and assigned in connection with the Celsius Settlement, including the Transferred Contracts, and the deadlines related thereto was provided in accordance with sections 102(1), 363, and 365 of the Bankruptcy Code, and Bankruptcy Rules 2002, 6003, 6004, 6006, and 9014, to each party entitled to such notice, including, as applicable: (a) the United States Trustee for Region 7 (Attn: Jayson Ruff & Alicia Barcomb); (b) (i) Choate, Hall & Stewart LLP, Two International Place, 34th Floor, Boston, Massachusetts 02110 (Attn: John Ventola), counsel to the DIP Lenders, (ii) Paul Hastings LLP, 200 Park Avenue, New York, NY 10066 (Attn: Kristopher M. Hansen and Sayan Bhattacharyya), counsel to the Ad Hoc Noteholder Group,

(iii) Willkie Farr & Gallagher LLP, 787 Seventh Avenue New York, NY 10019 (Attn: Brett H. Miller, Todd M. Goren, and James H. Burbage), counsel to the Creditors’ Committee, (iv) Vinson & Elkins LLP, 1114 Avenue of the Americas, 32nd Floor, New York, NY 10036 (Attn: David S. Meyer, Lauren R. Kanzer, and Zachary A. Paiva), counsel to the Equity Committee; (c) the Debtors’ 30 largest unsecured creditors (on a consolidated basis); (d) all entities known to have asserted a lien or security interest against any of the Purchased Assets; (e) all potential parties previously identified or solicited and any additional parties who have previously expressed an interest to the Debtors or their advisors in potentially acquiring the Purchased Assets; (f) all other known parties with any interest in the Purchased Assets; (g) all known creditors of the Debtors, including counterparties to the Transferred Contracts; (h) the Securities and Exchange Commission; (i) the Internal Revenue Service; (j) all other applicable government agencies to the extent required by the Bankruptcy Rules or the Local Rules; (k) all state attorneys’ general in states where the Purchased Assets are located; (l) municipalities in which the Purchased Assets are located; (m) all affected federal, state, and local regulatory and taxing authorities; (n) those parties entitled to notice pursuant to Local Rule 9013-1(d); and (q) those persons who have formally appeared in these chapter 11 cases and requested service pursuant to Bankruptcy Rule 2002. With respect to entities whose identities are not reasonably ascertained by the Debtors, filing of the Motion and the supplement notices of filing, affidavits of service, supplemental affidavits of service (Docket Nos. [•]), was, and is deemed, sufficient and reasonably calculated under the circumstances to reach such entities. The notices described above and in the Motion were good, sufficient, and appropriate under the circumstances and reasonably calculated to reach and apprise all known and unknown holders of the liens, claims, and encumbrances, and no other or further notice of the Motion, the Celsius Settlement, the potential assumption and assignment of the Transferred Contracts, or the related Cure Costs (as defined in the Motion) is, or shall be, required.

F. Service was provided to all known parties in interest, including any party with one or more alleged preferential purchase rights contained in any Transferred Contract (the “Preferential Purchase Rights”), and any party with one or more rights based on any alleged approval or consent right or anti-assignment provision contained in any Transferred Contract (the “Consent Rights”) with a reasonable and adequate opportunity to object.

G. The Debtors served notice substantially in the form attached to the Motion as Exhibit 5 (the “Assumption and Assignment Notice”) on all parties required to receive such notice, and such parties have been afforded a reasonable and fair opportunity to file an objection to the assumption and/or assignment of any Transferred Contract (a “Contract Objection”).

H. The notice of the Motion is good, sufficient, and appropriate under the circumstances, and no other or further notice of the Motion, the assumption and assignment of the Transferred Contracts, the Celsius Settlement, the Cure Costs (as defined in the Motion), the deadlines to submit Contract Objections, the deadline to submit objections to the Motion, and all other deadlines related thereto is or shall be required.

I. Assets Are Property of the Estate. The Purchased Assets sought to be sold and assigned by the Debtors to Celsius pursuant to the Celsius Settlement are property of the Debtors’ estates and title thereto is vested in the Debtors’ estates.

J. Licensed Materials. The Debtors have the right to grant to Celsius the License to use the Licensed Materials in accordance with the Transaction Documents.

K. Fair, Reasonable, and In the Best Interests of the Estate. As demonstrated by the Motion and the Sullivan Declaration, the Debtors have carried their burden to prove that the Celsius Settlement is fair, reasonable, and in the best interests of the estate and the stakeholders. The Debtors have demonstrated (i) the uncertainty of probability of success and recovery in litigating the claims against and asserted by Celsius, (ii) the complexity and lengthy duration of litigation and significant expenses that would be incurred thereunder, and (iii) that the Celsius Settlement is the product of good-faith, arms-length bargaining between the Debtors and Celsius. As set forth below, through good-faith, arms-length negotiations, the Debtors have received sufficient value under the Celsius Settlement and showed sound business justification for the Celsius Settlement.

L. Sufficiency of Marketing. As demonstrated by the Motion and the Bros Declaration, the Debtors and their professionals adequately marketed the Purchased Assets and conducted a fair and comprehensive sale process. The Previous Marketing Process (as defined in the Motion) was non-collusive and provided a full, fair, and reasonable opportunity for any contacted party to make an offer to purchase the Purchased Assets, and the indications of interests received thereunder show that the Debtors obtained a fair market value for the Purchased Assets under the Celsius Settlement, and there was no other transaction available or presented that would have yielded a higher or better value for the Purchased Assets. The Previous Marketing Process undertaken by the Debtors and their professionals and each of their respective agents and other representatives with respect to the Purchased Assets was adequate and appropriate and reasonably calculated to maximize the value for the benefit of all of the Debtors’ stakeholders in all respects.

M. Fair Market Value of the Purchased Assets and Licensed Materials. Pursuant to the Transaction Documents, the Debtors and Celsius have agreed that the Purchase Price for (i) the Purchased Assets, (ii) the License to use the Licensed Materials, and (iii) a full and final satisfaction and release of the Core POCs (as defined in the Motion) shall be $45 million, which shall be paid through (i) a $14 million cash payment by Celsius to the Debtors (the “Closing Payment”) and (ii) a full and final release, satisfaction in full, and expungement of all of the Released Claims (as defined in the Motion).8

[8]	For the avoidance doubt, the Excluded Claims remain outstanding pursuant to the Celsius Settlement.

N. The Debtors determined, in a valid and sound exercise of their business judgment and after the robust and extensive Previous Marketing Process, the transactions contemplated by the Celsius Settlement provide a fair market value of the Purchased Assets. The Debtors have demonstrated that (i) the consideration received by the Debtors under the Celsius Settlement represents a fair market value for the Purchased Assets, (ii) the Celsius Settlement and the consummation thereon presents the best opportunity to realize the maximum value of the Purchased Assets, and (iii) the Debtors’ entry into and consummation of the Celsius Settlement is a sound exercise of the Debtors’ business judgment.

O. Business Justification. The Debtors have demonstrated that entry into and consummation of the Celsius Settlement constitute the Debtors’ sound exercise of business judgment, and such acts are in the best interests of the Debtors, their estates, stakeholders, and all parties in interest. The Court finds that the Debtors have articulated good and sufficient business reasons justifying (i) the sale of the Purchased Assets to Celsius, (ii) the full and final satisfaction and release of the Core POCs, and (iii) the grant of the License to Celsius to use the Licensed Materials, each pursuant to the terms and conditions set forth in the Celsius Settlement.

P. The Debtors have also demonstrated that it is an exercise of their sound business judgment to enter into the Amended TNMP Contract and assume and assign the Transferred Contracts to Celsius in connection with the consummation of the Celsius Settlement, and the entry into the Amended TNMP Contract and the assumption and assignment of the

Transferred Contracts are in the best interests of the Debtors, their estates, their stakeholders, and other parties in interest. The Transferred Contracts being assigned to Celsius, including the Amended TNMP Contract, are an integral part of the Purchased Assets under the Celsius Settlement and, accordingly, their assumption and assignment is reasonable and maximizes value for the Debtors’ estates.

Q. Fiduciary Duties. The Debtors’ decision to enter into and consummate the Celsius Settlement constitutes a proper exercise of the fiduciary duties of the Debtors and their directors and officers. Because the entry into and consummation of the Celsius Settlement constitute the Debtors’ exercise of sound business judgment, the Debtors, their respective current and former members, managers, officers, directors, employees, advisors, professionals or agents (collectively, the “Released Debtor Parties”), shall have or incur no liability to the estates or any holder of a claim against or interest in the Debtors for any act or omission in connection with, related to, or arising out of the negotiations of the Celsius Settlement contemplated thereunder, provided that no Released Debtor Party shall be released for (i) any liability of the Debtors arising out of or relating to any willful misconduct or fraud committed by such Released Debtor Party, in each case as determined by this Court, or (ii) any obligation under the Transaction Documents, which shall remain in full force and effect in accordance with their terms.

R. Corporate Authority. The Debtors (i) have full corporate or other organizational power and authority to consummate the Celsius Settlement and all other documents contemplated thereby, (ii) have all of the power and authority necessary to consummate the Celsius Settlement, and (iii) have taken all corporate or other organizational action necessary to authorize and approve the Celsius Settlement and any actions required to be performed by the Debtors to consummate the Celsius Settlement. No further consents or approvals of the Debtors are required for the Debtors to consummate the Celsius Settlement.

S. Arms-Length Sale and Buyer’s Good Faith. The Celsius Settlement was negotiated and is undertaken by the Debtors and Celsius at arms-length, without collusion or fraud, and in good faith within the meaning of section 363(m) of the Bankruptcy Code. Celsius recognizes that the Debtors were free to deal with any other party interested in acquiring the Purchased Assets. All payments and considerations to be made by Celsius and other agreements or arrangements entered into by Celsius in connection with the Celsius Settlement have been disclosed, and Celsius has not violated section 363(n) of the Bankruptcy Code by any action or inaction. As a result of the foregoing, Celsius is a “good faith” buyer within the meaning of section 363(m) of the Bankruptcy Code, and as such, is entitled to all of the protections afforded thereby, including in the event this Order or any portion thereof is reversed or modified on appeal.

T. No Fraudulent Transfer. The total consideration provided by Celsius pursuant to the Celsius Settlement constitutes reasonably equivalent value and fair consideration under the Bankruptcy Code, the Uniform Fraudulent Transfer Act, the Uniform Fraudulent Conveyance Act, and any other applicable law, and may not be avoided under section 363(n) of the Bankruptcy Code or any other applicable law. The Celsius Settlement is not being entered into and consummated, for the purpose of hindering, delaying or defrauding creditors of the Debtors under the Bankruptcy Code or under the laws of the United States, any state, territory, possession thereof, or the District of Columbia, or any other applicable law. Neither the Debtors nor Celsius has entered into the PSA or is consummating the Celsius Settlement with any fraudulent or otherwise improper purpose.

U. Free and Clear Transfer Required by Celsius. Celsius would not have entered into the PSA and would not consummate the Celsius Settlement, thus adversely affecting the Debtors, their estates, their creditors, their employees, and other parties in interest, if the sale of the Purchased Assets was not free and clear of all liens, claims, and encumbrances (other than, with respect to the Cedarvale Facility, the Permitted Title Exceptions) or if Celsius would be liable for such liens, claims, and encumbrances, including, without limitation and as applicable, liabilities that are not expressly assumed by Celsius as set forth in the Celsius Settlement or pursuant to this Order.

V. The transfer of the Purchased Assets and the Celsius Settlement is a legal, valid, and effective transfer of all of the legal, equitable, and beneficial right, title, and interest in and to the Purchased Assets free and clear of all liens, claims, and encumbrances (other than Permitted Title Exceptions).

W. Satisfaction of Section 363(f) Standards. The Debtors are authorized to sell the Purchased Assets free and clear of all liens, claims, and encumbrances (other than Permitted Title Exceptions) (with the liens, claims, and encumbrances, attaching to the proceeds of the sale with the same nature, validity, priority, extent, perfection, and force and effect that the liens, claims, and encumbrances encumbered the Purchased Assets immediately prior to the entry of this Order) because, with respect to each creditor or other person or entity asserting a lien, claim, and encumbrance, one or more of the standards set forth in section 363(f)(l)-(5) of the Bankruptcy Code has been satisfied. Each creditor or other person or entity asserting a lien, claim, or encumbrance in the Purchased Assets (i) has, subject to the terms and conditions of this Order, consented to the Celsius Settlement or is deemed to have consented to the Celsius Settlement, (ii) could be compelled in a legal or equitable proceeding to accept money satisfaction of such lien, claim, or encumbrance, and/or (iii) otherwise falls within the provisions of section 363(f) of the Bankruptcy Code. Those holders of the liens, claims, and encumbrances who did not object (or who ultimately withdrew their objections, if any) to the Celsius Settlement or the Motion are deemed to have consented to the Motion and Celsius Settlement pursuant to section 363(f)(2) of the Bankruptcy Code. Creditors or other persons or entities asserting a lien, claim, or encumbrance against the Purchased Assets could be compelled in a legal or equitable proceeding to accept money satisfaction of such lien, claim, or encumbrance.

X. No Successor Liability. Upon the consummation of the Celsius Settlement, Celsius shall be deemed not to: (i) be the successor of Seller or any of its Affiliates by reason of any theory of law or equity, (ii) have, de facto or otherwise, merged with or into the Debtors, (iii) be a mere continuation or substantial continuation of the Debtors or (iv) be liable or have any liability for any acts or omissions of the Debtors in the conduct of their businesses or arising under or related to the Purchased Assets.

Y. Transferred Contracts. Each and every provision of the Transferred Contracts or applicable non-bankruptcy law that purports to prohibit, restrict, or condition, or could be construed as prohibiting, restricting, or conditioning assignment of any Transferred Contract or Transferred Contract has been or will be satisfied or is otherwise unenforceable under section 365 of the Bankruptcy Code. All counterparties of the Transferred Contracts that did not timely file an objection to the assumption and/or assignment of the Transferred Contract(s) to which they are a counterparty in accordance with the Assumption and Assignment Notice are deemed to consent to the assumption and assignment by the Debtors of their Transferred Contract to Celsius, and Celsius shall enjoy all of the rights and benefits and assume all obligations under each such Transferred Contract as of the applicable date of assumption and assignment without the necessity of obtaining such non-debtor party’s consent to the assumption and assignment thereof. All counterparties of the Transferred Contracts for which the deadline to file a Contract Objection has not passed as of the date of entry of this Order, and that did not or do not timely file such an objection prior to the applicable deadline, shall be deemed to consent to the assumption and assignment by the Debtors of their Transferred Contract to Celsius effective as of the entry of this Order, and Celsius shall enjoy all of the rights and benefits and assume all obligations under each such Transferred Contract as of the applicable date of assumption and assignment without the necessity of obtaining such non-debtor party’s consent to the assumption and assignment thereof. If a Contract Objection timely filed with respect to a Transferred Contract in accordance with the Assumption and Assignment Notice cannot be resolved by the parties, the Debtors are authorized, but not required, to (i) assume and assign the applicable Transferred Contract pending resolution of the Contract Objection, or (ii) in accordance with section 17 of the PSA and subject to Celsius’s consent, amend Exhibit B of the PSA. Upon the assumption and assignment to Celsius in accordance with the terms of the Celsius Settlement, the Transferred Contracts shall be deemed valid and binding, in full force and effect in accordance with their terms, subject to the provisions of this Order, and shall be assigned and transferred to Celsius, notwithstanding any provision in the Transferred Contracts prohibiting or otherwise restricting assignment or transfer, and the Debtors, their estates, or any of their affiliates, predecessors, successors, or assigns, shall have no further liability or obligation under the Transferred Contracts, and Celsius shall assume all obligations under the Transferred Contracts. To the extent any Transferred Contract is not an executory contract within the meaning of section 365 of the Bankruptcy Code, it shall be transferred to Celsius in accordance with the terms of the Transaction Agreements and Celsius shall be solely responsible for the performance of the obligations of the Debtors under such Transferred Contracts that become due from and after, solely to the extent relating to facts, occurrences or other circumstances first arising after the consummation of the Celsius Settlement.

Z. Cure Costs and Adequate Assurance. Pursuant to the Celsius Settlement, any and all Cure Costs will be paid by the Debtors. Celsius has demonstrated adequate assurance of future performance of each Transferred Contract within the meaning of section 365 of the Bankruptcy Code that is assumed by Celsius or any of its permitted assignees to which such Transferred Contract is assumed and assigned by the Debtors, including a promise to perform the Debtors’ obligations under such Transferred Contract for periods upon and after the consummation of the Celsius Settlement. The Cure Costs are deemed the amounts necessary to “cure” (within the meaning of section 365(b)(l) of the Bankruptcy Code) all “defaults” (within the meaning of section 365(b) of the Bankruptcy Code) under such Transferred Contracts that are assumed. Celsius’s promise under the PSA to perform the obligations under the Transferred Contracts as of the consummation of the Celsius Settlement shall constitute adequate assurance of future performance under such Transferred Contracts upon and after the consummation of the Celsius Settlement. Any objections to the Cure Costs, to the extent not otherwise resolved, are hereby overruled. To the extent that any counterparty failed to timely object to its Cure Cost or to raise any other alleged default or breach of contract, such counterparty is deemed to have consented to such Cure Cost and to the assignment of its respective Transferred Contract(s) to Celsius and to have waived any other defaults or breaches. The Court finds that with respect to all Transferred Contracts, the payment of the Cure Costs as provided in the PSA is reasonable and appropriate and is deemed to fully satisfy the Debtors’ obligations under sections 365(b) and 365(f) of the Bankruptcy Code. Accordingly, all of the requirements of sections 365(b) and 365(f) of the Bankruptcy Code have been satisfied for the assumption by the Debtors, and the assignment by the Debtors to Celsius, of each Transferred Contract upon the consummation of the Celsius Settlement.

AA. Assets Assignable and Licensable. Each and every provision of the documents governing the Purchased Assets or the Licensed Materials, as applicable, or applicable non-bankruptcy law that purports to prohibit, restrict, or condition, or could be construed as prohibiting, restricting, or conditioning either: (a) sale or assignment of any of the Purchased Assets or (b) the grant of the License to use any of the Licensed Materials, if any, have been or will be satisfied or are otherwise unenforceable under section 365 of the Bankruptcy Code.

BB. Time of the Essence. Time is of the essence in consummating the Celsius Settlement. In order to maximize the value of the Purchased Assets, it is essential that the sale of the Purchased Assets occur within the time constraints set forth in the PSA. Good and sufficient reasons for approval of the PSA have been articulated by the Debtors. The Debtors and Celsius, being a good faith buyer under section 363(m) of the Bankruptcy Code, may close the transactions contemplated by the Celsius Settlement at any time after entry of this Order subject to the terms and conditions of the PSA.

CC. No Sub Rosa Plan. The Celsius Settlement does not constitute a sub rosa chapter 11 plan. The Celsius Settlement neither impermissibly restructures the rights of the Debtors’ creditors nor impermissibly dictates a chapter 11 plan for the Debtors.

DD. Final Order; Immediate Effect. This Order constitutes a final order within the meaning of 28 U.S.C. § 158(a). Notwithstanding Bankruptcy Rules 6004(h) and 6006(d), and to any extent necessary under Bankruptcy Rule 9014 and Rule 54(b) of the Federal Rules of Civil Procedure, as made applicable by Bankruptcy Rule 7054, the Court expressly finds that there is no just reason for delay in the implementation of this Order, and, sufficient cause having been shown, waives any such stay, and expressly directs entry of judgment as set forth herein.

IT IS THEREFORE ORDERED, ADJUDGED AND DECREED THAT:

1. Objections Overruled. All objections, if any, with regard to the relief sought in the Motion that have not been withdrawn, waived, settled, or otherwise dealt with herein are hereby overruled on the merits, with prejudice. All objections to the entry of this Order or to the relief granted herein that were not timely filed are hereby forever barred.

2. Approval of the Celsius Settlement. This Order shall only be effective once the Settlement and Purchase Order9 is entered in the Celsius chapter 11 cases, 22-10964 (MG) (Bankr. S.D.N.Y. Jul 13, 2022) (the “Celsius Chapter 11 Cases”). Pursuant to Bankruptcy Rule 9019 and Bankruptcy Code sections 105(a), 362(d), 363, and 365, the Motion is granted and the Celsius Settlement, including the Transaction Documents and the transactions contemplated thereunder, is approved. The Debtors have satisfied all requirements of Bankruptcy Rule 9019 and Bankruptcy Code sections 363 and 365, and all other requirements and standards applicable to a sale outside the ordinary course of business, free and clear of all liens, claims, and encumbrances (other than Permitted Title Exceptions).

3. Approval of the Sale of the Purchased Assets and the License to the Licensed Materials. Pursuant to sections 105(a), 363(b), 363(f), and 365 of the Bankruptcy Code, the Debtors are authorized, subject to entry of the Settlement and Purchase Order in the Celsius Chapter 11 Cases, to take any and all reasonable actions necessary to consummate the Celsius Settlement, including the sale, transfer, and assignment of all of the Debtors’ right, title, and interest in, to, and under the Purchased Assets and the grant of the License under the Licensed

[9]	As defined in the PSA.

Materials, in each case to Celsius, in each case free and clear of all liens, claims, and encumbrances (other than Permitted Title Exceptions) in accordance with the terms of the Transaction Documents and this Order. The relevant Debtors, as well as their directors, officers, employees, and agents, are authorized to execute, deliver, and perform their obligations under and comply with the terms of the Celsius Settlement and to consummate the Celsius Settlement, including by taking any and all actions as may be reasonably necessary or desirable to implement the Celsius Settlement pursuant to and in accordance with the terms and conditions of the Transaction Documents and under this Order.

4. The relevant Debtors, their affiliates, and their respective directors, officers, employees, and agents, are authorized to execute and deliver, and authorized to perform under, consummate, and implement all additional notices, assumptions, conveyances, releases, acquittances, instruments and documents that may be reasonably necessary or desirable to implement the Celsius Settlement, including the sale and transfer of the Purchased Assets, and the assumption and assignment of all the Transferred Contracts to Celsius, and to take all further actions as may be (i) reasonably requested by Celsius for the purpose of selling, transferring, granting, conveying, and conferring to Celsius, or reducing to Celsius’s possession, the Purchased Assets and/or (ii) necessary or appropriate to the performance of the obligations contemplated by the Celsius Settlement.

5. Power Matters. The Debtors are authorized to (i) transfer certain assets and necessary qualifications into Meter Holding as part of the sale of the Purchased Assets to Celsius and (ii) perform all other actions reasonably necessary or appropriate with respect to enrolling and qualifying Meter Holding for the Electric Reliability Council of Texas’s Four Coincident Peak program. The Debtors are further authorized to enter into the Amended TNMP

Contract by either (i) amending or restating that certain Transmission/Substation Facility Extension Agreement, between the Debtors and Texas New Mexico Power Company, dated August 20, 2021 (the “TNMP Contract”) or (ii) rejecting the TNMP Contract and entering into a replacement TNMP Contract, provided that (i) the Amended TNMP Contract shall be on Texas New Mexico Power Company’s standard form and (ii) shall not, without Celsius’s reasonable approval, modify any term of the TNMP Contract except to provide that the Cedarvale Facility shall be allocated at least 215 megawatts of power at the consummation of the Celsius Settlement and that Celsius shall be entitled to any and all future capacity, if any, allocated to the Cedarvale Facility or the substation at the Cedarvale Facility.

6. Celsius shall provide the Debtors reasonable access, which access shall be supervised by Celsius, to the Cedarvale Facility in the six (6) months following the consummation of the Celsius Settlement in order for the Debtors, solely at their own cost and expense, to remove the Excluded Equipment10 in accordance with the PSA.

7. Mutual Release of Claims. Upon the consummation of the Celsius Settlement, each of (a) the Released Claims (as defined in the Motion) are hereby deemed fully released, expunged, dismissed, disallowed and/or withdrawn with prejudice; (b) the Proofs of Claims Nos. 425 and 497 filled by Celsius against the Debtors and the Celsius Administrative Claim Motion (Docket No. 801) will be deemed withdrawn with prejudice as of the date of the consummation of the Celsius Settlement; (c) the releases set forth in Section 15 of the PSA shall become effective; provided that the Excluded Claims (as defined in the PSA) shall not be released hereunder; and (d) other than as set forth herein, Celsius shall not be entitled to receive any other recovery in connection with any claims it has, or could have, asserted in connection with these chapter 11 cases or otherwise, other than with respect to the Excluded Claims (as defined in the PSA), the PSA, the other Transaction Documents and the rights and obligations of the Releasing Parties under the Celsius Settlement (including the Transaction Documents).

[10]	As defined in the PSA.

8. The Debtors are further authorized, but not directed, to pay, without further order of the Court, whether before, at or after the entry of this Order, any expenses or costs required to be paid to consummate the Celsius Settlement.

9. Each and every federal, state, local, or foreign government or governmental or regulatory authority, agency, board, bureau, commission, court, department, or other governmental entity is hereby authorized to accept any and all documents and instruments necessary and appropriate to consummate the transactions contemplated by the Celsius Settlement subject to the payment of any filing or other fee imposed under non-bankruptcy law.

10. Subject to entry of the Settlement and Purchase Order in the Celsius Chapter 11 Cases, Celsius releases and discharges any other claim it has, might have had, or may have (except, for the avoidance of doubt, the Excluded Claims), against the Debtors and their managers, members, officers, directors, employees, partners, agents, representatives, beneficiaries, attorneys, subsidiaries, affiliates, contractors, subcontractors, successors and assigns, whether known or unknown, actual or contingent, foreseen or unforeseen, relating to, arising out of or with respect to (i) the condition of the Purchased Assets, either patent or latent, (ii) Celsius’s ability, or inability, to obtain or maintain temporary or final certificates of occupancy, permits or other licenses for the use or operation of the Cedarvale Facility, and/or certificates of compliance or operation of the Cedarvale Facility, (iii) the actual or potential income, or profits, to be derived from the Purchased Assets, (iv) the real estate, or other, taxes or special assessments, now or hereafter payable on account of, or with respect to, the Cedarvale Facility, (v) Celsius’s ability or inability to demolish the improvements or otherwise develop the Land11, or (vi) any other matter relating to the Purchased Assets.

[11]	As defined in the PSA.

11. Sale and Transfer of Assets Free and Clear. Pursuant to sections 105(a), 363(b), 363(f), and 365(b) of the Bankruptcy Code, the Debtors are authorized to sell, and upon the consummation of the Celsius Settlement shall transfer to Celsius all of the Debtors’ right, title, and interest in and to, and possession of, the Purchased Assets, title to which shall be vested in Celsius as set forth in the Transaction Documents, and, to the extent provided in the Celsius Settlement, such title to the Purchased Assets shall be transferred to Celsius free and clear of all liens, claims, and encumbrances (other than Permitted Title Exceptions), including:

(a)

liens (including, without limitation, mechanics’, materialmans’, and other consensual and non-consensual liens and statutory liens) mortgages, restrictions, hypothecations, charges, indentures, loan agreements, instruments, leases, licenses, options, deeds of trust, security interests, conditional sale or other title retention agreements, pledges, judgments, demands, encumbrances, easements, and servitudes;

(b)	interests, obligations, liabilities, demands, guaranties, options, restrictions, and contractual or other commitments;

(c)	rights, including, without limitation, rights of first refusal, rights of offset (except for offsets exercised prior to the Petition Date), contract rights, and recovery;

(d)	decrees of any court or foreign or domestic government entity (to the extent permitted by law);

(e)

charges or restrictions of any kind or nature, including, without limitation, any restriction on the use, transfer, receipt of income or other exercise of any attributes of ownership of the Purchased Assets, including, without limitation, consent of any Person to assign or transfer any of the Purchased Assets;

(f)	debts arising in any way in connection with any agreements, acts, or failures to act, of the Debtors or any of the Debtors’ predecessors or affiliates;

(g)

claims (as that term is defined in the Bankruptcy Code), including claims for reimbursement, contribution claims, indemnity claims, exoneration claims, alter-ego claims, environmental claims (to the fullest extent allowed by applicable law), including claims that may be secured or entitled to priority under the Bankruptcy Code, tax claims, reclamation claims, and pending litigation claims; and

(h)

matters of any kind or nature whatsoever, whether at law or in equity and whether known or unknown, choate or inchoate, filed or unfiled, scheduled or unscheduled, noticed or unnoticed, recorded or unrecorded, perfected or unperfected, allowed or disallowed, contingent or non-contingent, liquidated or unliquidated, matured or un-matured, material or nonmaterial, disputed or undisputed, whether arising prior to or during the Debtors’ bankruptcy cases, and whether imposed by agreement, understanding, law, equity, or otherwise;

in each case, whether in law or in equity, known or unknown, choate or inchoate, filed or unfiled, scheduled or unscheduled, noticed or unnoticed, recorded or unrecorded, perfected or unperfected, allowed or disallowed, contingent or non-contingent, liquidated or unliquidated, matured or unmatured, material or non-material, disputed or undisputed, direct or indirect, and whether arising by agreement, understanding, law, equity or otherwise, and whether occurring or arising before, on or after the Petition Date, or occurring or arising prior to the consummation of the Celsius Settlement. The liens, claims, and encumbrances shall attach to the proceeds with the same nature, validity, priority, extent, perfection, and force and effect that such liens, claims, and encumbrances encumbered the Purchased Assets immediately prior to the consummation of the Celsius Settlement, subject to any claims, defenses, and objections, if any, that the Debtors or their estates may possess with respect thereto.

12. Binding Effect of Order. Except as set forth in this paragraph and subject to entry of the Settlement and Purchase Order in the Celsius Chapter 11 Cases, this Order and the Celsius Settlement shall be binding in all respects upon the Debtors, their estates, all creditors of the Debtors, holders of equity interests in the Debtors, any holders of the liens, claims, and encumbrances in, against, or on all or any portion of the Purchased Assets (whether known or unknown), Celsius (and all successors and assigns of Celsius, subject to approval by the bankruptcy court of the Celsius Chapter 11 Cases), notwithstanding the dismissal of any of the Debtors’ cases or any subsequent appointment of any trustees, examiners, “responsible persons,” or other fiduciaries in these chapter 11 cases or upon a conversion to case under chapter 7 of the Bankruptcy Code. If any order under section 1112 of the Bankruptcy Code is entered, such order shall provide, or be deemed to provide (in accordance with sections 105 and 349 of the Bankruptcy Code) that this Order, including the rights granted to Celsius hereunder, shall remain effective and, notwithstanding such dismissal, shall remain binding on parties in interest. The Celsius Settlement and Settlement and Purchase Order entered in the Celsius Chapter 11 Cases, this Order, and the Debtors’ obligations therein and herein shall not be altered, impaired, amended, rejected, discharged, or otherwise affected by any chapter 11 plan proposed or confirmed in these bankruptcy cases, any order confirming any chapter 11 plan, or any subsequent order of this Court without consent of the Debtors and Celsius, which shall not be unreasonably withheld; to the extent of any conflict between this Order or the Celsius Settlement and such future plan or order, the terms of this Order and the Celsius Settlement shall control; provided, however, that notwithstanding anything to the contrary herein or in any of the Transaction Documents, the Purchase Price of the Purchased Assets should not be binding upon the parties of these chapter 11 cases for any purpose other than the consummation of the Celsius Settlement, including, but not limited to, any claim arising under section 361 of the Bankruptcy Code.

13. No Material Modifications. The Transaction Documents and any related agreements, documents, or other instruments in effect as of the date hereof may be modified, amended, or supplemented through a written document signed by the parties thereto in accordance with the terms thereof without further order of this Court; provided, however, that any such modification, amendment, or supplement does not have a material or an adverse effect on the Debtors or their estates. For the avoidance of doubt, all other modifications, amendments, or supplements that have a material or an adverse effect on the Debtors’ estates or their creditors shall require Court approval.

14. No Bulk Sale. No bulk sales law or any similar law of any state or other jurisdiction shall apply in any way to the Celsius Settlement, the Motion, and this Order.

15. Valid Transfer. Effective upon the consummation of the Celsius Settlement, the transfer to Celsius of the Debtors’ right, title, and interest in the Purchased Assets pursuant to the Celsius Settlement shall be, and hereby is deemed to be, a legal, valid and effective transfer of the Debtors’ right, title, and interest in the Purchased Assets, and vests with or will vest in Celsius all right, title, and interest of the Debtors in the Purchased Assets, free and clear of all liens, claims, and encumbrances (other than Permitted Title Exceptions).

16. Good Faith Buyer. The Celsius Settlement is undertaken by Celsius in good faith, as that term is used in section 363(m) of the Bankruptcy Code, and Celsius has acted without collusion in undertaking the Celsius Settlement. Accordingly, the reversal or modification on appeal of the authorization provided herein to consummate the Celsius Settlement shall not affect the release and settlement of the Released Claims and the Core POCs, the validity of the sale of the Purchased Assets to Celsius, and the assumption and assignment by the Debtors of any of the Transferred Contracts, unless such authorization is duly stayed pending such appeal. Celsius is a buyer in good faith of the Purchased Assets, and is entitled to all of the protections afforded by section 363(m) of the Bankruptcy Code.

17. The Celsius Settlement and the transactions contemplated thereby cannot be avoided under section 363(n) of the Bankruptcy Code. None of the Debtors, Celsius, or any of their respective affiliates, officers, directors, members, partners, principals, or shareholders (or equivalent) or any of their respective current and former members, managers, officers, directors, employees, advisors, professionals, agents, predecessors, successors or assigns have engaged in any conduct that would cause or permit the consummation of the Celsius Settlement contemplated thereby to be avoided, or costs or damages to be imposed, under section 363(n) of the Bankruptcy Code.

18. Governmental Authorization to Effectuate Sale and Assignments. Each and every federal, state, and governmental agency or department, and any other person or entity, is hereby authorized to accept any and all documents and instruments in connection with or necessary to consummate the Celsius Settlement. Except as otherwise provided in this Order, to the greatest extent available under applicable law as of the consummation of the Celsius Settlement, Celsius shall be authorized, as of the consummation of the Celsius Settlement, to operate under any license, permit, registration, and governmental authorization or approval of the Debtors with respect to the Purchased Assets, and all such licenses, permits, registrations, and governmental authorizations and approvals are deemed to have been, and hereby are, deemed to be transferred to Celsius upon the consummation of the Celsius Settlement. No governmental unit may revoke or suspend any lawful right, license, trademark, or other permission relating to the use of the Purchased Assets sold, transferred, or conveyed to Celsius on account of the filing or pendency of these chapter 11 cases or the consummation of the Celsius Settlement. For the avoidance of doubt, the Celsius Settlement authorized herein shall be of full force and effect, regardless of whether the Debtors or any of their affiliates lack good standing in any jurisdiction in which such entity is formed or is authorized to transact business.

19. Authorization to Assign. Notwithstanding any provision of any contract governing the Purchased Assets, including any Transferred Contracts to be assumed and assigned to Celsius as of the closing of the Celsius Settlement, pursuant to section 365(f) of the Bankruptcy Code or applicable non-bankruptcy law that prohibits, restricts, or conditions the assignment of the Purchased Assets, including any Transferred Contract, at or after the consummation of the Celsius Settlement, the Debtors are authorized in accordance with sections 105(a), 363, and 365 of the Bankruptcy Code to (i) sell the Purchased Assets to Celsius and (ii) assume and assign to Celsius the Transferred Contracts to Celsius upon the consummation of the Celsius Settlement, in each case, which assignments shall take place on and be effective upon consummation of the Celsius Settlement.

(a)

There shall be no accelerations, assignment fees, increases, or any other fees charged to Celsius or the Debtors as a result of the assignment of the Purchased Assets or the assumption and assignment of the Transferred Contracts.

(b)

The Debtors have met all of the requirements of section 365(b) of the Bankruptcy Code for each of the Transferred Contracts that are to be assumed and assigned to Celsius upon the consummation of the Celsius Settlement. Notwithstanding the foregoing, unless required by Celsius under the PSA for the Debtors to assume and assign any Transferred Contract, no Debtor shall be required by the Court to assume and assign any Transferred Contract, and, if no such assumption and assignment occurs, no Cure Costs shall be due and no adequate assurance of future performance shall be required with respect to any such Transferred Contract.

(c)

The Debtors’ assumption and assignment of the Transferred Contracts is subject to the consummation of the Celsius Settlement with the Celsius. To the extent that an objection by a counterparty to any Transferred Contract with respect to the Debtors’ assumption and assignment of the Transferred Contracts, including an objection related to the applicable Cure Cost, is not resolved prior to the consummation of the Celsius Settlement, Celsius, may, without any further approval of the Court or notice to any party, elect to (a) not have the Debtors assume and assign such Transferred Contract to it, or (b) have the Debtors postpone the assumption of such Transferred Contract until the resolution of such objection; provided, however, that the Debtors and the relevant non-debtor counterparty under each Transferred Contract shall have authority to compromise, settle, or otherwise resolve any objections to proposed Cure Costs without further order of, or notice to, this Court, with any such agreed upon Cure Costs being paid to the appropriate counterparty by the Debtors as a condition subsequent to such assumption and assignment of the relevant Transferred Contract.

20. Transferred Contracts. Upon the consummation of the Celsius Settlement, subject to the provisions of this Order and in accordance with the PSA, Celsius shall succeed to the entirety of the Debtors’ rights and obligations in the Transferred Contracts first arising and attributable to the time period occurring upon the consummation of the Celsius Settlement and shall have all rights thereunder.

(a)

Upon the consummation of the Celsius Settlement, (a) all defaults (monetary and non-monetary) under the Transferred Contracts shall be deemed cured and satisfied in full through the payment of the Cure Costs, (b) no other amounts will be owed by the Debtors, their estates, or, Celsius with respect to amounts first arising or accruing during, or attributable or related to, the period before the consummation of the Celsius Settlement with respect to the Transferred Contracts, and (c) any and all persons or entities shall be forever barred and estopped from asserting a claim against the Debtors, their estates, Celsius, or the Purchased Assets that any additional amounts are due or defaults exist under the Transferred Contracts that arose or accrued, or relate to or are attributable to the period before the consummation of the Celsius Settlement. The Debtors promise, pursuant to the terms of the PSA, to pay any and all Cure Costs and Celsius’s promise to perform the Debtors’ obligations under the Transferred Contracts for the period on or after the consummation of the Celsius Settlement shall constitute adequate assurance of Celsius’s future performance under the Transferred Contracts being assigned to it as of the consummation of the Celsius Settlement within the meaning of sections 365(b)(l)(C) and (f)(2)(A)-(B) of the Bankruptcy Code.

(b)

Upon assumption of those Transferred Contracts to be assumed by the Debtors and assigned to the Celsius upon the consummation of the Celsius Settlement, such Transferred Contracts shall be deemed valid and binding, in full force and effect in accordance with their terms, subject to the provisions of this Order, and shall be assigned and transferred to Celsius, notwithstanding any provision in such Transferred Contract or other restrictions prohibiting assignment or transfer. To the extent any Transferred Contract is assumed and assigned to Celsius under this Order, such assumption and assignment will not take effect until the consummation of the Celsius Settlement. Furthermore, other than the Transferred Contracts, no other contract shall be deemed assumed by the Debtors and/or assigned to Celsius pursuant to section 365 of the Bankruptcy Code. The failure of the Debtors or Celsius to enforce at any time one or more terms or conditions of any Transferred Contract shall not be a waiver of such terms or conditions, or of the Debtors’ and the Celsius’s rights to enforce every term and condition of such Transferred Contract.

(c)

All counterparties to the Transferred Contracts shall cooperate and expeditiously execute and deliver, upon the reasonable request of Celsius, and shall not charge the Debtors or Celsius for, any instruments, applications, consents, or other documents which may be required or requested by any public or quasi-public authority or other party or entity to effectuate the applicable transfers in connection with the Celsius Settlement.

21. Notwithstanding the foregoing, the Debtors may amend the list of Transferred Contracts to add or remove any Transferred Contract to or from such list of Transferred Contracts of the Celsius Settlement in accordance with the terms thereof.

22. Cure Costs. All Cure Costs that have not been waived shall be determined in accordance with this Order and paid by the Debtors, in accordance with the terms of the Celsius Settlement. Assumption and payment of the Cure Costs by the Debtors shall be in full satisfaction and cure of any and all defaults under the Transferred Contracts and is deemed to fully satisfy the Debtors’ obligations under sections 365(b) and 365(f) of the Bankruptcy Code. Upon the assumption by a Debtor and the assignment to Celsius of any Transferred Contract, and the payment of any applicable Cure Costs, each non-Debtor counterparty to such Transferred Contract is forever barred, estopped, and permanently enjoined from (i) asserting against the Debtors or Celsius, their affiliates, successors, or assigns, or the property of any of them, any default existing as of the entry date of this Order, and (ii) exercising any rights or remedies against any Debtor or Celsius based on an asserted default that occurred on, prior to, or as a result of, the entry of this Order, including the type of default specified in section 365(b)(1)(A) of the Bankruptcy Code. Celsius has provided adequate assurance of future performance under the Transferred Contracts within the meaning of sections 365(b)(1)(c) and 365(f)(2)(B) of the Bankruptcy Code. Accordingly, all of the requirements of sections 365(b) and 365(f) of the Bankruptcy Code have been satisfied for the assumption by the Debtors, and the assignment by the Debtors to Celsius, of each of the Transferred Contracts.

23. Contract Objection. To the extent a non-Debtor counterparty to a Transferred Contract fails to timely object to a Cure Cost in accordance with the Assumption and Assignment Notice, such Cure Cost has been and shall be deemed to be finally determined and any such non-Debtor counterparty shall be prohibited from challenging, objecting to, or denying the validity and finality of the Cure Cost at any time. The non-Debtor counterparty to a Transferred Contract is forever bound by the applicable Cure Cost and, upon payment of such Cure Cost as provided herein and in the Celsius Settlement, is hereby enjoined from taking any action against the Debtors or Celsius with respect to any claim for cure under such Transferred Contract. To the extent no timely Contract Objection has been filed and served with respect to a Transferred Contract, the non-Debtor counterparty to such Transferred Contract is deemed to have consented to the assumption and assignment of such Transferred Contract to Celsius.

24. Preferential Purchase Right and Consent Right. Without limiting the foregoing, each person or entity who holds or is the beneficiary of a Preferential Purchase Right or Consent Right will be (i) forever barred from objecting to the transfer, sale, assumption, and/or assignment of the Debtors’ right, title, and interest in, to and under the Purchased Assets to be sold, assumed, and/or assigned in connection with the Celsius Settlement, free and clear of all liens, claims, and encumbrances, including Consent Rights and Preferential Purchase Rights (other than Permitted Title Exceptions), and from asserting any alleged Preferential Purchase Rights with respect to the Sale Transaction, and (ii) deemed to consent to and approve the transfer, sale, and/or assumption and/or assignment of the Debtors’ right, title, and interest in, to and under the Purchased Assets free and clear of all liens, claims, and encumbrances, including Consent Rights and Preferential Purchase Rights (other than Permitted Title Exceptions).

25. No Successor Liability. Celsius has given substantial consideration under the Motion, this Order, and the Celsius Settlement, which consideration shall constitute valid, valuable, and sufficient consideration for the absolution from any potential claims of successor liability of Celsius to the greatest extent allowed by applicable law.

26. Surrender of Possession. Any and all Purchased Assets in the possession or control of any person or entity, including any vendor, supplier, or employee of the Debtors shall be transferred to Celsius free and clear of all liens, claims, and encumbrances,(other than Permitted Title Exceptions), with such liens, claims, and encumbrances attaching to the proceeds with the same nature, validity, priority, extent, perfection, and force and effect that such liens, claims, and encumbrances encumbered the Purchased Assets immediately prior to the entry of this Order, and shall be delivered to Celsius and deemed delivered upon the consummation of the Celsius Settlement (or such other time as provided in the PSA), with such costs of delivery allocated in accordance with the Celsius Settlement.

27. Retention of Jurisdiction. The Court retains jurisdiction to hear and determine all matters arising from or related to the implementation, interpretation, or enforcement of this Order.

28. Immediate Effect. Notwithstanding Bankruptcy Rules 6004(h) and 6006(d), this Order shall be effective and enforceable immediately upon entry and its provisions shall be self-executing. In the absence of any person or entity obtaining a stay pending appeal, the Debtors and Celsius are free to consummate the Celsius Settlement at any time pursuant to the terms thereof.

29. Failure to Specify Provisions. The failure to specifically reference any particular provisions of the PSA or other related documents in this Order shall not diminish or impair the effectiveness of such provisions, it being the intent of the Court that the Celsius Settlement, including the PSA and other related documents, be authorized and approved in its entirety.

30. Release of Interests. Upon the consummation of the Celsius Settlement, this Order (i) is and shall be effective as a determination that all claims, liens, or encumbrances (other than Permitted Title Exceptions) of any kind or nature whatsoever existing as to the Purchased Assets prior to the entry of this Order have been unconditionally released, discharged, and terminated (with such claims, liens, or encumbrances attaching to the proceeds with the same nature, validity, priority, extent, perfection, force and effect that such claims, liens, or encumbrances encumbered the Purchased Assets immediately prior to the entry of this Order) and that the conveyances described herein have been effected, (ii) is and shall be binding upon and shall govern the acts of all entities, including all filing agents, filing officers, title agents, title companies, recorders of mortgages, recorders of deeds, registrars of deeds, administrative agencies or units, governmental departments or units, secretaries of state, federal, state and local officials and all other persons and entities who may be required by operation of law, the duties of their office, or contract, to accept, file, register or otherwise record or release any documents or instruments, or who may be required to report or insure any title or state of title in or to the Purchased Assets conveyed to Celsius (such entities being referred to as “Recording Officers”), and all recorded claims, encumbrances, liens or liabilities (other than Permitted Title Exceptions) against the Purchased Assets shall be deemed stricken from such entities records, official and otherwise. All Recording Officers are authorized and specifically directed to strike recorded encumbrances, claims, liens, pledges, and other interests against the Purchased Assets recorded prior to the date of this Order. A certified copy of this Order may be filed with the appropriate Recording Officers to evidence cancellation of any recorded encumbrances, claims, liens, pledges, and other interests against the Purchased Assets recorded prior to the entry of this Order. All Recording Officers are hereby directed to accept for filing any and all of the documents and instruments necessary, advisable or appropriate to consummate the transactions contemplated by the PSA, subject to the payment of any filing or other fee imposed under non-bankruptcy law.

31. Approval to Release Interests. All entities, including without limitation all trustees or collateral agents, are authorized and directed to file and/or execute lien releases, including financing statement terminations, mortgage releases or other documents or agreements evidencing release of claims, liens, or encumbrances against or on the Purchased Assets (other than Permitted Title Exceptions). If any person or entity that has filed financing statements, mortgages, mechanic’s liens, or other documents or agreements evidencing claims, liens, or encumbrances against or on the Purchased Assets shall not have delivered to the Debtors before the entry of this Order, in proper form for filing and executed by the appropriate parties, termination statements, instruments of satisfaction, releases of liens and easements, and any other documents necessary for the purpose of documenting the release of all claims, liens, or encumbrances (other than Permitted Title Exceptions) that the person or entity has or may assert with respect to the Purchased Assets, the Debtors and Celsius are hereby authorized to execute and file such statements, instruments, releases, and other documents on behalf of such person or entity with respect to the Purchased Assets. Celsius is hereby authorized to file, register, or otherwise record a certified copy of this Order and the Settlement and Purchase Order, which, once filed, registered, or otherwise recorded, shall constitute conclusive evidence of the release of all claims, liens, or encumbrances against the Purchased Assets (other than Permitted Title Exceptions). This Order and the Settlement and Purchase Order are deemed to be in recordable form sufficient to be placed in the filing or recording system of each and every federal, state, or local government agency, department, or office.

32. No Effect on Governmental Regulatory Authority. Nothing in this Order or the Celsius Settlement authorizes the transfer or assignment of any governmental (a) license, (b) permit, (c) registration, (d) authorization, or (e) approval, or the discontinuation of any obligation thereunder, without compliance with all applicable legal requirements and approvals under police or regulatory law. Nothing in this Order divests any tribunal of any jurisdiction it may have under police or regulatory law to interpret this Order or to adjudicate any defense asserted under this Order. For the avoidance of doubt, the matters preserved by this paragraph are subject to all rights and defenses available under applicable law.

33. Nothing in this Order or related documents discharges, releases, precludes, or enjoins: (i) any liability to any governmental unit as defined in 11 U.S.C. § 101(27) (“Governmental Unit”) that is not a “claim” as defined in 11 U.S.C. § 101(5); (ii) any claim of a Governmental Unit arising on or after consummation of the Celsius Settlement; (iii) any liability to a Governmental Unit under police and regulatory statutes or regulations that any entity would be subject to as the owner or operator of property after consummation of the Celsius Settlement; or (iv) any liability to a Governmental Unit on the part of any Person other than the Debtors. Nor shall anything in this Order enjoin or otherwise bar a Governmental Unit from asserting or enforcing, outside this Court, any liability described in the preceding sentence.

34. Each and every provision of the Transferred Contracts or applicable non-bankruptcy law that purports to prohibit, restrict, or condition, or could be construed as prohibiting, restricting, or conditioning assignment of any Transferred Contract has been or will be satisfied or is otherwise unenforceable under section 365 of the Bankruptcy Code. All counterparties of the Transferred Contracts that did not or do not timely file an objection to the assumption and assignment of the Transferred Contract(s) to which they are a counterparty are deemed to consent to the assumption and assignment by the Debtors of their Transferred Contract to Celsius, and Celsius shall enjoy all of the rights and benefits and assume all obligations under each such Transferred Contract as of the applicable date of assumption and assignment without the necessity of obtaining such non-debtor party’s consent to the assumption or assignment thereof. All counterparties of the Transferred Contracts for which the deadline to file a Contract Objection has not passed as of the date of entry of this Order, and that did not or do not timely file such an objection prior to the applicable deadline, shall be deemed to consent to the assumption and assignment by the Debtors of their Transferred Contract(s) to Celsius effective as of the entry of this Order, and Celsius shall enjoy all of the rights and benefits and assume all obligations under each such Transferred Contract as of the applicable date of assumption and/or assignment without the necessity of obtaining such non-debtor party’s consent to the assumption or assignment thereof. If a Contract Objection timely filed with respect to a Transferred Contract cannot be resolved by the parties, the Debtors may assume and assign the applicable Transferred Contract pending resolution of the Contract Objection. Upon the assumption and assignment to Celsius and assumption by Celsius in accordance with the terms of the Celsius Settlement, the Transferred Contracts shall be deemed valid and binding, in full force and effect in accordance with their terms, subject to the provisions of the Celsius Settlement and this Order, and shall be assigned and transferred to Celsius, notwithstanding any provision in the Transferred Contracts prohibiting or otherwise restricting assignment or transfer, and the Debtors, their estates, or any of their affiliates, predecessors, successors, or assigns, shall have no further liability or obligation under the Transferred Contracts, and Celsius shall assume all obligations under the Transferred Contracts. To the extent any Transferred Contract is not an executory contract within the meaning of section 365 of the Bankruptcy Code, it shall be transferred to Celsius in accordance with the terms of the Celsius Settlement and, other than with respect to, Celsius shall have no liability or obligation for any (i) defaults or breaches under such agreement that relate to acts or omissions that occurred in the period, or otherwise arose, prior to the entry of this Order and (ii) claims, counterclaims, offsets, or defenses (whether contractual or otherwise, including, any right of recoupment) with respect to such Transferred Contract, that relate to any acts or omissions that arose or occurred prior to the entry of this Order.

35. Satisfaction of Conditions Precedent. Neither Celsius nor the Debtors shall have an obligation to consummate the Celsius Settlement until all conditions precedent in the PSA to each of their respective obligations to close the Celsius Settlement have been satisfied or waived in accordance with the terms of the Celsius Settlement.

36. Provisions Non-Severable. The provisions of this Order are non-severable and mutually dependent.

37. Automatic Stay. To the extent applicable, the automatic stay pursuant to section 362(a) of the Bankruptcy Code is hereby lifted solely for purposes of implementing the Celsius Settlement.

38. Miscellaneous. Pursuant to the Celsius Settlement, Celsius affirms that Core was contractually entitled to pass through power costs to Celsius when Core incurred higher power costs to host Celsius’s mining equipment, and that Celsius had a contractual obligation to pay the “power cost pass-through” as invoiced by Core.

39. This Order shall be immediately effective and enforceable upon its entry, subject in all respects to the entry of the Settlement and Purchase Order.

40. This Court shall retain jurisdiction to hear and determine all matters arising from or related to the implementation, interpretation, or enforcement of this Order.

Dated:	[ ], 2023
Houston, Texas

THE HONORABLE DAVID R. JONES
UNITED STATES BANKRUPTCY JUDGE

EXHIBIT D-2

FORM OF SETTLEMENT AND PURCHASE ORDER

[See attached.]

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

)
In re:	)	Chapter 11
)
CELSIUS NETWORK LLC, et al.,[1]	)	Case No. 22-10964 (MG)
)
Debtors.	)	(Jointly Administered)
)

ORDER (I) APPROVING THE

SETTLEMENT BY AND AMONG THE DEBTORS AND CORE

SCIENTIFIC, (II) AUTHORIZING ENTRY INTO THE PURCHASE

AND SALE AGREEMENT, (III) AUTHORIZING INTERCOMPANY

TRANSFERS WITH CELSIUS MINING, AND (III) GRANTING RELATED RELIEF

Upon the motion (the “Motion”)2 of the above-captioned debtors and debtors in possession (collectively, the “Debtors”) for entry of an order (this “Order”) (i) approving the settlement (the “Settlement”) of certain claims held by the Debtors against Core Scientific Operating Company f/k/a Core Scientific, Inc. (“Core,” together with Debtor Celsius Mining LLC, the “Parties”), (ii) authorizing entry into the Purchase and Sale Agreement attached hereto as Exhibit 1 (the “PSA”), (iii) authorizing intercompany transfers with Celsius Mining LLC, and (iv) granting related relief all as more fully set forth in the Motion; and this Court having jurisdiction over this matter pursuant to 28 U.S.C. §§ 157 and 1334 and the Amended Standing Order of Reference from the United States District Court for the Southern District of New York, entered

[1]

The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are: Celsius Network LLC (2148); Celsius KeyFi LLC (4414); Celsius Lending LLC (8417); Celsius Mining LLC (1387); Celsius Network Inc. (1219); Celsius Network Limited (8554); Celsius Networks Lending LLC (3390); Celsius US Holding LLC (7956); GK8 Ltd. (1209); GK8 UK Limited (0893); and GK8 USA LLC (9450). The location of Debtor Celsius Network LLC’s principal place of business and the Debtors’ service address in these chapter 11 cases is 50 Harrison Street, Suite 209F, Hoboken, New Jersey 07030.

[2]

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Motion. Terms used but not defined in this Order nor the Motion shall have the meanings ascribed to them in the PSA or, if not defined in the PSA, in the Joint Chapter 11 Plan of Reorganization of Celsius Network LLC and Its Debtor Affiliates [Docket No. 3319].

2

February 1, 2012; and this Court having the power to enter a final order consistent with Article III of the United States Constitution; and this Court having found that venue of these cases in this district is proper pursuant to 28 U.S.C. §§ 1408 and 1409; and this Court having considered the Ferraro Declaration; and this Court having found that the relief requested in the Motion is in the best interests of the Debtors’ estates, their creditors, and other parties in interest; and this Court having found that notice of the Motion and opportunity for a hearing thereon were appropriate under the circumstances and no other notice need be provided; and this Court having reviewed the Motion and having heard the statements in support of the relief requested therein at a hearing before this Court (the “Hearing”); and this Court having determined that the legal and factual bases set forth in the Motion and at the Hearing establish just cause for the relief granted herein; and this Court having found that the Settlement is the product of good faith, arm’s-length negotiations between the Parties thereto; and after due deliberation and sufficient cause appearing therefor, it is HEREBY ORDERED THAT:

1. The Motion is granted as set forth herein.

2. This Order shall only be effective once the Settlement and Sale Order is entered by the Core Bankruptcy Court.

3. Each of the Settlement (as embodied in the PSA attached hereto as Exhibit 1), the PSA, and the payment of the Closing Payment, which shall be (a) made and distributed in the manner set forth in the PSA and (b) in full and final settlement, release, satisfaction, and expungement of all Settled Claims, all of the terms and conditions thereof, and all of the transactions contemplated therein, are approved in all respects. The failure specifically to include any particular provision of the PSA in this Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Court that the PSA be authorized and approved in its entirety.

3

Pursuant to sections 105(a) and 363 of the Bankruptcy Code and Bankruptcy Rule 6004, the Debtors are authorized, but not directed, to execute and deliver, and empowered to perform under, consummate, and implement, the PSA, together with all additional instruments and documents that may be reasonably necessary or desirable to implement the PSA, and to take all further actions as may be necessary for the purposes of assigning, transferring, granting, conveying, and conferring to the Debtors or reducing to possession, the assets to be transferred under the PSA, or as may be necessary or appropriate to the performance of the obligations as contemplated by the PSA.

The PSA, and any related agreements, documents, or other instruments may be modified, amended, or supplemented by the parties thereto in a writing signed by the Parties, and in accordance with the terms thereof, without further order of this Court.

Any amounts accruing or owing under the PSA to Core including, but not limited to, the Closing Payment and damages arising out of a breach by Debtors of the PSA (if any), shall be entitled to priority as an administrative expense pursuant to section 503(b)(1) of the Bankruptcy Code.

Upon entry of the Settlement and Sale Order in the Core Chapter 11 Cases authorizing Core to enter into the PSA, this Order and the PSA shall be binding and enforceable in all respects upon (a) Core and all successors and assigns of Core; (b) all creditors or interest holders (in each case, whether known or unknown) of the Debtors or Core; (c) the Debtor party to the PSA and each of its successors and permitted assigns; and (d) any subsequent trustee appointed in the chapter 11 case of such Debtor party to the PSA or upon a conversion of such cases to chapter 7 under the Bankruptcy Code, and the PSA shall not be, under any circumstances, subject to rejection under section 365 of the Bankruptcy Code.

4

4. Pursuant to Bankruptcy Rule 9019, the Parties are authorized and directed to enter into and perform the Settlement as embodied in the PSA, and perform, execute, and deliver all documents, and take all actions necessary, to immediately continue and fully implement the Settlement in accordance with the terms, conditions, and agreements set forth or provided for in the PSA.

5. The Debtors are authorized, but not directed, to perform intercompany transfers to Celsius Mining LLC with the consent of the Celsius UCC (such consent not to unreasonably withheld, delayed, or conditioned). All postpetition transfers and payments from a Debtor to Celsius Mining LLC authorized by this Order are hereby accorded super priority administrative expense status under sections 503(b) and 364(c)(1) of the Bankruptcy Code.

6. The Debtors are further authorized, pursuant to section 363 of the Bankruptcy Code, to incur costs and expenses, with the consent of the Celsius UCC (such consent not to unreasonably withheld, delayed, or conditioned), to develop the Cedarvale facility prior to the Effective Date of the Plan.

7. The Debtors are further authorized, but not directed, to pay, without further order of the Court, whether before, at, or after the entry of this Order, any expenses or costs required to be paid to consummate the Settlement.

8. Notwithstanding anything to the contrary in the Motion, this Order, or any findings announced at the Hearing, nothing in the Motion, this Order, or announced at the Hearing constitutes a finding under the federal securities laws as to whether crypto tokens or transactions involving crypto tokens are securities, and the right of the United States Securities and Exchange Commission to challenge transactions involving crypto tokens on any basis are expressly reserved.

5

9. The notice requirements under Bankruptcy Rule 6004(a) are hereby waived.

10. Notwithstanding any Bankruptcy Rule to the contrary, the terms and conditions of this Order are immediately effective and enforceable upon its entry.

11. To the extent the provisions of this Order are inconsistent with the Motion, the provisions of this Order shall control.

12. The Debtors are authorized to take all actions necessary to effectuate the relief granted in this Order in accordance with the Motion.

13. Except as set forth in this paragraph, the Court retains nonexclusive jurisdiction with respect to all matters arising from or related to the implementation, interpretation, and enforcement of this Order; provided, however, without limiting any Party’s right to appeal any order of the Core Bankruptcy Court or this Court, as applicable, (i) the Core Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of PSA and to decide any Transaction Dispute (as defined in the PSA) which may arise or result from, or be connected with, the PSA or any breach or default hereunder, or the Settlement, (ii) any and all proceedings related to the foregoing shall be filed and maintained only in the Core Bankruptcy Court, and the Parties hereby consent to and submit to the jurisdiction and venue of the Core Bankruptcy Court and shall receive notices in accordance with the PSA, and (iii) upon the closing of the Core Chapter 11 Cases, the Parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the U.S. District Court for the Southern District of Texas sitting in Harris County or the District Court in the State of Texas sitting in Harris County and any appellate court from any thereof, for the resolution of any such Transaction Dispute.

6

New York, New York
Dated: [•], 2023

THE HONORABLE MARTIN GLENN CHIEF UNITED STATES BANKRUPTCY JUDGE

7

Exhibit 1

PSA

EXHIBIT E

FORM OF DEED

DEED WITHOUT WARRANTY

STATE OF TEXAS	§

	§	KNOW ALL MEN BY THESE PRESENTS:

COUNTY OF WARD	§

This DEED WITHOUT WARRANTY (this “Deed”) is made and entered into on this _____ day of ________________, 2023 (the “Effective Date”), by and between Core Scientific Operating Company, a Delaware corporation (f/k/a Core Scientific, Inc.) (“Grantor”), and ____________, a __________, (“Grantee”).

Capitalized terms used but not defined herein shall have the respective meanings set forth in that certain Purchase and Sale Agreement, dated as of September 14, 2023, by and between Grantor and Grantee (as the same may be amended, restated or amended and restated from time to time, the “Purchase Agreement”).

Grant.

Grantor, for and in consideration of the sum of Ten and No/100 Dollars ($10.00) cash, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby GRANTS, BARGAINS, SELLS, ASSIGNS, TRANSFERS, CONVEYS, SETS OVER and DELIVERS to Grantee, without warranty, all the tract or tracts of real property set forth in Exhibit A (such right, title and interests, the “Property”), attached to and made a part of this Deed.

TO HAVE AND TO HOLD the Property and all rights, titles, interests, benefits and privileges appurtenant thereto (other than the Excluded Assets) unto the Grantee and its successors and assigns forever; provided, however, that this conveyance is made and accepted subject to (i) the covenants, terms and conditions set forth herein and in the Purchase Agreement and (ii) the following reservations and exceptions from conveyance: (a) this is a surface only conveyance and all minerals in, on, under and that may be produced and saved from the Property are saved, excepted and reserved by Grantor such that they are excepted from this conveyance; and (b) any and all easements, rights-of-way, oil and gas leases, or other agreements and servitudes affecting the property apparent on the ground or as shown by the records of the County Clerk of Ward County, Texas, to which reference is here made.

Subrogation.

Grantor hereby assigns to Grantee all rights, claims, and causes of action on title warranties given or made by Grantor’s respective predecessors, and Grantee is specifically subrogated to all rights which Grantor may have against its predecessors, to the extent that Grantor may legally transfer such rights and grant such subrogation.

Disclaimers.

GRANTEE ACKNOWLEDGES AND AGREES THAT THE PROPERTY IS SOLD, CONVEYED, TRANSFERRED AND ASSIGNED ON AN “AS IS, WHERE IS” BASIS “WITH ALL FAULTS” AND WITHOUT WARRANTY OF TITLE AND THAT, GRANTOR MAKES NO REPRESENTATIONS OR WARRANTIES, TERMS, CONDITIONS, UNDERSTANDINGS OR COLLATERAL AGREEMENTS OF ANY NATURE OR KIND, EXPRESS OR IMPLIED, BY STATUTE OR OTHERWISE, CONCERNING THE PROPERTY OR THE CONDITION, DESCRIPTION, QUALITY, USEFULNESS, QUANTITY OR ANY OTHER THING AFFECTING OR RELATING TO THE PROPERTY, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WHICH WARRANTIES ARE ALSO HEREBY EXPRESSLY DISCLAIMED. GRANTEE FURTHER ACKNOWLEDGES THAT GRANTOR HAS MADE NO AGREEMENT OR PROMISE TO REPAIR OR IMPROVE ANY OF THE PROPERTY BEING SOLD TO GRANTEE, AND THAT GRANTEE TAKES ALL SUCH PROPERTY IN THE CONDITION EXISTING ON THE EFFECTIVE DATE “AS IS, WHERE IS” AND “WITH ALL FAULTS” AND WITHOUT WARRANTY OF TITLE.

GRANTOR EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (i) TITLE TO ANY OF THE PROPERTY, (ii) ANY ESTIMATES OF THE VALUE OF THE PROPERTY OR FUTURE REVENUES GENERATED BY THE PROPERTY, (iii) THE CONDITION, QUALITY, SUITABILITY OR MARKETABILITY OF THE PROPERTY, (iv) GEOLOGICAL CONDITIONS, INCLUDING, WITHOUT LIMITATION, SUBSIDENCE, SUBSURFACE CONDITIONS, WATER TABLE, UNDERGROUND WATER RESERVOIRS, LIMITATIONS REGARDING THE WITHDRAWAL OF WATER AND FAULTING, (v) THE AVAILABILITY OF ANY UTILITIES TO THE PROPERTY OR ANY PORTION THEREOF INCLUDING, WITHOUT LIMITATION, WATER, SEWAGE, GAS AND ELECTRIC AND INCLUDING THE UTILITY AVAILABILITY CAPACITIES ALLOCATED TO THE PROPERTY BY THE RELEVANT GOVERNMENTAL OR REGULATORY AUTHORITY, (vi) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY OR ON BEHALF OF GRANTOR OR THIRD PARTIES WITH RESPECT TO THE PROPERTY, AND (vii) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO GRANTEE OR ANY AFFILIATE OF GRANTEE, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THE PURCHASE AGREEMENT, THIS DEED, OR ANY DISCUSSION OR PRESENTATION RELATING THERETO. ANY AND ALL SUCH DATA, INFORMATION AND OTHER MATERIALS FURNISHED BY OR ON BEHALF OF GRANTOR IS PROVIDED TO GRANTEE AS A CONVENIENCE, AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT GRANTEE’S SOLE RISK.

GRANTEE ACKNOWLEDGES THAT THE PROPERTY HAS BEEN USED FOR DIGITAL ASSET MINING AND THAT THERE MAY BE WASTES OR OTHER SUBSTANCES OR MATERIALS LOCATED IN, ON OR UNDER THE PROPERTY OR ASSOCIATED WITH THE PROPERTY. ADDITIONALLY, THE PROPERTY MAY CONTAIN ASBESTOS, HAZARDOUS SUBSTANCES OR NORM. NORM MAY AFFIX OR ATTACH ITSELF TO THE MATERIALS AND EQUIPMENT AS SCALE OR IN OTHER FORMS, AND NORM-CONTAINING MATERIAL MAY HAVE BEEN BURIED OR OTHERWISE DISPOSED OF ON THE PROPERTY. A HEALTH HAZARD MAY EXIST IN CONNECTION WITH THE PROPERTY BY REASON THEREOF. SPECIAL PROCEDURES MAY BE REQUIRED FOR REMEDIATION, REMOVING, TRANSPORTING AND DISPOSING OF ASBESTOS, NORM, HAZARDOUS SUBSTANCES AND OTHER MATERIALS FROM THE PROPERTY.

GRANTOR AND GRANTEE AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 3 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.

Purchase

Agreement. This Deed is expressly made subject to the terms and conditions of the Purchase Agreement. If any provision of this Deed is construed to conflict with any provision of the Purchase Agreement, the provisions of the Purchase Agreement shall be deemed controlling to the extent of that conflict; provided, however, that this Deed may be conclusively relied upon by third parties to vest title to the Property in Grantee. Any capitalized terms used but not defined in this Deed shall have the meaning assigned to such terms in the Purchase Agreement.

[Signature and Acknowledgement Pages Follow.]

EXECUTED by Grantor and Grantee as of the dates set forth in their respective acknowledgments below but effective for all purposes as of the Effective Date.

GRANTOR:

CORE SCIENTIFIC OPERATING COMPANY (f/k/a Core Scientific, Inc.)

By:
Name:
Title:

THE STATE OF TEXAS	§

§

COUNTY OF _______________	§

This instrument was acknowledged before me on the ____ day of ___________, 2023, by_____________________, the _____________ of Core Scientific Operating Company (f/k/a Core Scientific, Inc.), a Delaware corporation, on behalf of such corporation.

Notary Public in and for the State of Texas

Printed Name:

[SIGNATURE AND ACKNOWLEDGMENT PAGE TO DEED WITHOUT WARRANTY]

GRANTOR:

CORE SCIENTIFIC OPERATING COMPANY (f/k/a Core Scientific, Inc.)

By:
Name:
Title:

THE STATE OF TEXAS	§
§
COUNTY OF _______________	§

This instrument was acknowledged before me on the ____ day of ___________, 2023, by_____________________, the _____________ of __________, a __________, on behalf of such corporation.

Notary Public in and for the State of Texas

Printed Name:

[SIGNATURE AND ACKNOWLEDGMENT PAGE TO DEED WITHOUT WARRANTY]

EXHIBIT A

TO

DEED WITHOUT WARRANTY

LEGAL DESCRIPTION OF PROPERTY

TRACT ONE:

Being the surface only of a 43.41 acre, more or less, tract of land out of Section 229, Block 34, H & TC RR CO. Survey, A292, Ward County, Texas, more particularly described by metes and bounds as follows:

BEGINNING at a 1/2” capped iron rod stamped “TRANSGLOBAL SERVICES” set for the Southeast corner of said 43.41 acre tract, from said corner a 1/2” capped iron rod found for the Southeast corner of said Section 229 bears S 07° 25’ 59” W, a distance of 2359.13 feet (TIE). Said set 1/2” capped iron rod stamped “TRANSGLOBAL SERVICES” being called THE POINT OF BEGINNING and having a Texas Coordinate System of 1983, Central Zone (4203), State Plane Coordinate of N: 10528546.63, E: 1326591.79 feet, for reference.

THENCE N 59° 29’ 33” W, a distance of 567.34 feet to a 1/2” capped iron rod stamped “TRANSGLOBAL SERVICES” set for the Southwest corner of said 43.41 acre tract from which a found 1” iron rod bears S 42° 12’ 20” W, a distance of 1840.32 feet (TIE).

THENCE N 42° 42’ 20” E, a distance of 3483.15 feet to a 1/2” capped iron rod stamped “TRANSGLOBAL SERVICES” set for the Northwest corner of said 43.41 acre tract, from which a found 60D nail bears S 30° 18’ 49” E, a distance of 70.14 feet (TIE).

THENCE S 47° 19’ 55” E, a distance of 550.09 feet to a 1/2” capped iron rod stamped “TRANSGLOBAL SERVICES” set for the Northeast corner of said 43.41 acre tract, from which a monument found for the Northeast corner of said Section 229 bears S 47° 19’ 55” E, a distance of 1443.13 feet (TIE).

THENCE S 42° 37’ 48” W, a distance of 3363.64 feet to the POINT OF BEGINNING, containing 43.41 acres or 1,890,906 square feet of land, more or less.

TRACT TWO:

Being the surface only of a 42.46 acre, more or less, tract of land out of Section 229, Block 34, H & TC RR CO. Survey, A292, Ward County, Texas, more particularly described by metes and bounds as follows:

BEING A 42.46 ACRE TRACT OF LAND SITUATED IN SECTION 229, BLOCK 34, H. & T.C. RR. CO. SURVEY, ABSTRACT NO. 292, WARD COUNTY, TEXAS, AND BEING PART OF A TRACT OF LAND CONVEYED TO THERESA WALKER & BOBIE AVARY,

AS RECORDED IN VOLUME 511, PAGE 348, OFFICIAL PUBLIC RECORDS, WARD COUNTY, TEXAS. SAID 42.46 ACRE TRACT BEING MORE PARTICULARLY DESCRIBED BY METES AND BOUNDS AS FOLLOWS:

BEGINNING AT A 1/2” CAPPED IRON ROD STAMPED “TRANSGLOBAL SERVICES” SET FOR THE SOUTHEAST CORNER OF SAID 42.46 ACRE TRACT, FROM SAID CORNER A 1/2” CAPPED IRON ROD FOUND FOR THE SOUTHEAST CORNER OF SAID SECTION 229 BEARS S 21°04’28” E, A DISTANCE OF 2233.72 FEET (TIE). SAID SET 1/2” CAPPED IRON ROD STAMPED “TRANSGLOBAL SERVICES” BEING CALLED THE POINT OF BEGINNING AND HAVING A TEXAS COORDINATE SYSTEM OF 1983, CENTRAL ZONE (4203), STATE PLANE COORDINATE OF N: 10528255.94, E: 1327085.14 FEET, FOR REFERENCE.

THENCE N 59°29’33” W, A DISTANCE OF 572.62 FEET TO A 1/2” CAPPED IRON ROD STAMPED “TRANSGLOBAL SERVICES” SET FOR THE SOUTHWEST CORNER OF SAID 42.46 ACRE TRACT FROM WHICH A FOUND 1” IRON ROD BEARS S 58°30’06” W, A DISTANCE OF 2037.12 FEET (TIE);

THENCE N 42°37’48” E, A DISTANCE OF 3363.64 FEET TO A 1/2” CAPPED IRON ROD STAMPED “TRANSGLOBAL SERVICES” SET FOR THE NORTHWEST CORNER OF SAID 42.46 ACRE TRACT, FROM WHICH A FOUND 60D NAIL BEARS N 49°45’55” W, A DISTANCE OF 483.46 FEET (TIE);

THENCE S 47°19’55” E, A DISTANCE OF 564.14 FEET TO A 1/2” CAPPED IRON ROD STAMPED “TRANSGLOBAL SERVICES” SET FOR THE NORTHEAST CORNER OF SAID 42.46 ACRE TRACT, FROM WHICH A MONUMENT FOUND FOR THE NORTHEAST CORNER OF SAID SECTION 229 BEARS S 47°19’55” E, A DISTANCE OF 879.00 FEET (TIE);

THENCE S 42°42’20” W, A DISTANCE OF 3243.02 FEET TO THE POINT OF BEGINNING, CONTAINING 42.46 ACRES OR 1,856,325 SQUARE FEET OF LAND, MORE OR LESS.

EXHIBIT F

FORM OF OWNER’S AFFIDAVIT OF TITLE

Title Affidavit

dated as of                                       , 2023

Re:	Insured:

Title Insurer:

[                                         ] (“Title Insurer”)

Title Insurer Master #:

Commitment #:

Premises:

as legally described in the Commitments

Certifications:

The undersigned owner of the Premises hereby certifies, to the knowledge of the undersigned, the following to Title Insurer (as to its respective estate and/or interest in the Premises):

1.	Mechanics Liens:

[No labor, services or materials rendered or furnished from and after December 21, 2022 in connection with the Premises or with the construction or repair of any building or improvements on the Premises.][All labor, services or materials rendered or furnished from and after December 21, 2022 in connection with the Premises or with the construction or repair of any building or improvements on the Premises have been paid in full by the Closing Date as evidenced by paid invoices therefor.]

2.	Tenants/Parties in Possession:

There are no tenants or other parties who are in possession or have the right to be in possession of said Premises owned or leased by the undersigned.

3.	Bankruptcy:

A proceeding in bankruptcy has been instituted by or against the undersigned (or its constituent entities) which is now pending in the Bankruptcy Court for the Southern District of Texas under Docket No. 22-90341.

4.	Broker:

The undersigned has not entered into any agreement with any real estate broker for the payment of a commission or similar fee relating to the purchase, sale or lease of the Premises in connection with this instant transaction.

5.	Further Assurances:

The undersigned hereby undertakes and agrees to fully cooperate with Title Insurer in correcting any errors in the execution and acknowledgment of the Insured Instrument(s).

6.	Inducement and Indemnification:

The undersigned provides this document to induce Title Insurer to insure title to said Premises well knowing that it will do so only in complete reliance upon the matters asserted hereinabove and further, will indemnify and hold Title Insurer harmless against any loss or damage sustained as a result of any inaccuracy in the matters asserted hereinabove.

- see annexed signature page -

Signatory to Title Affidavit:

By:
Name:
Title:

Solely in his/her capacity as                        of Core Scientific Operating Company (f/k/a Core Scientific, Inc.), and not individually

Subscribed and sworn to on                                     , 2023

Notary Public

EXHIBIT G

FORM OF BILL OF SALE

BILL OF SALE

DATED:                    ___, 2023

CORE SCIENTIFIC OPERATING COMPANY, a Delaware corporation (f/k/a Core Scientific, Inc.) (“Seller”), does hereby sell, assign, transfer, convey and set over to [__________], a [__________] (“Purchaser”), all Purchased Assets (as such term is defined in the Purchase and Sale Agreement, dated as of September 14, 2023, by and between Purchaser and Seller (“Purchase Agreement”)), including those set forth on EXHIBIT A attached hereto, pursuant to sections 105, 363, and 365 of the Bankruptcy Code, on the terms and subject to the conditions set forth in the Purchase Agreement and in the Settlement and Sale Order and the Settlement and Purchase Order.

Purchaser acknowledges that this Bill of Sale is made in accordance with the terms and provisions of the Purchase Agreement. Other than as expressly set forth in the Purchase Agreement, the sale of the Transferred Personal Property is made “as-is” and “where-is” “with all faults,” without any representations or warranties, express or implied, including as to the physical condition or state of repair of the Transferred Personal Property, as to visible or hidden aspects in material, workmanship or capacity, implied warranties of fitness for any particular use or purpose or merchantability, or any other warranties whatsoever.

Capitalized terms used herein, but not defined, shall have the meanings given to such terms in the Purchase Agreement.

This Bill of Sale shall be subject to the provisions of Sections 17, 22 through 26, 31 through 35 and 37 of the Purchase Agreement, which shall apply mutatis mutandis to this Bill of Sale as if fully set forth herein. In the event of any conflict or inconsistency between the terms of this Bill of Sale and the Purchase Agreement, the terms of the Agreement shall control.

[remainder of page intentionally left blank]

[signature page(s) follow immediately]

IN WITNESS WHEREOF, the undersigned has executed this Bill of Sale as of the date first above written.

SELLER:

CORE SCIENTIFIC OPERATING COMPANY, a Delaware corporation (f/k/a Core Scientific, Inc.)

By:
Name:
Title:

PURCHASER:

[________], a [________]

By:
Name:
Title:

[Signature page to Bill of Sale]

EXHIBIT A TO BILL OF SALE

Transferred Personal Property

(1)	The following equipment and fixtures:

1. Bigbee Data Center Building (2 units)

2. Bigbee Tech Building

3. Guard Shack

4. Water Well

5. Utility RTAC and Infrastructure

6. Substation

7. Control Building (1 unit)

8. Steel Package (incl. bus/struc/grdg/switches)

9. Relay Panels (avg. cost, incl. TNMP panel) (3 units)

10. SCADA Package/Security/Comm Link

11. Batteries & Dual Chargers

12. 138kV 2000A CBs (SF6)

13. Intentionally Deleted

14. 34.5kV—38kV Dist. Breakers (2000A) (5 units)

15. Oil Containment (4 units)

16. Medium Density Fiberboard Shelter

17. Resound Networks Communications Tower, including all related, in place fixtures

18. VTC Transformers (2500 KVA)(34.5KV) (2 units)

19. SunValley Switchgears (4000 amps) (20 units)

20. JCL Transformer (3000KVA)(24.9KV) (9 units)

21. 138:34.5kV 150/200/250 w/LTC (incl deliv/dress) (1 unit)

22. 36 Bitmain Antbox N5 V2s, including all wiring, related parts, and original materials

(2)	The following equipment and fixtures:

Description	Unit Quantity
750MCM 2 hole lugs	5300
1/2” X 2 1/2” SiBr bolt	10600
1/2” SiBr flat washer	21198
1/2” SiBr lock washer	10599
1/2” SiBr nut	10599
Penatrox (case)	5
750 Aluminum cable (spool) (duplicate)	60
12” X 12’ quicksplice 4” CT	520
24” X 12’ quicksplice 4” CT	835
36” X 12’ quicksplice 4” CT	605
36” X 24” Horizontal TEE	360
24” X 12” Horizontal TEE	120
36” Cable Tray box connector	240
24” Vertical outside 90	360
24” X 12” reducer	360
Expansion splice plate	240
bonding jumper	480
cable tray clamp/guide	5320
1 5/8” X 1 5/8” X 10’ unistrut	360
1/2” X 10’ Allthread	360
1/2” buzz nut	720
Wall Mount Fixture	210
Wall Mount Fixture with battery backup	30
27W Industrial Linear Strip	820
27W Industrial Linear Strip with battery backup	295
40W Industrial Linear Strip	180
40W Industrial Linear Strip with battery backup	60
Exit sign	135
2’X4’ Recessed Light fixture	61
2’X4’ Recessed Light fixture with battery backup	8
LED High Bay suspended fixture	25
LED High Bay suspended fixture with batter backup	4
6” recessed down light	4
Wall mount Fixture	5
Exit sign	3

2/0 Aluminum cable color and paralleled (spool) (duplicate)	40
#4 Aluminum Green (spool) (duplicate)	40
30kVA Dry type transformer	120
208/120V Panels	120

EXHIBIT H

FORM OF ASSIGNMENT AND ASSUMPTION OF CONTRACTS

This Assignment and Assumption of Contracts (the “Assignment”) is entered into as of the ___ day of ________________, 2023, between Core Scientific Operating Company, a Delaware corporation (f/k/a Core Scientific, Inc.) (“Assignor”), and [•], a [•] (“Assignee”).

RECITALS

Concurrently with the execution and delivery hereof, pursuant to a certain Purchase and Sale Agreement dated as of September 14, 2023 (the “Agreement”) between Assignor and Assignee, Assignor is conveying to Assignee all of Assignor’s right, title and interest in and to certain real property, as more particularly described in the Agreement. Capitalized terms used but not defined herein shall have the meaning given to such terms in the Agreement.

It is the desire of Assignor to hereby sell, assign, transfer, convey, set-over and deliver to Assignee all of Assignor’s right, title and interest in and to those certain contracts (collectively, the “Contracts”) described on Exhibit A, attached hereto and incorporated herein.

1. Assignment. Upon the terms and subject to the conditions of the Agreement, Assignor hereby assigns, transfers and sets over unto Assignee and Assignee hereby accepts from Assignor all of Assignor’s right, title and interest in and to the Contracts. Upon the terms and subject to the conditions of the Agreement, Assignee does hereby accept the foregoing assignment of the Contracts and does hereby agree that Assignee shall be solely responsible for the performance of the obligations of Seller under the Transferred Contracts that become due from and after, solely to the extent relating to facts, occurrences or other circumstances first arising after, Closing.

2. No Warranty. This Assignment is made by Assignor without recourse and without any expressed or implied representation or warranty whatsoever, except and to the extent as expressly set forth in the Agreement (which representations and warranties shall be subject to Section 19 of the Agreement).

3. Counterpart Copies. This Assignment may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument.

4. Miscellaneous. This Assignment shall be subject to the provisions of Sections 17, 22 through 26, 31 through 35 and 37of the Agreement, which shall apply mutatis mutandis to this Assignment as if fully set forth herein.

5. Agreement. In the event of any conflict or inconsistency between the terms of this Assignment and the Agreement, the terms of the Agreement shall control.

IN WITNESS WHEREOF, Assignor and Assignee have caused this instrument to be executed as of the date above written.

ASSIGNOR:

CORE SCIENTIFIC OPERATING COMPANY, a Delaware corporation (f/k/a Core Scientific, Inc.)

By:
Name:
Title:

[Signature page to Assignment and Assumption of Contracts]

ASSIGNEE:

[•], a [•]

By:
Name:
Title:

[Signature page to Assignment and Assumption of Contracts]

EXHIBIT A TO ASSIGNMENT AND ASSUMPTION OF CONTRACTS

CONTRACTS

A. Transmission/Substation Facility Extension Agreement, between Core Scientific, Inc. and TNMP, dated August 20, 2021, as amended, restated or replaced by the Amended TNMP Agreement;

B. Electric Facilities Extension Agreement, between Core Scientific, Inc. and Texas New Mexico Power Company, for Ward County, Texas, dated August 20, 2021;

C. Business Service Provider Agreement, between Core Scientific, Inc. and Resound Networks LLC, dated September 16, 2022; and

D. Kinetic Business by Windstream Service Terms and Conditions located at https://www.windstream.com/about/legal/kinetic-business-terms-and-conditions, as amended by the Amendment to Windstream Agreement, between Core Scientific, Inc. and Windstream, dated November 4, 2021.

EXHIBIT I

FORM OF ASSIGNMENT OF MEMBERSHIP INTERESTS

THIS ASSIGNMENT OF MEMBERSHIP INTERESTS (this “Assignment”) is made as of this day of [__], 2023 between CORE SCIENTIFIC OPERATING COMPANY, a Delaware corporation (f/k/a Core Scientific, Inc.) (“Assignor”), and [•], a [•] (“Assignee”).

RECITALS

A. Assignor is the sole member of Cedarvale Meter Holding Company, LLC, a Delaware limited liability company (the “Company”), and owns one hundred percent (100%) of the common interests in the Company (the “Interests”), as more particularly set forth in the Limited Liability Company Agreement of the Company, dated as of August 4, 2023, but effective as of July 24, 2023, by Assignor (the “Operating Agreement”).

B. Assignor and Assignee have entered into that certain Purchase and Sale Agreement, dated as of September 14, 2023 (the “Agreement”) whereby, among other things, Assignor has agreed to sell, assign, transfer and convey the Interests to Assignee.

C. Capitalized terms that are not defined herein shall have the meaning given to them in the Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Assignment and Assumption. Assignor hereby sells, assigns, transfers, conveys and sets over to Assignee, and Assignee hereby accepts, all of Assignor’s right, title and interests in and to the Interests, together with all of Assignor’s rights and responsibilities under the Operating Agreement.

2. Consideration. Contemporaneously herewith, Assignee has delivered to Assignor the Closing Payment (as adjusted for proration as set forth in the Agreement) in consideration of, among other things, the transfer of the Interests to Assignee. Assignee hereby accepts the assignment of the Interests and hereby assumes all obligations associated with the Interests.

3. Admission/Succession. Effective as of the date hereof, Assignee shall succeed as the owner of the Interests.

4. Continuation of the Company. The parties hereto agree that the assignment of the Interests to Assignee will not dissolve the Company, and the business of the Company will continue as provided in the Operating Agreement.

5. Books and Records. The Company shall take any and all actions necessary under the Delaware Limited Liability Company Act to evidence the admission of Assignee as a Member (as defined in the Operating Agreement) of the Company.

6. No Warranty. This Assignment is made by Assignor without recourse and without any expressed or implied representation or warranty whatsoever, except and to the extent as expressly set forth in the Agreement (which representations and warranties shall be subject to Section 19 of the Agreement).

7. Counterpart Copies. This Assignment may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument.

8. Miscellaneous. This Assignment shall be subject to the provisions of Sections 17, 22 through 26, 31 through 35 and 37 of the Agreement, which shall apply mutatis mutandis to this Assignment as if fully set forth herein.

9. Agreement. In the event of any conflict or inconsistency between the terms of this Assignment and the Agreement, the terms of the Agreement shall control.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be duly executed as of the date first above written.

ASSIGNOR:

CORE SCIENTIFIC OPERATING COMPANY, a Delaware corporation (f/k/a Core Scientific, Inc.)

By:
Name:
Title:

ASSIGNEE:

[•], a [•]

By:
Name:
Title:

EXHIBIT J

FORM OF [PURCHASER/SELLER] CLOSING CERTIFICATE

This certificate (this “Certificate”) is provided pursuant to Section [6(a)(ii) // 6(b)(ii)] of the Purchase and Sale Agreement, dated as of September 14, 2023 (the “Purchase Agreement”), by and between CORE SCIENTIFIC OPERATING COMPANY, a Delaware corporation (f/k/a Core Scientific, Inc.) (“Seller”), and CELSIUS MINING LLC, a Delaware limited liability company (“Purchaser”). All capitalized terms used but not defined in this Certificate shall have the meanings set forth in the Purchase Agreement.

The undersigned, solely in their capacity as a duly authorized officer of [Purchaser // Seller], hereby certifies to [Seller // Purchaser] in the name and on behalf of [Purchaser // Seller] and not in any personal capacity, and without any personal liability, that:

1. 14[All of Purchaser’s representations and warranties contained in the Purchase Agreement are true and correct as of the Closing in all material respects, other than the representations and warranties set forth in Section 10(g)(i), Section 10(g)(ii), and Section 10(g)(iv), which are true and correct in all non-de minimis respects; and

2. All obligations of Purchaser in the Purchase Agreement that were to have been performed on or before the Closing Date have been timely and duly performed in all material respects.]

//

1. 15[All of Seller’s representations and warranties contained in the Purchase Agreement shall be true and correct as of the Closing in all material respects, other than the representations and warranties set forth in Section 10(a)(i), Section 10(a)(ii), Section 10(a)(iv), Section 10(a)(viii)(1), and Section 10(a)(xi), which are be true and correct in all non-de minimis respects;

b. All obligations of Seller in the Purchase Agreement that were to have been performed on or before the Closing Date have been timely and duly performed in all material respects; and

c. No Material Casualty has occurred between [the Effective Date and the Closing Date] that is not reasonably capable of remedy by the date that is [three (3) months after the Outside Date].

[14]	In the case of Purchaser Closing Certificate
[15]	In the case of Seller Closing Certificate

This Certificate shall be subject to the provisions of Sections 17, 19, 22 through 26, 31 through 35, and 37 of the Purchase Agreement, which shall apply mutatis mutandis to this Certificate as if fully set forth herein. In the event of any conflict or inconsistency between the terms of this Certificate and the Purchase Agreement, the terms of the Purchase Agreement shall control.

[Signature page follows.]

IN WITNESS WHEREOF, this Certificate has been executed as of the date first written above.

ASSIGNOR:

[Celsius Mining LLC // Core Scientific Operating Company]

By:
Name:
Title:

[Signature page to Closing Certificate]

EXHIBIT K

Licensed Materials

Number	Description	Description of Plans & Specifications or Drawings
1	Main data building MEP drawings	Data Center Plan for Core Scientific Cedarvale Data Center created by RWB Consulting Engineers, John D. Bronson P.E. #87643

2	Trilogy Fan specs	FANselect RH63V-ZIK.GL.VR and RH56I-ZID.GL.CR, dated July 7, 2021

3	Trilogy PDU specs	Monitored Switched per Outlet 380-415V AC, 125A, 3Ph, 50/60Hz, Drawing No. AP8002(D24-A)

4	Filter drawing	Filter Assembly, BCD7 2” Permanent Aluminum, Drawing No. 3180705, dated November 30, 2021

5	Foamboard specs	Hunter Panels Xci 286, Polyisocyanurate Foam Core Manufactured On-Line to Glass Fiber Reinforced Foil Facers on Each Side for Exposed Interior Applications

6	Antbox network layout	Antbox Site Plan – OSP Conduit MDF2 drawn by CBW, dated March 11, 2022

7	Site topology map	Topographic Survey Plat, dated January 10, 2022, Site General Layout, dated April 5, 2022, Site Layout Plan-Area 1, dated April 5, 2022, and Site Layout Plan-Area 2, dated April 5, 2022, each as part of that certain Grading and Drainage Plans, prepared by Frank X. Spencer & Associates, Inc., dated April 5, 2022

8	Water utility drawing	Utility Plan-Water Layout (Area 1), dated April 5, 2022, Utility Plan-Water Layout (Area 2), dated April 5, 2022 and Utility Details-Water, dated April 5, 2022, each as part of that certain Grading and Drainage Plans, prepared by Frank X. Spencer & Associates, Inc., dated April 5, 2022

9	Storm water drawing	Storm Water Pollution Prevention Plan, dated April 5, 2022, Storm Water Pollution Prevention Details, dated January 10, 2022, and Storm Water Pollution Prevention Notes, dated January 10, 2022, each as part of that certain Grading and Drainage Plans, prepared by Frank X. Spencer & Associates, Inc., dated April 5, 2022

10	Septic drawing	On Site Sewer Facility (OSSF) Plan, dated April 5, 2022 and Septic Tank & Absorption Trench Detail Sheet, dated January 10, 2022, each as part of that certain Grading and Drainage Plans, prepared by Frank X. Spencer & Associates, Inc., dated April 5, 2022

11	Telecom/ Networking/ Low-Voltage specification for site	Section 1: MDF Standard Specifications, Section 2: IDF Standard Specifications, Section 3: Production Bay/Rack Standard Specifications, Section 4: ISP/Telecom/Carrier Service Entry Specifications, Section 5: Tech Building Cabling Specifications, Section 6: Cabling Standards, Types and Labeling Specifications, Section 7: Site Specific Building Layout with Fiber Path Specifications, Section 8: Building Specific Variances (not applicable), Section 9: Site Specific Variances and Section 10: Expected Low-Voltage/Integrator Scope of Work

EXHIBIT L

Seller Wire Instructions